Filed Pursuant to Rule 424(b)(5)
Registration No. 333-192517

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 8, 2014)

Paragon Shipping Inc.

8.375% Senior Notes due 2021

We are offering $25,000,000 aggregate principal amount of our 8.375% Senior Notes due 2021 (the “Notes”). We have granted the underwriters the option to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $3,750,000 aggregate principal amount of the Notes. The Notes will bear interest from August 8, 2014 at a rate of 8.375% per year. The Notes will mature on August 15, 2021. Interest on the Notes will be payable quarterly in arrears on the 15th day of February, May, August and November of each year, commencing on November 15, 2014. We may redeem the Notes at our option, in whole or in part, at any time on or after August 15, 2017 at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, as described in “Description of Notes—Optional Redemption.” In addition, we may redeem the Notes in whole, but not in part, at any time at our option, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if certain events occur involving changes in taxation, as described in this prospectus supplement under “Description of Notes—Optional Redemption for Changes in Withholding Taxes.”

The Notes will be our unsubordinated unsecured obligations and will rank equally with all of our existing and future unsubordinated unsecured debt. The Notes will rank senior to all of our future subordinated debt. The Notes will effectively rank junior to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries. The Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

Investing in the Notes involves risks. Please see “Risk Factors” beginning on page S-18.

	Per Note	Total
Public offering price(1)	$25.0000	$25,000,000
Underwriting discount	$0.8125	$812,500
Proceeds, before expenses, to us	$24.1875	$24,187,500

(1)	Plus accrued interest from August 8, 2014 if settlement occurs after such date.

We will apply for the listing of the Notes on the New York Stock Exchange. If approved for listing, trading on the New York Stock Exchange is expected to commence within 45 days after the Notes are first issued.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Bookrunning Managers

Deutsche Bank Securities		Jefferies

Co-Managers
Maxim Group LLC		MLV & Co.

We expect that delivery of the Notes will be made to investors on or about August 8, 2014, through the book-entry system of The Depository Trust Company for the accounts of its participants.

The date of this prospectus supplement is August 5, 2014.

PROSPECTUS SUPPLEMENT

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IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the Notes being offered hereby and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with additional information described under the heading, “Where You Can Find More Information” before investing in our Notes.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts presented in, United States dollars and financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and any underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, the Notes only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date specified therein, regardless of the time of delivery of this prospectus supplement or any sale of the Notes.

Certain information regarding the drybulk shipping industry included herein has, where indicated and as set out under “Prospectus Summary—Industry Overview—Drybulk Shipping” and “The Drybulk Shipping Industry,” been prepared by Drewry Shipping Consultants, Ltd. (“Drewry”). See “Experts”.

ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Some of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.

Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil

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liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, include “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include; (i) inability to refinance existing debt, obtain additional financing on favorable terms or any financing which may result in our failure to take delivery of new vessels and default on our obligations; (ii) the strength of world economies; (iii) fluctuations in currencies and interest rates; (iv) general market conditions, including fluctuations in charter hire rates and vessel values that may result in defaults in the covenants contained in our loan agreements; (v) changes in demand in the drybulk shipping industry, including the market for our vessels; (vi) changes in our operating expenses, including bunker prices, dry-docking and insurance costs; (vii) changes in governmental rules and regulations or actions taken by regulatory authorities; (viii) potential liability from pending or future litigation; (ix) general domestic and international political conditions; (x) potential disruption of shipping routes due to accidents or political events; (xi) the availability of financing and refinancing; (xii) vessel breakdowns and instances of off-hire; and (xiii) other important factors described from time to time in the reports filed by us with the Securities and Exchange Commission, or the SEC.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur.

See the section entitled “Risk Factors,” on page S-18 of this prospectus supplement, on page 10 of the accompanying prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on March 27, 2014 and incorporated by reference herein, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus

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supplement, the accompanying prospectus and the documents incorporated by reference are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of our Notes and the information incorporated by reference in this prospectus, including the sections entitled “Risk Factors” on page S-18 of this prospectus supplement; on page 10 of the accompanying prospectus in our Registration Statement on Form F-3, effective January 8, 2014; and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed on March 27, 2014 (the “2013 Annual Report”). Unless the context otherwise requires, when used in this prospectus supplement, the terms the “Company,” “we,” “our” and “us” refer to Paragon Shipping Inc. and its subsidiaries, and the term “Paragon Shipping Inc.” refers only to Paragon Shipping Inc. and not its subsidiaries. In addition, we use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. The financial information included or incorporated by reference into this prospectus represents our financial information and that of our consolidated subsidiaries. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ option to purchase up to $3,750,000 aggregate additional principal amount of the Notes is not exercised.

Our Company

We are a global provider of shipping transportation services. We specialize in transporting drybulk cargoes, including such commodities as iron ore, coal, grain and other materials, along worldwide shipping routes.

As of the date of this prospectus supplement, we own and operate a modern and diversified fleet of 14 drybulk carriers consisting of eight Panamax drybulk carriers, two Supramax drybulk carriers and four Handysize drybulk carriers, with an aggregate capacity of 853,699 dwt and an average age of 7.9 years. In addition, we have agreed to acquire two Ultramax drybulk carriers that are scheduled to be delivered in 2014, as well as two Ultramax drybulk carriers and three Kamsarmax drybulk carriers that are scheduled to be delivered in 2015.

We deploy our vessels on a mix of period time charters, and in the spot market through short-term time charters or voyage charters according to our assessment of market conditions. This mix allows us to take advantage of the cash flow stability of period time charters, while preserving the ability to profit from spot rates during periods of charter market strength. Currently, most of our vessels are employed on short-term time charters, with expirations ranging from August 2014 to October 2014. We believe factors governing the supply and demand of drybulk carriers may cause charter rates for drybulk carriers to strengthen in the near term, thereby providing us opportunities to renew our time charters or enter into new time charters at similar or higher rates following the expiration of their respective terms.

Allseas Marine S.A., or Allseas, provides commercial and technical management services for our fleet, pursuant to long-term management agreements between Allseas and each of our vessel-owning subsidiaries. Technical management services include, among other things, arranging for and managing crews, vessel maintenance, drydocking, repairs, insurance, maintaining regulatory and classification society compliance and providing technical support. Commercial management services include, among other things, negotiating charters for our vessels, monitoring various types of charters, monitoring the performance of our vessels, locating, purchasing, financing and negotiating the purchase and sale of our vessels, obtaining insurance for our vessels and finance and accounting functions. In addition, we have entered into an accounting agreement with Allseas, pursuant to which Allseas provides us with financial accounting and financial reporting services.

Prior to April 2011, we owned and operated three containerships. In the second quarter of 2011, we sold to Box Ships Inc. (NYSE:TEU), our wholly-owned subsidiary at the time, our three containerships. Box Ships completed its initial public offering in April 2011, and we continue to own 3,437,500 common shares of Box Ships, which, as of the date of this prospectus, represents approximately 11.2% of Box Ships’ issued and outstanding common shares.

Our Fleet

The following table presents certain information concerning our fleet as of the date of this prospectus supplement:

Operating Drybulk Fleet

VESSEL NAME AND TYPE	DWT	YEAR BUILT	CHARTER TYPE	CHARTERER NAME	GROSS DAILY CHARTER RATE(1)		RE-DELIVERY FROM CHARTERER(2)
							EARLIEST	LATEST
Panamax
Dream Seas	75,151	2009	Period	Navig8 Inc.	$6,000		Aug. 2014	Aug. 2014
Coral Seas	74,477	2006	Spot
Golden Seas	74,475	2006	Period	ADMIntermare	$12,500		Oct. 2014	Oct. 2014
Pearl Seas	74,483	2006	Period	Louis Dreyfus Commodities Ocean Freight Llc.	$12,000		Sept. 2014	Sept. 2014
Diamond Seas	74,274	2001	Period	Emerald Maritime Llc.	$6,000		Aug. 2014	Aug. 2014
Deep Seas	72,891	1999	Period	Glencore Grain B.V.	$12,500		Aug. 2014	Aug. 2014
Calm Seas	74,047	1999	Period	Hyundai Glovis Co. Ltd.	$14,600		Aug. 2014	Aug. 2014
Kind Seas	72,493	1999	Period	Marubeni Corporation	$5,750		Aug. 2014	Aug. 2014

Total Panamax	592,291
Supramax
Friendly Seas	58,779	2008	Period	Gearbulk Pool Ltd.	$4,750		Sept. 2014	Sept. 2014
Sapphire Seas	53,702	2005	Period	Phaethon International Co. S.A.	$8,700		Oct. 2014	Oct. 2014

Total Supramax	112,481
Handysize
Prosperous Seas	37,293	2012	Period	Cargill International S.A.	$12,125		Aug. 2014	Aug. 2014
Precious Seas	37,205	2012	Period	SK Shipping Co.	$4,900	(3)	Sept. 2014	Sept. 2014
Priceless Seas	37,202	2013	Period	Copa Shipping Company Limited	$8,000		Sept. 2014	Sept. 2014
Proud Seas	37,227	2014	Period	Glencore Grain B.V.	$11,500		Sept. 2014	Sept. 2014

Total Handysize	148,927

Grand Total	853,699

(1)	Daily charter hire rates in this table do not reflect commissions, which are payable by us to third party chartering brokers and Allseas, ranging from 1.25% to 6.25%, including the 1.25% to Allseas.
(2)	The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to us upon expiration of the charter.
(3)	The base term of the charter is 70 days. For any excess days, gross daily charter rate will increase to $9,750.

Drybulk Newbuildings we have Agreed to Acquire

Ultramax:

VESSEL NAME	DWT	SHIPYARD	EXPECTED SHIPYARD DELIVERY
Hull no. DY152	63,500	Yangzhou Dayang Shipbuilding Co. Ltd.	Q3 2014
Hull no. DY153	63,500	Yangzhou Dayang Shipbuilding Co. Ltd.	Q3 2014
Hull no. DY4050	63,500	Yangzhou Dayang Shipbuilding Co. Ltd.	Q2 2015
Hull no. DY4052	63,500	Yangzhou Dayang Shipbuilding Co. Ltd.	Q2 2015

Total Ultramax	254,000

Kamsarmax:
VESSEL NAME	DWT	SHIPYARD	EXPECTED SHIPYARD DELIVERY
Hull no. YZJ1144	81,800	Jiangsu Yangzijiang Shipbuilding Co.	Q2 2015
Hull no. YZJ1145	81,800	Jiangsu Yangzijiang Shipbuilding Co.	Q2 2015
Hull no. YZJ1142	81,800	Jiangsu Yangzijiang Shipbuilding Co.	Q4 2015

Total Kamsarmax	245,400
Total	499,400

Our Competitive Strengths

We believe that we possess a number of competitive strengths in our industry, including:

•

Modern and diversified fleet.    We own and operate a modern and diversified fleet of 14 drybulk carriers, which currently consists of eight Panamax drybulk carriers, two Supramax drybulk carriers and four Handysize drybulk carriers. Our fleet has an average age of 7.9 years as of the date of this prospectus supplement, compared to an average age of the worldwide drybulk carrier fleet of approximately 9.1 years as of June 30, 2014. Our seven newbuildings, to be delivered in 2014 and 2015, have been designed to maximize fuel efficiency and reduce emissions by incorporating advanced “Eco Design” technological improvements. We believe that owning a modern, well-maintained fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable time charter and spot employment. Furthermore, a diversified drybulk carrier fleet enables us to serve our customers in both major and minor bulk trades.

•

Flexible fleet employment.    Currently, most of our vessels are employed on short-term time charters, with expirations ranging from August 2014 to October 2014. Depending on market conditions, we may decide to employ more of our vessels on short-term voyage charters, which generally last for periods of ten days to four months, to be in a position to take advantage of any strengthening of the drybulk market. Drybulk carriers operating in the spot market may generate increased or decreased profit margins during periods of improvement or deterioration in freight (or charter) rates, while drybulk carriers operating on fixed employment contracts, which can last up to several years, provide more predictable cash flows. We believe that this employment strategy allows us to opportunistically pursue market conditions and take advantage of potential future improvements in the drybulk charter market.

•

Strong customer relationships with reputable charterers.    Our management team and Allseas have established relationships with leading charterers and a number of chartering, sales and purchase brokerage houses around the world. Allseas and its affiliates have maintained relationships with major national and private industrial users, commodity producers and traders, including BHP Biliton, Bungee SA, Cargill International, Glencore, Louis Dreyfus Commodities, Marubeni Corporation, Noble Chartering, and Rio Tinto, which have repeatedly chartered vessels managed by Allseas. We intend to continue to adhere to the highest standards with regards to reliability, safety and operational excellence.

•

Experienced management team.    Our Chairman, President and Chief Executive Officer has more than 35 years of experience in the shipping industry, and our Chief Financial Officer has over 19 years of shipping and finance experience. Our Chief Operating Officer has 25 years of shipping experience and has been working with our Chief Executive Officer for the last 17 years. The members of our management team have developed strong industry relationships with leading charterers, shipbuilders, insurance underwriters, protection and indemnity associations and financial institutions.

•

Experienced and dependable fleet manager.    We believe Allseas has established its reputation as an experienced and dependable vessel operator without compromising on safety, maintenance and operating performance. No vessels managed by Allseas have suffered a total loss, constructive total loss or caused any material environmental damage. Our Chairman, President and Chief Executive Officer and the sole shareholder of Allseas, Mr. Michael Bodouroglou, since owning Allseas and its predecessor company, has managed more than 50 vessels since the companies’ inception and has assembled a management team of senior executive officers and key employees with decades of experience in all aspects of vessel operations and maintenance.

Our Business Strategy

Our strategy is to continue to invest in the drybulk carrier industry, to generate stable cash flows and take advantage of the improvements in the drybulk market through maintaining a mix of period time charters, short-term time charters and voyage charters according to our assessment of market conditions, and to grow through timely and selective acquisitions. As part of our strategy, we intend to:

•

Focus on all segments of the drybulk carrier sector.    As of the date of this prospectus supplement, our fleet consists of eight Panamax drybulk carriers, two Supramax drybulk carriers and four Handysize drybulk carriers, with an aggregate capacity of 853,699 dwt and an average age of 7.9 years. We plan to continue to develop a diversified fleet of drybulk carriers in various size categories, including Capesize, Kamsarmax, Panamax, Ultramax, Supramax and Handysize. Larger drybulk carriers, such as Capesize, Kamsarmax and Panamax vessels, have historically experienced a greater degree of freight rate volatility, while smaller drybulk carriers, such as Ultramax, Supramax and Handysize vessels, have historically experienced greater charter rate stability. Furthermore, we believe a diversified drybulk carrier fleet will enable us to serve our customers in both major and minor bulk trades, and to gain a worldwide presence in the drybulk carrier market by assembling a fleet capable of servicing virtually all major ports and routes used for the seaborne transportation of key commodities and raw materials. Our vessels are able to trade worldwide in a multitude of trade routes carrying a wide range of cargoes for a number of industries.

•

Pursue an appropriate balance of time and spot charters.    We deploy our vessels on a mix of period time charters, and in the spot market through short-term time charters or voyage charters according to our assessment of market conditions. This mix allows us to take advantage of the cash flow stability of period time charters, while preserving the ability to profit from spot rates during periods of a strengthening charter market. Currently, most of our vessels are employed on short-term time charters, with expirations ranging from August 2014 to October 2014. Historically, we have employed our vessels primarily under one-year and two-year time charters that we believe provide us with a stable cash flow base and high utilization rates, while limiting our exposure to charter rate volatility. We believe factors governing the supply and demand of drybulk carriers may cause charter rates for drybulk carriers to strengthen in the near term, thereby providing us opportunities to renew our time charters or enter into new time charters at similar or higher rates following the expiration of their respective terms. When our vessels are not employed on time charters, our management team plans to balance the mix of time charters and spot charters in order to permit us to opportunistically pursue market conditions while allowing us to maintain stable cash flows.

•

Grow through timely and selective newbuilding and secondhand vessel acquisitions.    We intend to further grow our fleet through timely and selective acquisitions of newbuilding and secondhand drybulk carriers. We believe new developments in vessel design and construction, “Eco Design” and the historically low newbuilding and secondhand prices present opportunities for timely and selective growth. We will seek to identify potential vessel acquisition candidates among various size categories of drybulk carriers.

•

Continue to operate a modern, high-quality fleet.    We intend to maintain a modern, high quality fleet through our technical and commercial manager’s rigorous and comprehensive maintenance and inspection program. In addition, we intend to limit our acquisitions to vessels that meet these rigorous industry standards and certification requirements.

Industry Overview

Dry Bulk Shipping

Dry bulk cargo accounted for approximately 44% of total seaborne trade in 2013. Dry bulk cargo is any form of cargo that is shipped in bulk and can be loaded and unloaded in its original, unadulterated and unpackaged state. Common dry bulk cargoes include steel, grains (soybean, wheat, etc.), cement, and lumber. Less directly visible, but often in large quantities, are iron ore and metallurgic coal (the two primary raw materials used in producing steel), thermal coal (used in power plants for electric generation), and fertilizers (used in farming). For statistical purposes, dry bulk cargoes are commonly categorized in to major or minor bulks. The major bulks category consists of iron ore, coal, and grains. The minor bulks category includes, but is not limited to, fabricated steel, steel scrap, fertilizers, lumber, cement, and minerals. These raw materials are typically poured or lifted into a ship’s hold without the aid of additional pallets or other packaging materials.

Dry bulk carriers play an important role in connecting points of resource extraction points, such as mines and farms, with end users, such as steel mills and food processors. Due to the increasingly global supply chain and changing demand patterns for different raw materials, dry bulk carriers generally provide the most cost effective means of completing the supply chain, compared with other methods such as air, rail, or truck transportation. Shipping benefits relative to the other modes of transportation from larger economies of scale of vessels considering the large capacity of bulk carriers, and their ability to serve destinations with limited existing infrastructure.

Dry Bulk Seaborne Trade

Dry bulk trade is influenced by the underlying demand for the dry bulk commodities which, in turn, is influenced by the level of worldwide economic activity. Generally, growth in gross domestic product, or GDP, and industrial production correlate with peaks in demand for marine dry bulk transportation services. Recent changes in global GDP are shown in the table below.

Real GDP Growth: 2001 to 2014

(% change previous period)

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014(1)
Global Economy	2.4	3.0	4.1	5.3	4.7	5.2	5.0	2.6	-0.9	5.2	3.9	3.2	3.0	3.6
USA	0.3	1.6	2.7	3.9	3.2	3.3	2.0	-0.3	-3.5	3.0	1.8	2.8	1.9	2.8
Europe	1.7	1.1	1.1	2.1	1.6	2.8	2.8	0.4	-4.1	1.8	1.5	-0.3	0.2	1.6
Japan	0.4	-0.3	1.8	2.7	1.9	2.2	2.4	-1.2	-5.5	4.4	-0.6	1.4	1.5	1.4
China	7.5	8.3	10.0	10.1	10.4	10.7	13.0	9.6	9.2	10.4	9.3	7.7	7.7	7.5
India	4.4	4.7	7.4	7.0	8.7	9.2	9.3	6.2	6.8	8.5	7.3	4.7	4.4	5.4

(1)	Provisional

Source: Drewry

Dry bulk emerged as a distinct genre (from conventional general cargo) in the late 1960s. Initially, the drivers were relatively low value, high volume commodities—especially iron ore and metallurgical coal. Also significant were the major food and feed grains. During the 1970s, the sector was transformed by a significant growth in the volume of thermal or steam coal and the 1980s and 1990s were decades when trade volumes grew at a steady pace. However, the mid-2000s saw the emergence of the Chinese trade boom. Phenomenal increases in seaborne trade were seen in commodities such as iron ore. Growth may have stalled in 2009 as result of the global economic recession but trade has since recovered and growth has returned to most sectors, albeit at lower levels. In 2013 total dry bulk seaborne trade was 4.35 billion tons. Over the period from 2003 to 2013 dry bulk seaborne trade grew at a CAGR of 6.2%.

Dry Bulk Trade Development: 2003 to 2013

(Million Tons)

Source: Drewry

A large part of the growth in seaborne dry bulk trade in the last decade has been due to increased shipments of iron ore. Between 2003 and 2013 seaborne trade in iron ore grew at a CAGR of 9.0%, taking total shipments to 1.24 billion tons.

Dry Bulk Seaborne Trade: 2003 to 2013

(Million Tons)

Sector	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2003-2013 CAGR%
Coal	611	641	675	733	776	789	805	928	959	1,044	1,161	6.6%
Iron Ore	523	615	689	720	772	819	904	1,002	1,048	1,097	1,242	9.0%
Grain	184	191	200	203	213	218	225	233	236	256	261	3.6%
Total Major Bulks	1,318	1,447	1,564	1,656	1,761	1,826	1,934	2,163	2,243	2,397	2,664	7.3%
Minor Bulks	1,075	1,172	1,273	1,365	1,455	1,429	1,298	1,461	1,565	1,614	1,688	4.6%

Total Dry Bulks	2,393	2,619	2,837	3,021	3,216	3,255	3,232	3,624	3,808	4,011	4,352	6.2%

Source: Drewry

Second Quarter Guidance

Our consolidated financial information for the quarter ended June 30, 2014, discussed below is preliminary, based on currently available information and management estimates, and subject to the completion of our financial closing process. Accordingly, actual results may be different from this preliminary information and the changes may be material. Our estimates included in this prospectus have been prepared by and are the responsibility of our management. Ernst & Young (Hellas) Certified Auditors-Accountants S.A. has not audited, reviewed, compiled or performed any procedures with respect to the accompanying financial information. Accordingly, Ernst & Young (Hellas) Certified Auditors-Accountants S.A. does not express an opinion or any other form of assurance with respect thereto.

Revenue

We expect net revenue, net of commissions and voyage expenses for the three months ended June 30, 2014 to be between $9.0 million and $10.0 million, compared to $11.9 million for the three months ended June 30, 2013. The $1.9 to $2.9 million, or 16% to 24%, decrease in revenue is primarily due to weakness in the drybulk spot market for small to medium sized vessels compared to the year-ago period, which was partially offset by our increased fleet size.

Adjusted EBITDA

We expect adjusted EBITDA for the three months ended June 30, 2014 to be between $0.3 million and $1.0 million, compared to $6.1 million for the three months ended June 30, 2013.

The Company considers EBITDA to represent Net Income / (Loss) plus net interest expense, including interest expense from interest rate swaps, and depreciation and amortization. The Company excludes non-cash items to derive the adjusted EBITDA because the Company believes that these adjustments provide additional information on the fleet operational results. The Company’s management uses adjusted EBITDA as a performance measure. Adjusted EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to Net Income / (Loss), Operating Income / (Loss) or any other indicator of the Company’s operating performance required by U.S. GAAP. The Company’s definition of adjusted EBITDA may not be the same as that used by other companies in the shipping or other industries. The Company believes that adjusted EBITDA is useful to investors because the shipping industry is capital intensive and may involve significant financing costs.

Net Income / (loss)

The net income / (loss) for the three months ended June 30, 2014 will be impacted by, among other things, certain non-operating items as we continue to monitor the fair value of certain of our assets against such assets carrying value. See “Risk Factors— We may be required to recognize additional losses relating to our investment in Box Ships if the stock price of Box Ships’ common share declines further.”

The data presented above reflects our preliminary estimates based solely upon information available to us as of the date of this prospectus, and is not a comprehensive statement of our financial results or position as of or for the three months ended June 30, 2014. Our actual second quarter results will not be available until after this offering is completed, and may differ materially from our preliminary estimates. Accordingly, you should not place undue reliance upon our preliminary estimates. For example, during the course of the preparation of our financial statements and related notes for the six months ended June 30, 2014, additional items that would require material adjustments to be made to the preliminary estimated financial information presented above may be identified. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See “Cautionary Statement Regarding Forward-Looking Statements.”

Recent Developments

Loan Facilities

We operate in a capital intensive industry which requires significant amounts of investment, and we fund a portion of this investment through long-term bank debt. For a detailed description of each of our outstanding loan agreements and facilities, see “Description of Certain Other Indebtedness.” See also Note 8 to our audited annual financial statements included in our 2013 Annual Report, which is incorporated by reference herein.

Recent amendments to and waivers of certain financial covenants

Principally as result of the weakness in the drybulk charter market in which we operate, and its impact on our results of operations and financial condition in recent periods, we have, since March 31, 2014, initiated discussions with respect to certain of our existing credit facilities in order to address potential breaches of certain covenants contained in those loan agreements which we anticipated may occur in the future in the absence of a significant improvement in the drybulk chartering market. As result of such potential breaches, as at March 31, 2014 in our unaudited balance sheet, we reclassified all of our indebtedness, including debt otherwise not maturing within 12 months, as short term debt. See Note 8 to our unaudited consolidated financial statements as at and for the three months ended March 31, 2014 filed with the SEC under Form 6-K on June 10, 2014, and incorporated by reference herein. We have now secured amendments or waivers under each such credit facility, as described below, except for one such facility for which we have received a commitment letter pursuant to which the credit facility would be amended to eliminate certain financial covenants. Our acceptance and execution of this commitment letter as a binding agreement with respect to such amendments is a condition to the closing of this offering. Upon securing the amendments and waivers described below, we will have eliminated or waived each of the covenants contained in our loan agreements whose potential future breach had caused us to reclassify our indebtedness as short term debt in the first quarter of 2014. For one of the amendments described below, however, the relief from certain financial covenants will expire on January 1, 2016.

On July 25, 2014, the Bank of Ireland and we agreed to amend our $30 million loan facility dated March 30, 2009, for which the Bank of Ireland is the arranger, by removing the debt service coverage ratio covenant for which we then anticipated a future potential breach at the end of the first quarter of 2015 in the absence of a significant improvement in the drybulk chartering market before March 31, 2015.

On July 30, 2014, we received a commitment letter from Unicredit Bank AG, or “Unicredit,” pursuant to which our loan agreement, dated November 19, 2013, between Unicredit, as lender, and us, as borrower, would be amended, subject to certain closing conditions, including the $7.0 million prepayment discussed below, to eliminate certain covenants, including the debt service coverage ratio covenant as well as covenants with respect to our minimum market value adjusted net worth and the leverage ratio. With respect to one of these covenants eliminated by this amendment, the debt service coverage ratio covenant, we had anticipated a future potential breach at the end of the first quarter of 2015 in the absence of a significant improvement in the drybulk chartering market before March 31, 2015. In exchange, pursuant to the commitment letter, we intend to prepay $7.0 million of the outstanding principal amount of the loan, which will be applied as a pro-rata reduction of the remaining quarterly principal installments under the loan. Our acceptance and execution of this commitment letter as a binding agreement with Unicredit is a condition to the closing of this offering. We will use a portion of the proceeds of this offering to fund our $7.0 million prepayment of the Unicredit loan. See “Use of Proceeds”. In addition, under the terms of the commitment letter, the required ratio of the fair market value of mortgaged vessels to outstanding loan will be increased from 110% to 130% at all times.

On April 8, 2014, HSBC Bank Plc, or “HSBC”, agreed to amend the $22 million loan facility between HSBC, as lender, and our wholly owned subsidiary, as borrower, to, among other things, to temporarily reduce the required thresholds for certain of the financial covenants and to permanently reduce the required quarterly installment repayments thereunder from $400,000 to $380,000, commencing the second quarter of 2014. In exchange, we agreed to prepay $0.8 million of such loan on April 10, 2014. On August 1, 2014, HSBC further agreed to extend until December 31, 2015 the previously temporarily-agreed less restrictive thresholds for certain of the covenants under the HSBC loan, including the interest coverage ratio and the total net debt to EBITDA covenants, under which we then anticipated future potential breaches in the absence of a significant improvement in the drybulk chartering market before the end of the third quarter of 2014. Beginning January 1, 2016, the temporary relief from the financial covenants in the HSBC loan will expire and, based on the current dry bulk charter rates, we may not be in compliance with some or all of such covenants at such time unless the drybulk chartering market experiences a significant improvement between now and when the waivers expire. If we have not prepaid such loan and are not then in compliance with such covenants, or no further extension, waiver or amendment of such covenants has then been obtained, we may not be in compliance with some or all of such covenants under the HSBC loan, and as a result of the cross default provisions included in our other debt agreements, actual breaches under one or more of our credit facilities could result in defaults under all of our debt and the acceleration of such debt by our lenders. See “Risk Factors—Risks Related to Our Business—We have not been in compliance with certain of the financial and other covenants contained in certain of our loan and credit facilities, for which we have obtained waivers or amendments or refinanced the affected debt. If we are not in compliance with the original covenants when our existing waivers expire and if we are not successful in obtaining additional waivers or amendments or refinancing the affected debt, our lenders may declare an event of default and accelerate our outstanding indebtedness, which would impact our ability to continue to conduct our business.”

New Facilities

On April 4, 2014, we completed the documentation for a new loan agreement with HSH for a $47.0 million secured loan facility for the refinancing of the M/V Friendly Seas and the partial financing of the first two Ultramax newbuilding drybulk carriers, Hull numbers DY152 and DY153. For M/V Friendly Seas, HSH agreed to finance the lower of $12.6 million or 60% of the vessel’s market value upon the respective drawdown date. For each of the two Ultramax vessels, HSH agreed to finance the lower of $17.2 million or 65% of the vessels’ market value upon their delivery. On July 7, 2014, we proceeded with the refinancing of the M/V Friendly Seas.

On April 8, 2014, we signed a supplemental agreement with HSBC Bank Plc and agreed to amend the definitions of certain financial covenants, to prepay the amount of $0.8 million, which was completed on April 10, 2014, and to reduce the outstanding scheduled quarterly installments from $400,000 to $380,000, commencing from the second quarter of 2014. In addition, on August 1, 2014, we agreed with HSBC Bank Plc to extend the existing waivers relating to the interest coverage ratio and debt service coverage ratio covenants from June 30, 2014 to December 31, 2015.

On May 6, 2014, we entered into a senior secured loan facility with a syndicate of major European banks led by Nordea in the amount of $160.0 million. This facility will be used for the refinancing of six vessels of our operating fleet (the four Handysize vessels M/V Prosperous Seas, M/V Precious Seas, M/V Priceless Seas and the M/V Proud Seas, and the Panamax vessels M/V Coral Seas and M/V Golden Seas), along with the financing of up to 60% of the market value of the remaining two Ultramax newbuilding drybulk carriers, the Hull numbers DY4050 and DY4052, and two of our Kamsarmax newbuilding drybulk carriers, the Hull numbers YZJ1144 and YZJ1145, that are all expected to be delivered in the second quarter of 2015. On June 10, 2014, we proceeded with the refinancing of the six vessels of our operating fleet, as discussed above. More specifically, we drew a total amount of $81,750,000 and repaid in full the then outstanding indebtedness under the loan agreements with Bank of Scotland (dated December 4, 2007) and Nordea (dated May 5, 2011).

For further information relating to our loan and credit facilities, please see Note 8 to our consolidated financial statements included in the 2013 Annual Report and Note 8 to our unaudited interim condensed consolidated financial statements filed with the SEC on June 10, 2014, incorporated by reference herein.

Sale of the 4,800 TEU Containership

On April 25, 2014, we entered into a memorandum of agreement for the sale of our 4,800 TEU containership to an unrelated third party for a net amount of $41.2 million. In addition, in May 2014, we agreed to reduce the contract price of the respective vessel by $0.8 million. The sale of the vessel and its transfer to the new owners was concluded on May 23, 2014. As a result of our intention to sell such vessel, an impairment loss of $15.7 million was recorded in the first quarter of 2014.

Sale of Korea Line Corporation (“KLC”) Shares

In April 2014, we sold a total of 6,596 KLC shares at an average sale price of $26.50 per share. The total cash received from the sale of these shares amounted to $0.2 million, net of commissions, which resulted in a net gain of $11,598 that we expect will be recognized in the second quarter of 2014.

Share Buyback Program

On May 12, 2014, our Board of Directors authorized a share buyback program of up to $10.0 million for a period of twelve months. Pursuant to the share buyback program, as of the date of this prospectus, we have purchased and canceled 30,000 of our common shares at an average price of $5.6820 per share for an aggregate price of $170,460.

Newbuilding Program

Our current newbuilding program consists of two Ultramax drybulk vessels (Hull numbers DY152 and DY153) with expected deliveries in 2014, as well as two Ultramax drybulk vessels (Hull numbers DY4050 and DY4052) and three Kamsarmax drybulk carriers (Hull numbers YZJ1144, YZJ1145 and YZJ1142) with expected deliveries in 2015. Our current newbuilding program has an aggregate cost of $201.2 million, of which $138.6 million remains outstanding as the date of this prospectus. We intend to finance the remaining construction costs of these vessels with cash on hand, operating cash flows, borrowings under our $160.0 million syndicated secured loan facility led by Nordea and our $47.0 million secured loan facility with HSH, as discussed above, and additional bank debt that we intend to arrange.

Corporate Structure

We were incorporated under the laws of the Republic of the Marshall Islands on April 26, 2006. Our executive offices are located at 15 Karamanli Ave, GR 166 73, Voula, Greece. Our telephone number at that address is +30 210 891 4600. We also maintain a website at www.paragonship.com. Information contained on our website does not constitute part of this prospectus.

We own our vessels through separate wholly-owned subsidiaries that are incorporated in Liberia or the Republic of the Marshall Islands.

THE OFFERING

The summary below describes the principal terms of the Notes, and is qualified in its entirety by the terms of the indenture governing the terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the Notes.

Issuer	Paragon Shipping Inc., a Marshall Islands corporation.

Securities Offered	$25,000,000 aggregate principal amount (plus up to an additional $3,750,000 aggregate principal amount pursuant to an option granted to the underwriters) of our 8.375% Senior Notes due August 15, 2021 issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

Issue Date	August 8, 2014.

Maturity Date	The Notes will mature on August 15, 2021.

Interest	The Notes will bear interest from the date of original issue until maturity at a rate of 8.375% per year, payable quarterly in arrears on February 15, May 15, August 15 and November 15, commencing on November 15, 2014.

Use of Proceeds	The net proceeds of the sale of our Notes are expected to total approximately $23.9 million after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $27.5 million if the underwriters exercise their option to purchase additional Notes in full). We expect to use $7.0 million of the net proceeds of this offering to prepay a portion of the outstanding principal amount of our loan with Unicredit. See “Recent Developments—Loan Facilities—Recent amendments to and waivers of certain financial covenants.” We expect to use substantially all of the balance of the net proceeds of this offering for the repayment of our existing indebtedness, although the amounts and timing of such payments have not been determined, and to use any remaining amounts for general corporate purposes. While we expect to use the remaining net proceeds as described above shortly after this offering, pending their specific application, we expect to invest the remaining net proceeds in cash or cash equivalents, including primarily in demand deposits or short-term, interest bearing investment grade securities, certificates of deposit or government securities. Please read “Use of Proceeds.”

Ranking	The Notes will be our unsubordinated unsecured obligations and will rank equally with all of our existing and future unsubordinated unsecured debt. The Notes will rank senior to all of our future subordinated debt. The Notes will effectively rank junior to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries. As of March 31, 2014, we had $202.0 million of outstanding indebtedness, all of which was secured.

No Security or Guarantees	None of our obligations under our Notes will be secured by collateral or guaranteed by any of our subsidiaries, affiliates or any other persons.

Change of Control	Upon the occurrence of certain change of control events (as defined in the indenture governing the Notes), you will have the right, as a holder of the Notes, to require us to repurchase some or all of your Notes at 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. For additional information, please read “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes.”

Covenants	The indenture governing our Notes contains certain restrictive covenants, including covenants that require us to limit the amount of debt we incur, maintain a certain minimum net worth, and provide certain reports. These covenants are subject to important exceptions and qualifications. For additional information, please read “Description of Notes.”

Additional Notes	We may “reopen” our Notes at any time without the consent of the holders of our Notes and issue additional notes with the same terms as our Notes (except the issue price, issue date and initial interest payment date), which will thereafter constitute a single fungible series with our Notes, provided that if the additional notes are not fungible with our Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Ratings	The Notes will not be rated by any nationally recognized statistical rating organization.

Listing	We intend to file an application to list our Notes on the New York Stock Exchange, or the NYSE. If the application is approved, trading of our Notes on the NYSE is expected to begin within 45 days after the original issue date of our Notes. The underwriters have advised us that they intend to make a market in our Notes prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for our Notes will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

Form	Our Notes will be represented by one or more permanent global notes, which will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee designated by DTC. Holders of Notes may elect to hold interests in a global Note only in the manner described in this prospectus supplement. Any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus supplement. For additional information, please read “Description of Notes—Book-entry System; Delivery and Form” in this prospectus supplement.

Additional Amounts; Tax Redemption	Any payments made by us with respect to the Notes will be made without withholding or deduction for or on account of taxes unless required by law. If we are required by law to withhold or deduct amounts for or on account of tax imposed by a taxing authority of a jurisdiction where we are a resident or certain other jurisdictions with respect to a payment to the holders of Notes, we will, subject to certain exceptions, pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction. See “Description of Notes—Additional Amounts.”

In the event of certain changes of law or official positions of certain taxing authorities that trigger requirements discussed immediately above that we pay additional amounts, we may redeem the Notes in whole, but not in part, at any time, upon not less than 30 nor more than 60 days’ notice at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to, but excluding, the date of redemption. See “Description of Notes—Optional Redemption for Changes in Withholding Taxes.”

Settlement	Delivery of our Notes offered hereby will be made against payment therefor on or about August 8, 2014.

CUSIP/ISIN	69913R507/US69913R5072

Risk Factors	An investment in our Notes involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-18 of this prospectus supplement, in our 2013 Annual Report and on page 10 of the accompanying base prospectus to determine whether an investment in our Notes is appropriate for you.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables present a summary or our consolidated financial and other data of the Company. The financial data of the Company as of and for the years ended December 31, 2009, 2010, 2011, 2012 and 2013, are a summary of, are derived from, and are qualified by reference to our audited consolidated financial statements and notes thereto, which have been prepared in accordance with U.S. generally accepted accounting principles, or “U.S. GAAP.” The consolidated financial data for the three months ended March 31, 2013 and 2014, and as of March 31, 2014, have been derived from our interim unaudited consolidated financial statements as at and for such periods then ended. Operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2014.

Our audited consolidated statements of comprehensive loss, shareholders’ equity and cash flows for the years ended December 31, 2011, 2012 and 2013, and the consolidated balance sheets at December 31, 2012 and 2013, together with the notes thereto, are included in our 2013 Annual Report. The following data should be read in conjunction with our consolidated financial statements, related notes and other financial information included in our 2013 Annual Report, which is incorporated by reference herein.

Following the 10-for-1 reverse stock split effectuated on November 5, 2012, pursuant to which every ten shares of our common stock issued and outstanding were converted into one share of common stock, all share and per share amounts disclosed in the tables below have been retroactively restated to reflect this change in capital structure.

Based on our audited consolidated financial statements:

	YEAR ENDED DECEMBER 31,
	2009	2010	2011	2012	2013
STATEMENT OF COMPREHENSIVE INCOME / (LOSS) DATA
(Expressed in United States Dollars, except for share data)
Net revenue	$152,747,121	$111,700,109	$86,907,967	$50,300,679	$56,256,756
Operating income / (loss)	79,268,499	34,121,346	(275,225,740)	2,293,932	(2,954,345)
Comprehensive income / (loss)	65,678,614	22,895,280	(283,498,759)	(18,184,229)	(16,585,739)
Net income / (loss)	65,678,614	22,895,280	(283,498,759)	(17,557,125)	(16,953,032)
Earnings / (loss) per Class A common share, basic and diluted	$16.94	$4.43	$(47.61)	$(2.84)	$(1.31)
Weighted average number of Class A common shares, basic and diluted	3,802,652	4,981,272	5,793,792	6,035,910	12,639,128
Dividends declared per Class A common share	$2.00	$2.00	$0.50	—	—

	YEAR ENDED DECEMBER 31,
	2009	2010	2011	2012	2013
OTHER FINANCIAL DATA
(Expressed in United States Dollars)
Net cash from operating activities	$80,406,754	$60,613,801	$45,467,429	$13,376,809	$4,563,696
Net cash (used in) / from investing activities	$(40,500,000)	$(142,151,113)	$43,673,793	$(15,702,244)	$(6,441,495)
Net cash from / (used in) financing activities	$25,611,672	$(17,634,931)	$(109,365,640)	$5,438,803	$15,502,871

	AS OF DECEMBER 31,
	2009	2010	2011	2012	2013
BALANCE SHEET DATA
(Expressed in United States Dollars)
Total current assets	$190,049,436	$55,503,278	$37,457,564	$31,333,204	$44,220,084
Total assets	812,692,848	821,276,010	432,073,937	419,974,902	419,545,980
Total current liabilities	78,990,340	45,212,355	40,486,845	21,971,886	23,655,911
Long-term debt	270,235,000	282,757,012	169,096,000	181,114,926	162,857,176
Total liabilities	356,427,030	330,804,343	210,849,790	204,454,389	186,895,203
Capital stock	5,119	5,587	6,090	11,001	17,669
Total shareholders’ equity / net assets	$456,265,818	$490,471,667	$221,224,147	$215,520,513	$232,650,777

Based on our unaudited interim condensed consolidated financial statements:

	THREE MONTHS ENDED MARCH 31,
	2013	2014
STATEMENT OF COMPREHENSIVE LOSS DATA
(Expressed in United States Dollars)
Net revenue	$13,453,362	$13,429,090
Operating loss	(2,021,320)	(20,622,105)
Comprehensive loss	(3,293,071)	(26,067,421)
Net loss	(3,511,102)	(25,884,899)
Loss per Class A common share, basic and diluted	$(0.32)	$(1.24)
Weighted average number of Class A common shares, basic and diluted	10,992,088	20,560,102

	THREE MONTHS ENDED MARCH 31,
	2013	2014
OTHER FINANCIAL DATA
(Expressed in United States Dollars)
Net cash from operating activities	$261,258	$1,204,306
Net cash used in investing activities	$(619,849)	$(63,240,473)
Net cash (used in) / from financing activities	$(3,721,645)	$61,794,310

	AS OF
	DECEMBER 31, 2013	MARCH 31, 2014
BALANCE SHEET DATA
(Expressed in United States Dollars)
Total current assets	$44,220,084	$57,088,015
Total assets	419,545,980	460,449,096
Total current liabilities	23,655,911	213,011,182
Long-term debt	162,857,176	—
Total liabilities	186,895,203	213,011,182
Capital stock	17,669	24,622
Total shareholders’ equity / net assets	$232,650,777	$247,437,914

RISK FACTORS

An investment in our Notes involves a high degree of risk and uncertainty. You should carefully consider the risks described below and discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the SEC on March 27, 2014 (our “2013 Annual Report”) and incorporated by reference herein, as well as the other information included in this prospectus supplement and the accompanying prospectus before deciding to invest in our common shares. If any of the risks occur, our business, financial conditions or results of operations may be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of the risks below.

Risks Related to Our Business

We have not been in compliance with certain of the financial and other covenants contained in certain of our loan and credit facilities, for which we have obtained waivers or amendments or refinanced the affected debt. If we are not in compliance with the original covenants when our existing waivers expire and if we are not successful in obtaining additional waivers or amendments or refinancing the affected debt, our lenders may declare an event of default and accelerate our outstanding indebtedness, which would impact our ability to continue to conduct our business.

Our loan and credit facilities, which are secured by mortgages on our vessels, require us to maintain specified financial ratios mainly to ensure that the market value of the mortgaged vessels under the applicable credit facility, as determined in accordance with the terms of that agreement, does not fall below a certain percentage of the outstanding amount of the loan, which we refer to as a security cover ratio, and to satisfy certain other financial covenants. In general, these other financial covenants require us to maintain (i) minimum liquidity; (ii) a maximum leverage ratio; (iii) a minimum interest coverage ratio; (iv) a minimum market adjusted net worth; (v) a minimum debt service coverage ratio; and (vi) a minimum working capital.

A violation of the security cover ratio, unless cured as set forth under the applicable loan or credit facility, or a violation of any of the financial covenants contained in our loan and credit facilities constitutes an event of default under our loan and credit facilities, which, unless waived or modified by our lenders, provides our lenders with the right to require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet and accelerate our indebtedness and foreclose their liens on our vessels, or may cause us to reclassify our indebtedness as current liabilities, which would impair our ability to continue to conduct our business. As a result of intense fluctuations in the drybulk charter market and the related fluctuation in vessel values, we were not in compliance with certain financial and security cover ratio covenants contained in certain of our loan and credit facilities in the past, and as such, we obtained waivers of the relevant covenant breaches, entered into amendments to the relevant facilities or refinanced the affected debt and deposited additional security to cure the shortfall in the security cover required to be maintained under the relevant facilities.

Principally as result of the weakness in the drybulk charter market in which we operate, and its impact on our results of operations and financial condition in recent periods, we have, since March 31, 2014, initiated discussions with respect to certain of our existing credit facilities in order to address potential breaches of certain covenants contained in those loan agreements which we anticipated may occur in the future in the absence of a significant improvement in the drybulk chartering market. As result of such potential breaches, as at March 31, 2014 in our unaudited balance sheet, we reclassified all of our indebtedness, including debt otherwise not maturing within 12 months, as short term debt. See Note 8 to our unaudited consolidated financial statements as at and for the three months ended March 31, 2014 filed with the SEC under Form 6-K on June 10, 2014, and incorporated by reference herein. We have now secured amendments or waivers under each such credit facility, as described below, except for one such facility for which we have received a commitment letter pursuant to which the credit facility would be amended to eliminate certain financial covenants. Our acceptance and execution of this commitment letter as a binding agreement with respect to such amendments is a condition to the closing of this offering. See “Recent Developments—Loan Facilities—Recent amendments to and waivers of certain financial covenants.” Upon securing these amendments and waivers, we will have eliminated or waived each of the covenants contained in our loan agreements whose potential future breach had caused us to reclassify our indebtedness as short term debt in the first quarter of 2014.

Under the waiver agreed with one of our subsidiary’s creditors, HSBC, for the $22 million loan facility between HSBC, as lender, and our wholly owned subsidiary as borrower, the waiver of covenants expires from January 1, 2016 and we may not be in compliance with some or all of such covenants at such time unless the drybulk chartering market experiences a significant improvement between now and when the waivers expire. If we have not prepaid such loan and are not then in compliance with such covenants, or no further extension, waiver or amendment of such covenants has been obtained, we may not be in compliance with some or all of such covenants under the HSBC loan, and as a result of the cross default provision included in our other debt agreements, actual breaches under one or more of our credit facilities could result in defaults under all of our debt and the acceleration of such debt by our lenders.

Further, in the future, we may not be successful in obtaining further waivers or extensions of current waivers of covenant breaches or amendments to covenants contained in our loan and credit facilities or refinancing the affected debt if we are not in compliance with the original covenants in our loan and credit facilities when our existing waivers expire. Accordingly, our lenders could accelerate our indebtedness and foreclose their liens on our vessels, which would impair our ability to conduct our business and continue as a going concern. Furthermore, all of our loan and credit facilities contain a cross-default provision that may be triggered by a default under one of our other loan or credit facilities. A cross-default provision means that a default on one loan would result in a default on all of our other loans. Because of the presence of cross default provisions in all of our loan and credit facilities, the refusal of any one lender to grant or extend a waiver could result in all of our indebtedness being accelerated even if our other lenders have waived covenant defaults under the respective loan and credit facilities. If our outstanding indebtedness, which amounted to $202.0 million as of March 31, 2014, is accelerated in full or in part, in the current financing environment we may not be able to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose their liens, which would adversely affect our ability to conduct our business. Moreover, any refinancing or additional financing may be more expensive and carry more onerous terms than those in our existing loan and credit facilities. In addition, if we find it necessary to sell our vessels at a time when vessel prices are low, we will recognize losses and a reduction in our earnings, which could affect our ability to raise additional capital necessary for us to comply with our loan and credit facilities.

Our loan and credit facilities contain restrictive covenants that may limit our liquidity and corporate activities and if we receive additional waivers and/or amendments to our loan and credit facilities, our lenders may impose additional operating and financial restrictions on us and/or modify the terms of our existing loan and credit facilities.

Our loan and credit facilities impose operating and financial restrictions on us. These restrictions may limit our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	sell capital stock of our subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends;

•	make capital expenditures;

•	compete effectively to the extent our competitors are subject to less onerous financial restrictions;

•	adjust and alter existing charters;

•	change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

•	sell our vessels.

Therefore, our discretion is limited because we may need to obtain consent from our lenders in order to engage in certain corporate actions and commercial actions that we believe would be in the best interest of our business, and a denial of permission may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. For example, certain of our loan and credit facilities contain restrictions and impose maximum limits on the per share dividend that we may pay per annum and require that we maintain certain minimum liquidity following the payment of any dividends. Our lenders’ interests may be different from ours, and we cannot guarantee that we will be able to obtain our lenders’ consent when needed. In addition to the above restrictions, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness. These potential restrictions and requirements may further limit our ability to pay dividends, if any, in the future to you, finance our future operations, make acquisitions or pursue business opportunities.

Moreover, in connection with any additional waivers of or amendments to our loan and credit facilities that we obtain, our lenders may impose additional operating and financial restrictions on us or modify the terms of our existing loan and credit facilities. These restrictions may further restrict our ability to, among other things, pay dividends, make capital expenditures or incur additional indebtedness, including through the issuance of guarantees.

Our ability to comply with the covenants and restrictions contained in our loan and credit facilities may be affected by economic, financial and industry conditions and other factors beyond our control. Any default under our loan and credit facilities that is not waived or amended by the required lenders could prevent us from paying dividends in the future. If we are unable to repay indebtedness, the lenders under our loan and credit facilities could proceed against the collateral securing that indebtedness. In such case, we may be unable to repay the amounts due under our loan and credit facilities. This could have serious consequences for our financial condition and results of operations and could cause us to become bankrupt or insolvent. Our ability to comply with these covenants in future periods will also depend substantially on the value of our assets, the rates we earn under our charters, our ability to obtain charters, our success at keeping our costs low and our ability to successfully implement our overall business strategy. Any future credit agreement or amendment or debt instrument may contain similar or more restrictive covenants.

Certain existing stockholders, who hold approximately 27.9% of our outstanding common shares, may have the power to exert control over us, which may limit your ability to influence our actions.

As of the date of this prospectus supplement, Mr. Michael Bodouroglou, our Chairman, President and Chief Executive Officer, beneficially owned a total of 6,856,064 common shares, or approximately 27.9% of our outstanding common shares, all of which are held indirectly through Innovation Holdings S.A., or Innovation Holdings, a company beneficially owned and controlled by Mr. Bodouroglou, and Loretto Finance Inc., or Loretto, a wholly owned subsidiary of Allseas, that is controlled by Mr. Bodouroglou and members of his family. Due to the number of shares he owns, Mr. Bodouroglou has the power to exert considerable influence over our actions and to effectively control the outcome of matters on which our shareholders are entitled to vote, including the election of our directors and other significant corporate actions. The interests of Mr. Bodouroglou may be different from your interests.

We will need to procure additional financing in order to complete the construction of our newbuilding vessels, which may be difficult to obtain on acceptable terms or at all, and our ability to obtain additional financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.

As of the date of this prospectus supplement, our newbuilding program is comprised of four Ultramax drybulk carriers under construction at Yangzhou Dayang Shipbuilding Co. Ltd., or Dayang, scheduled for delivery between the third quarter of 2014 and the second quarter of 2015, and three Kamsarmax drybulk carriers under construction at Jiangsu Yangzijiang Shipbuilding Co., or Yangzijiang, scheduled for delivery between the second and fourth quarter of 2015. The total contractual cost of our newbuilding vessels amounted to $201.2 million, of which an aggregate of $138.6 million was outstanding as of the date of this prospectus supplement and is due upon delivery of the vessels.

In order to complete the construction of our newbuilding program, we will need to procure additional financing. We have entered into a loan agreement with HSH to partially finance our first two Ultramax newbuilding drybulk carriers, Hull no. DY152 and Hull no. DY153. For each of the two Ultramax vessels, HSH Nordbank AG agreed to finance the lower of $17.2 million or 65% of the vessels’ market value upon their delivery. In addition, we have entered into a senior secured loan facility with a syndicate of major European banks led by Nordea to partially finance up to 60% of the market value of the remaining two Ultramax newbuilding drybulk carriers, Hull numbers DY4050 and DY4052, and two of our Kamsarmax newbuilding drybulk carriers, Hull numbers YZJ1144 and YZJ1145, that are expected to be delivered in the second quarter of 2015. We have not yet secured financing for our third Kamsarmax drybulk newbuilding, which is scheduled to be delivered to us in the fourth quarter of 2015. If for any reason we fail to take delivery of the newbuilding vessels described above, we would be prevented from realizing potential revenues from these vessels, we may be required to forego deposits on construction, which amounted to an aggregate of $62.6 million as of the date of this prospectus supplement, and we may incur additional costs and liability to the shipyard under the construction contracts.

In addition, the actual or perceived credit quality of our charterers and any defaults by them, may materially affect our ability to obtain the additional capital resources that we will require in order to meet our capital commitments, or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at all or at a higher level than the anticipated cost, may materially affect our results of operation and our ability to implement our business strategy, including our ability to take delivery of our vessels under construction. Should additional financing not be available on favorable terms or at all, this would have a material adverse effect on our business, financial condition, results of operations and cash flows.

We depend upon a few charterers for a significant part of our revenues and the failure of one or more of these charterers to meet their obligations under our time charter agreements could cause us to suffer losses or otherwise adversely affect our business and ability to comply with covenants in our loan and credit facilities.

We derive a significant part of our charter hire from a small number of customers. For the year ended December 31, 2013, we derived 47% of our voyage revenues from two charterers, Intermare Transport GmbH and Cargill International S.A., as presented in the related notes to our audited consolidated financial statements included in our 2013 Annual Report, which is incorporated by reference in this prospectus supplement. Currently, most of our vessels are employed on short-term time charters, with expirations ranging from August 2014 to October 2014. If one or more of these charterers is unable to perform under one or more charters with us, or if a charterer exercises certain rights it may have to terminate the charter before its scheduled termination date, we could suffer a loss of revenues that could materially adversely affect our business, financial condition, results of operations and cash available for distribution as dividends to our shareholders.

The ability and willingness of each of our charterers to perform its obligations under a time charter agreement with us depends on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the drybulk shipping industry, the overall financial condition of the charterer, the loss of the relevant vessel, prolonged off-hire periods or the seizure of the relevant vessel for more than a specified number of days. In addition, charterers are sensitive to the commodity markets and may be impacted by market forces affecting commodities, such as iron ore, coal, grain, and other minor bulks. Moreover, in depressed market conditions, there have been reports of charterers, including some of our former charter counterparties as discussed below, renegotiating their charters or defaulting on their obligations under charters, and our customers may fail to pay charter hire or attempt to renegotiate charter rates.

A drop in spot charter rates may provide an incentive for some charterers to default on their charters.

When we enter into a time charter, charter rates under that charter are fixed for the term of the charter. Most of our vessels are currently employed on fixed rate short-term time charters with expirations ranging from August 2014 to October 2014. If the spot charter rates or short-term time charter rates in the drybulk shipping industry become significantly lower than the time charter equivalent rates that some of our charterers are obligated to pay us under our existing charters, the charterers may have incentive to default under that charter or attempt to renegotiate the charter. If our charterers fail to pay their obligations, we would have to attempt to recharter our vessels at lower charter rates, which would affect our ability to operate our vessels profitably and may affect our ability to comply with covenants contained in our loan and credit facilities.

We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.

We have entered into contracts with Dayang and Yangzijiang for the construction of four Ultramax drybulk carriers scheduled for delivery between the third quarter of 2014 and the second quarter of 2015, and three Kamsarmax drybulk carriers scheduled for delivery between the second and fourth quarter of 2015. The total contractual cost of our newbuilding vessels amounted to $201.2 million, of which an aggregate of $138.6 million was outstanding as of the date of this prospectus supplement and is due upon delivery of the vessels.

In the event our counterparty under the construction contracts discussed above does not perform under its agreements with us and we are unable to enforce certain refund guarantees with third party banks due to an outbreak of war, bankruptcy or otherwise, we may lose all or part of our investment, which would have a material adverse effect on our results of operations, financial condition and cash flows.

In addition, we enter into, among other things, charter parties, credit facilities with banks and interest rate swap agreements. Such agreements also subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the shipping sector, the overall financial condition of the counterparty, charter rates received for specific types of drybulk carriers, the supply and demand for commodities such as iron ore, coal, grain, and other minor bulks, and various expenses. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our earnings may be adversely affected if we do not successfully employ our vessels.

We primarily employ our vessels in the spot charter market, on short-term time charters or on voyage charters, ranging from 10 days to three months. However, depending on the time charter market, we may decide from time to time to employ our vessels on medium to long-term time charters. Currently, most of our vessels are employed on short-term time charters, with expirations ranging from August 2014 to October 2014. We have not yet secured employment for our four Ultramax drybulk carriers under construction, which are scheduled to be delivered to us between the third quarter of 2014 and the second quarter of 2015, and for our three Kamsarmax drybulk carriers under construction, which are scheduled to be delivered to us between the second and fourth quarter of 2015. Currently, prevailing drybulk carrier charter rates are below historical averages. In the past, charter rates for vessels have declined below operating costs of vessels. If our vessels become available for employment in the spot market or under new time charters during periods when charter rates are at depressed levels, we may have to employ our vessels at depressed charter rates, if we are able to secure employment for our vessels at all, which would lead to reduced or volatile earnings. Future charter rates may not be at a level that will enable us to operate our vessels profitably to allow us to repay our debt and meet our other obligations.

We may be required to recognize additional losses relating to our investment in Box Ships if the stock price of Box Ships’ common share declines further.

Currently, we own 11.2% of the outstanding common shares of Box Ships. As of March 31, 2014, we considered the decline of the fair value of the investment in Box Ships as other than temporary and therefore, the investment was impaired and an aggregate loss of $2.8 million was recorded. The fair value of our investment in Box Ships based on the closing price of Box Ships’ common shares on the NYSE on March 31, 2014, or $2.41, was $8.3 million.

The fair value of our investment in Box Ships, based on the closing price of Box Ships’ common share on the NYSE on June 30, 2014, of $1.51, was $5.2 million. In the event that we consider the decline of the fair value of the investment in Box Ships as other than temporary, the investment will be further impaired and an aggregate loss representing the difference between its book value and its fair value as of June 30, 2014 will be recorded in the second quarter of 2014.

If the stock price of Box Ships’ common share declines further due to other than temporary reasons, we will be required to recognize additional losses.

We may not be able to raise equity and debt financing sufficient to meet our capital and operating needs and to comply with our loan covenants, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We cannot assure you that the net proceeds from any future equity offering or debt financing would be sufficient to satisfy our capital and operating needs and enable us to comply with our various debt covenants. In such case, we may not be able to raise additional equity capital or obtain additional debt financing or refinance our existing indebtedness, if necessary. If we are not able to comply with our loan covenants and our lenders choose to accelerate our indebtedness and foreclose their liens, we could be required to sell vessels in our fleet and our ability to continue to conduct our business would be impaired.

We may have difficulty properly managing our planned growth through acquisitions of our newbuilding vessels and additional vessels.

We intend to grow our business through the acquisition of our seven contracted newbuilding vessels and we may make selective acquisitions of other additional secondhand and newbuilding vessels. Our future growth will primarily depend on our ability to locate and acquire suitable additional vessels, enlarge our customer base, operate and supervise newbuilding vessels we may order, and obtain required debt or equity financing on acceptable terms.

A delay in the delivery to us of any vessel we contract to acquire, including our seven newbuilding vessels, or the failure of the seller or shipyard to deliver a vessel to us at all, could cause us to breach our obligations under a related charter and could adversely affect our earnings. In addition, the delivery of any of these vessels with substantial defects could have similar consequences.

A shipyard could fail to deliver a newbuilding on time or at all because of:

•	work stoppages or other hostilities, political or economic disturbances that disrupt the operations of the shipyard;

•	quality or engineering problems;

•	bankruptcy or other financial crisis of the shipyard;

•	a backlog of orders at the shipyard;

•	weather interference or catastrophic events, such as major earthquakes or fires;

•	our requests for changes to the original vessel specifications or disputes with the shipyard; or

•	shortages of or delays in the receipt of necessary construction materials, such as steel, or equipment, such as main engines, electricity generators and propellers.

In addition, we may seek to terminate a newbuilding contract due to market conditions, financing limitations, significant delay in the delivery of the vessels or other reasons. If for any reason we fail to take delivery of our seven newbuilding vessels, we would be prevented from realizing potential revenues from these vessels, we may be required to forego deposits on construction, which amounted to an aggregate of $62.6 million as of the date of this prospectus supplement, and we may incur additional costs and liability to the shipyard under the construction contracts.

The delivery of any secondhand vessel we may agree to acquire could be delayed because of, among other things, hostilities or political disturbances, non-performance of the purchase agreement with respect to the vessels by the seller, our inability to obtain requisite permits, approvals or financing or damage to or destruction of the vessels while being operated by the seller prior to the delivery date.

During periods in which charter rates are high, vessel values generally are high as well, and it may be difficult to consummate vessel acquisitions or enter into newbuilding contracts at favorable prices. During periods when charter rates are low, we may be unable to fund the acquisition of newbuilding vessels, whether through lending or cash on hand. For these reasons, we may be unable to execute our growth plans or avoid significant expenses and losses in connection with our future growth efforts.

The derivative contracts we have entered into to hedge our exposure to fluctuations in interest rates could result in higher than market interest rates and charges against our income.

We have entered into interest rate swaps for purposes of managing our exposure to fluctuations in interest rates applicable to indebtedness under certain of our credit facilities, which were advanced at a floating rate based on LIBOR. Our hedging strategies, however, may not be effective and we may incur substantial losses if interest rates move materially differently from our expectations. Since our existing interest rate swaps do not, and future derivative contracts may not, qualify for treatment as hedges for accounting purposes, we recognize fluctuations in the fair value of such contracts in our statement of operations. In addition, our financial condition could be materially adversely affected to the extent we do not hedge our exposure to interest rate fluctuations under our financing arrangements. Any hedging activities we engage in may not effectively manage our interest rate exposure or have the desired impact on our financial conditions or results of operations. At March 31, 2014, the fair value of our interest rate swaps was a liability of $1.0 million.

We are dependent on Allseas for the commercial and technical management of our fleet, as well as to provide us with our executive officers, and the failure of Allseas to satisfactorily perform its services may adversely affect our business.

We have entered into an executive services agreement with Allseas, pursuant to which Allseas provides the services of our executive officers, which include strategy, business development, marketing, finance and other services, who report directly to our Board of Directors. In connection with the respective agreement, Allseas is entitled to an executive services fee, plus incentive compensation. The agreement has an initial term of five years and automatically renews for successive five year terms unless sooner terminated in accordance with the agreement.

In addition, as we subcontract the commercial and technical management of our fleet, including crewing, maintenance and repair, to Allseas, the loss of Allseas’ services or its failure to perform its obligations to us could materially and adversely affect the results of our operations. Although we may have rights against Allseas if it defaults on its obligations to us, you will have no recourse directly against Allseas. Further, our loan and credit facilities require the approval from our lenders to change our commercial and technical manager.

Since Allseas is a privately held company and there is little or no publicly available information about it, an investor could have little advance warning of potential problems that might affect Allseas that could have a material adverse effect on us.

The ability of Allseas to continue providing services for our benefit will depend in part on its own financial strength. Circumstances beyond our control could impair Allseas’ financial strength, and because it is privately held, it is unlikely that information about its financial strength would become public unless Allseas began to default on its obligations. As a result, an investor in our shares might have little advance warning of problems affecting Allseas, even though these problems could have a material adverse effect on us.

Our executive officers have affiliations with Allseas and Box Ships, which may create conflicts of interest that may permit them to favor the interests of Allseas and Box Ships and their affiliates above our interests and those of our shareholders.

Our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, is the beneficial owner of all of the issued and outstanding capital stock of Allseas and Crewcare Inc., or Crewcare, our manning agent, and our Chief Operating Officer, Mr. George Skrimizeas, is the President and director of Allseas. These responsibilities and relationships could create conflicts of interest between us, on the one hand, and Allseas, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operations of the vessels in our fleet versus other vessels managed by Allseas or other companies affiliated with Allseas and Mr. Bodouroglou. To the extent that entities affiliated with Mr. Bodouroglou, other than us, or Allseas own or operate vessels that may compete for employment or management services in the future, Allseas may give preferential treatment to vessels that are beneficially owned by related parties because Mr. Bodouroglou and members of his family may receive greater economic benefits. Mr. Bodouroglou granted to us a right of first refusal over future vessels that he or entities affiliated with him may seek to acquire in the future. However, we may not exercise our right to acquire all or any of these vessels in the future, and such vessels may compete with our fleet.

In addition, Allseas currently provides management services to vessels in Box Ships’ fleet as well as our fleet. We have entered into an agreement with Box Ships and Mr. Michael Bodouroglou that provides that so long as (i) Mr. Bodouroglou is a director or executive officer of both our Company and Box Ships and (ii) we own at least 5% of the total issued and outstanding common shares of Box Ships, Box Ships will not, directly or indirectly, acquire or charter any drybulk carrier without our prior written consent and we will not, directly or indirectly, acquire or charter any containership without the prior written consent of Box Ships. To the extent that we believe it is in our interest to grant such consent and Box Ships acquires drybulk vessels, such vessels may compete with our fleet. Allseas is not a party to the non-competition agreement described above and, under the terms of the agreement, may provide vessel management services to drybulk vessels other than ours. These conflicts of interest may have an adverse effect on our results of operations.

Furthermore, other conflicts of interest may arise between Box Ships, Allseas, and its affiliates, on the one hand, and us and our shareholders, on the other hand. For example,

notwithstanding our non-competition agreement with Box Ships described above, Box Ships may claim other business opportunities that would benefit us, such as the hiring of employees, the acquisition of other businesses, or the entry into joint ventures, and in each case other than business opportunities in the drybulk shipping industry, and this could have a material adverse effect on our business, results of operations and cash flows.

Moreover, Mr. Bodouroglou also serves as the Chairman, President and Chief Executive Officer of Box Ships and our Chief Financial Officer, Mr. Robert Perri, also serves as the Chief Financial Officer of Box Ships. Therefore, these individuals, who advise our Board of Directors on the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional capital stock and cash reserves, each of which can affect the amount of the cash available for distribution to our shareholders, may favor the interests of Box Ships or its affiliates and may not provide us with business opportunities that would benefit us. In addition, our executive officers and those of our Manager will not spend all of their time on matters related to our business.

Furthermore, Mr. Bodouroglou and Mr. Perri have fiduciary duties to manage our business in a manner that is beneficial to us and our shareholders the business and they have fiduciary duties to manage the business of Box Ships and its affiliates in a manner beneficial to such entities and their shareholders. Consequently, these officers and directors, as applicable, may encounter situations in which their fiduciary obligations to Box Ships and us are in conflict. We believe the principal situations in which these conflicts may occur are in the allocation of business opportunities to Box Ships or us, such as with respect to the allocation and hiring of employees, the acquisition of other businesses or the entry into joint ventures, and in each case other than business opportunities in the drybulk shipping industry. The resolution of these conflicts may not always be in our best interest or that of our shareholders and could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Although we have entered into a non-competition agreement with Box Ships and Mr. Michael Bodouroglou, as a result of the conflicts discussed above, Allseas may favor its own interests, the interests of Box Ships and the interests of its affiliates, and our executive officers may favor the interests of Allseas, Box Ships and its affiliates, over our interests and those of our shareholders, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Purchasing and operating secondhand vessels may result in increased operating costs and reduced fleet utilization.

While we have the right to inspect previously owned vessels prior to our purchase of them and we intend to inspect all secondhand vessels that we acquire in the future, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. A secondhand vessel may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into dry-dock which would reduce our fleet utilization. Furthermore, we usually do not receive the benefit of warranties on secondhand vessels.

We or our Manager may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations.

Our success depends to a significant extent upon the abilities and efforts of our management team, including our ability to retain key members of our management team and to hire new members as may be necessary. As of the date of this prospectus supplement, we have two shoreside salaried employees and we reimburse our Manager for the services of our executive officers. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could adversely affect our business, results of operations and ability to pay dividends. We do not intend to maintain “key man” life insurance on any of our officers or other members of our management team.

We may not have adequate insurance to compensate us if we lose our vessels or to compensate third parties.

There are a number of risks associated with the operation of ocean-going vessels, including mechanical failure, collision, human error, war, terrorism, piracy, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. Any of these events may result in loss of revenues, increased costs and decreased cash flows. In addition, the operation of any vessel is subject to the inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade.

We are insured against tort claims and some contractual claims (including claims related to environmental damage and pollution) through memberships in protection and indemnity associations or clubs, or P&I Associations. As a result of such membership, the P&I Associations provide us coverage for such tort and contractual claims. We also carry hull and machinery insurance and war risk insurance for our fleet. We insure our vessels for third-party liability claims subject to and in accordance with the rules of the P&I Associations in which the vessels are entered. We also maintain insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel. We can give no assurance that we will be adequately insured against all risks and we cannot guarantee that any particular claim will be paid.

In addition, we may not be able to obtain adequate insurance coverage for our fleet in the future or renew our insurance policies on the same or commercially reasonable terms, or at all. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, protection and indemnity insurance against risks of environmental damage or pollution. Any uninsured or underinsured loss could harm our business, results of operations, cash flows, financial condition and ability to pay dividends in amounts anticipated or at all. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our ships failing to maintain certification with applicable maritime self-regulatory organizations. Furthermore, our insurance policies may not cover all losses such as criminal liability that we incur, or that disputes over insurance claims will not arise with our insurance carriers. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. In addition, our insurance policies are subject to limitations and exclusions, which may increase our costs or lower our revenues, thereby possibly having a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends in amounts anticipated or at all.

The aging of our fleet may result in increased operating costs or loss of hire in the future, which could adversely affect our earnings.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As of the date of this prospectus supplement, our fleet was comprised of eight

Panamax drybulk carriers, two Supramax drybulk carriers and four Handysize drybulk carriers with an aggregate capacity of 853,699 dwt and an average age of 7.9 years. In addition, our newbuilding program consists of two Ultramax drybulk carriers that are scheduled to be delivered in 2014, as well as two Ultramax drybulk carriers and three Kamsarmax drybulk carriers that are scheduled to be delivered in 2015. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

In addition, charterers actively discriminate against hiring older vessels. For example, Rightship, the ship vetting service maintained by Rio Tinto, Cargill and BHP-Billiton which has become the major vetting service in the drybulk shipping industry, ranks the suitability of vessels based on a scale of one to five stars. Most major carriers will generally not charter a vessel that Rightship has vetted with fewer than three stars. Rightship automatically downgrades any vessel over 18 years of age to two stars, which significantly decreases its chances of entering into a charter. Therefore, as our vessels approach and exceed 18 years of age, we may not be able to operate these vessels profitably during the remainder of their useful lives.

Because we generate all of our revenues in U.S. dollars but incur a portion of our expenses in other currencies, exchange rate fluctuations could have an adverse impact on our results of operations.

We generate substantially all of our revenues in U.S. dollars but certain of our expenses are incurred in currencies other than the U.S. dollar. This difference could lead to fluctuations in net income due to changes in the value of the U.S. dollar relative to these other currencies, in particular the Euro. Expenses incurred in foreign currencies against which the U.S. dollar falls in value could increase, decreasing our net income and cash flow from operations.

If the LIBOR rate changes, it could affect our profitability, earnings and cash flow.

We have entered into interest rate swap agreements converting floating interest rate exposure into fixed interest rates in order to economically hedge our exposure to fluctuations in prevailing market interest rates. However, our exposure to floating interest rate is only partially hedged. For more information on our interest rate swap agreements, refer to Note 9 in our consolidated financial statements included in our 2013 Annual Report, which is incorporated by reference herein.

Historically, LIBOR has been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. Because the interest rates borne by our outstanding indebtedness fluctuate with changes in LIBOR, if this rate was to increase, it would affect the amount of interest payable on our debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.

Furthermore, interest in most loan agreements in our industry has been based on published LIBOR rates. Recently, however, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. If we are required to agree to such a provision in future loan agreements, our lending costs could increase significantly, which would have an adverse effect on our profitability, earnings and cash flow.

We may have to pay tax on U.S. source income, which would reduce our earnings.

Under the U.S. Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income and such income is subject to a 4% U.S. federal income tax without allowance for deductions, unless that corporation qualifies for exemption from tax under section 883 of the Code, or Section 883, and the Treasury Regulations promulgated thereunder.

We and each of our subsidiaries qualify for this statutory tax exemption and we take this position for U.S. federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to U.S. federal income tax on our U.S. source shipping income. For example, we would no longer qualify for exemption under Section 883 for a particular taxable year if shareholders resident in certain jurisdictions with a 5% or greater interest in our common shares owned, in the aggregate, 50% or more of our outstanding common shares for more than half the days during the taxable year. Due to the factual nature of the issues involved, we can give no assurances with regard to our tax-exempt status or that of any of our subsidiaries.

If we or our subsidiaries are not entitled to the tax exemption under Section 883 for any taxable year, we or our subsidiaries would be subject during those years to a 4% U.S. federal income tax on our gross U.S. source shipping income (without allowance for deduction) under section 887 of the Code. The imposition of this tax could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our current and proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute assets that produce, or are held for the production of, “passive income.”

There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. We believe there is substantial legal authority supporting our position consisting of case law and U.S. Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, we note that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal income tax consequences and information reporting obligations. Under the PFIC rules, unless those U.S. shareholders make an election available under the Code (which election could itself have adverse consequences for such U.S. shareholders), such U.S. shareholders would be liable to pay U.S. federal income tax at the then prevailing U.S. federal income tax rates on ordinary income plus interest upon “excess distributions” and upon any gain from the disposition of our common shares, as if such “excess distribution” or gain had been recognized ratably over the U.S. shareholder’s holding period of our common shares. See “Item 10—Material U.S. and Marshall Islands Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Status and Significant Tax Consequences” included in our 2013 Annual Report for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments, if any, in the future.

We are a holding company and our subsidiaries, which are wholly-owned by us, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make dividend payments, if any, in the future depends on our subsidiaries and their ability to distribute funds to us. We do not intend to obtain funds from other sources to pay dividends, if any, in the future.

In addition, the declaration and payment of dividends by us and our Marshall Islands and Liberian subsidiaries will depend on the provisions of Marshall Islands and Liberian law affecting the payment of dividends. Marshall Islands and Liberian law generally prohibits the payment of dividends other than from surplus or net profits or while a company is insolvent or would be rendered insolvent upon payment of such dividend.

Our ability to pay dividends, if any, in the future will also be subject to our satisfaction of certain financial covenants contained in our loan and credit facilities. Currently, one of our loan and credit facilities restrict the amount of dividends we may pay, under certain circumstances, to $0.50 per share per annum. We are also required to maintain minimum liquidity after payment of dividends equal to the greater of the next six months’ debt service, 8% of our total outstanding financial indebtedness or $1.0 million per vessel.

As we expand our business, our Manager may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels on our behalf. If we are unable to do so, those systems may become ineffective, which could adversely affect our financial performance.

Our current operating and financial systems may not be adequate as we expand the size of our fleet and our attempts to improve those systems may be ineffective. In addition, as we expand our fleet, our Manager will need to recruit suitable additional seafarers and shoreside administrative and management personnel on our behalf. While our Manager has not experienced any difficulty in recruiting to date, we cannot guarantee that our Manager will be able to continue to hire suitable employees as we expand our fleet. If we or our crewing agent encounter business or financial difficulties, we may not be able to adequately staff our vessels. If our Manager is unable to grow our financial and operating systems or to recruit suitable employees on our behalf as we expand our fleet, our financial performance may be adversely affected.

Because our seafaring employees are covered by industry-wide collective bargaining agreements, failure of industry groups to renew those agreements may disrupt our operations and adversely affect our earnings.

As of March 31, 2014, 276 seafarers were employed, mainly by Crewcare, our manning agent, to crew our vessels. All of the seafarers employed on the vessels in our fleet are covered by industry-wide collective bargaining agreements that set basic standards. These agreements may not prevent labor interruptions. Any labor interruption could disrupt our operations and harm our financial performance.

It may not be possible for investors to enforce U.S. judgments against us.

We and all our subsidiaries are incorporated in jurisdictions outside the United States and substantially all of our assets and those of our subsidiaries are located outside the United States. In addition, all of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us, our subsidiaries or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or the assets of our subsidiaries are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our financial condition.

The Public Company Accounting Oversight Board is currently unable to inspect the audit work and practices of auditors operating in Greece, including our auditor.

Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board (PCAOB) inspections that assess their compliance with U.S. law and professional standards in connection with the performance of audits of financial statements filed with the SEC. Certain European Union, or EU, countries do not permit the PCAOB to conduct inspections of accounting firms established and operating in EU countries, even if they are part of major international firms. The PCAOB has concluded cooperative agreements within the European Union with the United Kingdom, Germany, the Netherlands, Spain and, most recently, Finland and France. Additionally, the PCAOB has entered into cooperative agreements with Switzerland and Norway, and with several non-European regulators in North America, the Middle East, Asia, and Australia. Accordingly, unlike for most U.S. public companies, the PCAOB is currently prevented from evaluating our auditor’s performance of audits and its quality control procedures, and, unlike the shareholders of most U.S. public companies, our shareholders are deprived of the possible benefits of such inspections. The PCAOB continues to pursue additional agreements with audit oversight authorities in other EU member states and jurisdictions around the world.

Risks Related to Our Industry

The drybulk shipping industry is cyclical and volatile, with charter hire rates and profitability currently at depressed levels, and the recent global economic recession has resulted in decreased demand for drybulk shipping, which has and may continue to negatively impact our operations.

The drybulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. The degree of charter hire rate volatility among different types of drybulk carriers varies widely; however, the continued downturn in the drybulk charter market has severely affected the entire drybulk shipping industry and charter hire rates for drybulk vessels have declined significantly from historically high levels in 2008. Fluctuations in charter rates result from changes in the supply of and demand for vessel capacity and changes in the supply of and demand for drybulk cargoes carried internationally at sea, including coal, iron ore, grain and minerals. Because the factors affecting the supply of and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable. We cannot assure you that we will be able to successfully charter our vessels in the future or renew existing charters upon their expiration or termination, all of which are scheduled to expire in 2014, assuming the earliest redelivery dates, at rates sufficient to allow us to meet our obligations or at all.

Factors that influence demand for vessel capacity include:

•	supply of and demand for energy resources, commodities and drybulk cargoes;

•	changes in the exploration or production of energy resources commodities, and drybulk cargoes;

•	the location of regional and global exploration, production and manufacturing facilities;

•	the location of consuming regions for energy resources, commodities and drybulk cargoes;

•	the globalization of production and manufacturing;

•	global and regional economic and political conditions, including armed conflicts and terrorist activities, embargoes and strikes;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.

The factors that could influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	port and canal congestion;

•	the scrapping rate of older vessels;

•	vessel casualties; and

•	the number of vessels that are out of service, namely those that are laid-up, dry-docked, awaiting repairs or otherwise not available for hire.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing drybulk fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

We anticipate that the future demand for our drybulk carriers will be dependent upon economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global drybulk carrier fleet and the sources and supply of drybulk cargoes to be transported by sea. Given the large number of new drybulk carriers currently on order with the shipyards, the capacity of the global drybulk carrier fleet seems likely to increase and there can be no assurance that economic growth will resume or continue. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

The recent downturn in the drybulk carrier charter market has had and may continue to have an adverse effect on our revenues, earnings and profitability, and may adversely affect our ability to comply with our loan covenants.

The recent downturn in the drybulk charter market, from which we derive our revenues, has severely affected the entire drybulk shipping industry and our business. The Baltic Dry Index, or the BDI, an index published by the Baltic Exchange Limited of shipping rates for key drybulk routes, which has long been viewed as the main benchmark to monitor the movements of the drybulk vessel charter market and the performance of the entire drybulk shipping market, declined 94% from a peak of 11,793 in May 2008 to a low of 663 in December 2008 and has remained volatile since then. The BDI recorded a 25-year record low of 647 in February 2012. During 2013, the BDI remained volatile, ranging from a low of 698 in January to a high of 2,337 in December, before ending the year at 2,277. The BDI has since decreased to 753 as of August 4, 2014.

The downturn and volatility in drybulk charter rates has had a number of adverse consequences for drybulk shipping, including, among other things:

•	an absence of financing for vessels;

•	no active second-hand market for the sale of vessels;

•	extremely low charter rates, particularly for vessels employed in the spot market;

•	widespread loan covenant defaults in the drybulk shipping industry; and

•	declaration of bankruptcy by some operators and ship owners as well as charterers.

The occurrence of one or more of these events could adversely affect our business, results of operations, cash flows and financial condition.

The decline and volatility in charter rates in the drybulk market also affects the value of our drybulk vessels, which follows the trends of drybulk charter rates, and earnings on our charters, and similarly, affects our cash flows, liquidity and ability to comply with the financial and security coverage ratio covenants contained in our loan and credit facilities. There can be no assurance as to how long charter rates and vessel values will remain at their current levels and the market could decline. If charter rates and vessel values in the drybulk market decline and remain at low levels for any significant period in 2014, this will have an adverse effect on our revenues, profitability, cash flows and our ability to maintain compliance with the financial and security coverage ratio covenants contained in our loan and credit facilities.

If economic conditions throughout the world do not improve, it will impede our results of operations, financial condition and cash flows, and could cause the market price of our common shares to further decline.

Negative trends in the global economy that emerged in 2008 continue to adversely affect global economic conditions. In addition, the world economy continues to face a number of challenges, including uncertainty related to the continuing discussions in the United States regarding the federal debt ceiling and turmoil and hostilities in the Middle East, North Africa and other geographic areas and countries and continuing economic weakness in the European Union. The downturn in the global economy has caused, and may continue to cause, a decrease in worldwide demand for certain goods and, thus, shipping. While market conditions have improved since 2008, continuing economic and governmental factors, together with the concurrent decline in charter rates and vessel values, have had a material adverse effect on our results of operations, financial condition and cash flows, have caused the price of our common shares to decline and could cause the price of our common shares to decline further.

The economies of the United States, the European Union and other parts of the world continue to experience relatively slow growth or remain in recession and exhibit weak economic trends. Over the past five years, credit markets in the United States and Europe have experienced significant contraction, deleveraging and reduced liquidity. While credit conditions are improving, global financial markets and economic conditions have been, and continue to be, disrupted and volatile. Since 2008, lending by financial institutions worldwide remains at lower levels compared to the period preceding 2008. As of March 31, 2014, we had total outstanding indebtedness of $202.0 million (of principal balance) under our credit facilities.

Continued economic slowdown in the Asia Pacific region, especially in Japan and China, may exacerbate the effect on us of the recent slowdown in the rest of the world. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The growth rate of China’s GDP is estimated to remain around 7.7%, approximately the same growth rate as for the year ended December 31, 2013, remaining below pre-2008 levels. China has imposed measures to restrain lending, which may further contribute to a slowdown in its economic growth. China and other countries in the Asia Pacific region may continue to experience slowed or even negative economic growth in the future. Moreover, the current economic slowdown in the economies of the United States, the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere. Our results of operations and ability to grow our fleet would be impeded by a continuing or worsening economic downturn in any of these countries.

The inability of countries to refinance their debts could have a material adverse effect on our revenue, profitability and financial position.

As a result of the credit crisis in Europe, in particular in Greece, Italy, Ireland, Portugal and Spain, the European Commission created the European Financial Stability Facility, or the EFSF, and the European Financial Stability Mechanism, or the EFSM, to provide funding to Eurozone countries in financial difficulties that seek such support. In March 2011, the European Council agreed on the need for Eurozone countries to establish a permanent stability mechanism, the European Stability Mechanism, or the ESM, which was established on September 27, 2012, to assume the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries. Despite these measures, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the Euro. Potential adverse developments in the outlook for European countries could reduce the overall demand for drybulk cargoes and for our services. Market perceptions concerning these and related issues, could affect our financial position, results of operations and cash flow.

The current state of global financial markets and current economic conditions may adversely impact our ability to obtain additional financing or refinance our existing loan and credit facilities on acceptable terms which may hinder or prevent us from expanding our business.

Global financial markets and economic conditions have been, and continue to be, volatile. Recently, the debt and equity capital markets have been severely distressed. These issues, along with significant write-offs in the financial services sector, the re-pricing of credit risk and the continuing weak economic conditions, have made, and will likely continue to make, it difficult to obtain additional financing. The current state of global financial markets and current economic conditions might adversely impact our ability to issue additional equity at prices which will not be dilutive to our existing shareholders or preclude us from issuing equity at all.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that additional financing will be available if needed and to the extent required for our current newbuilding program, or that we will be able to refinance our existing loan and credit facilities, on acceptable terms or at all. If additional financing or refinancing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.

A decrease in the level of China’s export of goods or an increase in trade protectionism could have a material adverse impact on our charterers’ business and, in turn, could cause a material adverse impact on our results of operations, financial condition and cash flows.

China exports considerably more goods than it imports. Our vessels may be deployed on routes involving trade in and out of emerging markets, and our charterers’ shipping and business revenue may be derived from the shipment of goods from the Asia Pacific region to various overseas export markets including the United States and Europe. Any reduction in or hindrance to the output of China-based exporters could have a material adverse effect on the growth rate of China’s exports and on our charterers’ business. For instance, the government of China has recently implemented economic policies aimed at increasing domestic consumption of Chinese-made goods. This may have the effect of reducing the supply of goods available for export and may, in turn, result in a decrease of demand for drybulk shipping. Additionally, though in China there is an increasing level of autonomy and a gradual shift in emphasis to a “market economy” and enterprise reform, many of the reforms, particularly some limited price reforms that result in the prices for certain commodities being principally determined by market forces, are unprecedented or experimental and may be subject to revision, change or abolition. The level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government.

Our operations expose us to the risk that increased trade protectionism will adversely affect our business. If the global economic recovery is undermined by downside risks and the recent economic downturn is prolonged, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing the demand for shipping. Specifically, increasing trade protectionism in the markets that our charterers serve has caused and may continue to cause an increase in: (i) the cost of goods exported from China, (ii) the length of time required to deliver goods from China and (iii) the risks associated with exporting goods from China, as well as a decrease in the quantity of goods to be shipped.

Any increased trade barriers or restrictions on trade, especially trade with China, would have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations and financial condition.

World events could adversely affect our results of operations and financial condition.

Terrorist attacks such as those in New York on September 11, 2001, in London on July 7, 2005, and in Mumbai on November 26, 2008, as well as the threat of future terrorist attacks around the world, continues to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition. Continuing conflicts and recent developments in the Middle East, including Egypt, and North Africa, and the presence of U.S. or other armed forces in the Middle East, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, such as the attack on the MT Limburg, a vessel unaffiliated with us, in October 2002, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on our operating results.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, and as a result, we may be unable to employ our vessels profitably, which may have a material adverse effect on our business, prospects, financial conditions, liquidity and results of operations.

We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we have. Competition for the transportation of drybulk cargo is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, many of our competitors with greater resources and access to capital than we have, could enter the drybulk shipping industry and operate larger fleets than we do through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. If this were to occur, we may be unable to retain or attract new charterers on attractive terms or at all, which may have a material adverse effect on our business, prospects, financial condition, liquidity and results of operations.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean, off the coast of West Africa and in the Gulf of Aden off the coast of Somalia. Although the frequency of sea piracy worldwide decreased during 2013 to its lowest level since 2006, sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly in the Gulf of Guinea, with drybulk vessels and tankers particularly vulnerable to such attacks. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers, as the Gulf of Aden temporarily was in May 2008, or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including due to employing onboard security guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels, could have a material adverse impact on our business, financial condition and results of operations.

If our vessels call on ports located in countries that are subject to restrictions imposed by the U.S. or other governments, our reputation and the market for our common shares could be adversely affected.

From time to time on our charterers’ instructions, our vessels may call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, amended the Iran Sanctions Act. Among other things, CISADA introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In addition, in 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Iran Threat Reduction Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.

On November 24, 2013, the P5+1 (the United States, United Kingdom, Germany, France, Russia and China) entered into an interim agreement with Iran entitled the “Joint Plan of Action,” or the JPOA. Under the JPOA it was agreed that, in exchange for Iran taking certain voluntary measures to ensure that its nuclear program is used only for peaceful purposes, the U.S. and EU would voluntarily suspend certain sanctions for a period of six months. On January 20, 2014, the U.S. and E.U. indicated that they would begin implementing the temporary relief measures provided for under the JPOA. These measures include, among other things, the suspension of certain sanctions on the Iranian petrochemicals, precious metals, and automotive industries from January 20, 2014 until July 20, 2014.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common shares may adversely affect the price at which our common shares trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

An over-supply of drybulk carrier capacity may lead to a further reduction in charter rates, which may limit our ability to operate our vessels profitably.

The market supply of drybulk carriers has been increasing in large part as a result of the delivery of numerous newbuilding orders over the last few years, and the number of drybulk carriers on order is near historic highs. These newbuildings were delivered in significant numbers starting at the beginning of 2006 and continued to be delivered in significant numbers through 2013. Currently, newbuilding orders have been placed for an aggregate of more than 21.9% of the global drybulk fleet, with deliveries expected during the next three years.

An over-supply of drybulk carrier capacity, particularly in conjunction with the currently reduced level of demand for drybulk shipping, may result in a further reduction of charter hire rates or prolong the period during which low charter hire rates prevail. If the current low charter rate environment persists or worsens and the drybulk global fleet capacity increases due to the delivery of newbuildings or further redeployment of previously idle vessels, we may not be able to recharter our drybulk vessels upon the expiration or termination of our current charters, all of which are scheduled to expire in 2014, assuming the earliest redelivery dates, or charter our drybulk newbuilding vessels that are scheduled to be delivered to us from the third quarter of 2014 through the second quarter of 2015 for which we have not yet arranged employment, at rates suitable to meet our obligations or at all.

The market value of our vessels has declined and may further decline, which could limit the amount of funds that we can borrow and has triggered and could in the future trigger breaches of certain financial and security coverage ratio covenants contained in our current and future credit facilities and we may incur a loss if we sell vessels following a decline in their market value.

The fair market value of our vessels has generally experienced high volatility and has declined significantly. The fair market value of our vessels may continue to fluctuate depending on a number of factors, including:

•	prevailing level of charter rates;

•	general economic and market conditions affecting the shipping industry, including competition from other shipping companies;

•	types, sizes and ages of vessels;

•	supply of and demand for vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental or other regulations;

•	the need to upgrade secondhand and previously owned vessels as a result of charterer requirements, technological advances in vessel design or equipment or otherwise; and

•	competition from other shipping companies and the availability of other modes of transportation.

In addition, as vessels grow older, they generally decline in value. If the fair market value of our vessels declines further, we may not be in compliance with certain covenants contained in our loan and credit facilities and we may not be able to refinance our debt or obtain additional financing. If we are not able to comply with the covenants in our loan and credit facilities, and are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our vessels. Furthermore, if we sell any of our owned vessels at a time when prices are depressed, our business, results of operations, cash flow and financial condition could be adversely affected. Moreover, if we sell vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s carrying amount in our financial statements, resulting in a loss and a reduction in earnings. In addition, if vessel values persist or decline further, we may have to record an impairment adjustment in our financial statements which could adversely affect our financial results.

Charter rates are subject to seasonal fluctuations, which could affect our operating results and the amount of available cash with which we can pay dividends, if any, in the future.

Currently, most of our vessels are employed on short-term time charters, with expirations ranging from August 2014 to October 2014. Our vessels operate in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in volatility in our operating results to the extent that we enter into new charter agreements, renew existing agreements during a time when charter rates are weaker or operate our vessels on the spot market, which could affect the amount of dividends, if any, that we pay to our shareholders from quarter to quarter. The drybulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns during these months tend to disrupt vessel scheduling and supplies of certain commodities. While this seasonality has not materially affected our operating results, it could materially affect our operating results and cash available for distribution to our shareholders as dividends, if any, in the future.

Rising fuel, or bunker prices, may adversely affect profits.

While we generally will not bear the cost of fuel, or bunkers, for vessels operating on time charters, fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability at the time of charter negotiation. Fuel is also a significant, if not the largest, expense in our shipping operations when vessels are under voyage charter. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries, or OPEC, and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental regulations limiting fossil fuel use.

Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

Compliance with safety and other vessel requirements imposed by classification societies may be very costly and may adversely affect our business.

The hull and machinery of every commercial vessel must be certified as being “in class” by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention.

A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be dry-docked every two and a half to five years for inspection of its underwater parts.

Compliance with the above requirements may result in significant expense. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable and uninsurable, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state, provincial and local laws and regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These regulations include, but are not limited to, European Union Regulations, U.S. Oil Pollution Act of 1990, or OPA, requirements of the U.S. Coast Guard, or USCG, and U.S. Environmental Protection Agency, or EPA, the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, the U.S. Clean Air Act, the U.S. Clean Water Act and the U.S. Marine Transportation Security Act of 2002, and regulations of the International Maritime Organization, or the IMO, including, the International Convention for the Prevention of Pollution from Ships of 1973 (as from time to time amended and generally referred to as MARPOL) including designations of Emission Control Areas, or ECAs, thereunder, the International Convention for the Safety of Life at Sea of 1974 (as from time to time amended and generally referred to as SOLAS), the International Convention on Civil Liability for Oil Pollution Damages of 1969 (as from time to time amended and generally referred to as CLC), the International Convention on Civil Liability for Bunker Oil Pollution Damage, and the International Convention on Load Lines of 1966 (as from time to time amended). Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, including future regulations promulgated to control greenhouse gases, the management of ballast waters, wastewater discharges, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance for our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. Furthermore, the 2010 explosion of the Deepwater Horizon and the subsequent release of oil into the Gulf of Mexico, or other events, may result in further regulation of the shipping industry, including modifications to statutory liability schemes, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. An oil spill could result in significant liability, including fines, penalties, criminal liability, remediation costs and natural resource damages, as well as third-party damages, under other federal, state and local laws in addition to the OPA. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends, if any, in the future. In the future, we could be subject to legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases, requiring material capital expenditures, which cannot be predicted with certainty at this time.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and stock price.

The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

•	marine disaster;

•	accidental releases to the environment;

•	cargo and property losses or damage;

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

•	piracy.

These hazards may result in death or injury to persons, loss of revenues or property, environmental damage, higher insurance rates, damage to our customer relationships, delay or rerouting. If our vessels suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs are unpredictable and may be substantial. We may have to pay dry-docking costs that our insurance does not cover in full. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings. In addition, space at dry-docking facilities is sometimes limited and not all dry-docking facilities are conveniently located. We may be unable to find space at a suitable dry-docking facility or our vessels may be forced to travel to a dry-docking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to steam to more distant dry-docking facilities would decrease our earnings. The involvement of our vessels in an environmental disaster may also harm our reputation as a safe and reliable vessel owner and operator.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in our vessels being denied access to, or detained in, certain ports.

The operation of our vessels is affected by the requirements set forth in the United Nations’ International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. If we fail to comply with the ISM Code, we may be subject to increased liability, may invalidate existing insurance or decrease available insurance coverage for our affected vessels and such failure may result in a denial of access to, or detention in, certain ports. Each of the vessels that has been delivered to us is ISM Code-certified. However, if we are subject to increased liability for non-compliance or if our insurance coverage is adversely impacted as a result of non-compliance, it may negatively affect our ability to pay dividends, if any, in the future. If any of our vessels are denied access to, or are detained in, certain ports, our revenues may be adversely impacted.

In addition, vessel classification societies also impose significant safety and other requirements on our vessels. In complying with current and future environmental requirements, vessel owners and operators may also incur significant additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance.

The operation of our vessels is also affected by other government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates, and financial assurances with respect to our operations.

Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and disrupt our business.

International shipping is subject to various security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. These security procedures can result in cargo seizure, delays in the loading, offloading, trans-shipment or delivery and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

The operation of drybulk carriers has certain unique operational risks, which could adversely affect our earnings and cash flow.

The operation of drybulk carriers has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of the vessels’ holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends, if any, in the future. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Maritime claimants could arrest one or more of our vessels, which could have a negative effect on our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by “arresting” or “attaching” a vessel through foreclosure proceedings. For example, in November 2012, one of our vessels was arrested due to a prior sub-charterer’s unsettled bunkering expenses. The respective vessel was detained for approximately 19 days and was released in December 2012, after the issuance of a letter of guarantee from Allseas Marine S.A., or Allseas or our Manager, a company controlled by our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, that is responsible for the commercial and technical management functions for our fleet and provides the services of our executive officers, and continued its employment. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.

A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we have available for distribution as dividends, if any, to our shareholders.

Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties and an adverse effect on our business.

We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Risks of Investing in our Notes and Risks Related to our Other Indebtedness

Your investment in our Notes is subject to our credit risk.

Our Notes are unsubordinated unsecured general obligations of ours and are not, either directly or indirectly, an obligation of any third party. Our Notes will rank equally with all of our other unsecured and unsubordinated debt obligations, except as such obligations may be preferred by operation of law. Any payment to be made on our Notes, including the return of the principal amount at maturity or any redemption date, as applicable, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of our Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of our Notes.

Substantial debt levels could limit our flexibility to obtain additional financing and pursue other business opportunities.

As of March 31, 2014, we had outstanding indebtedness of $202.0 million. In addition, as of the date of this prospectus, we had an aggregate of up to $112.4 million of available post-delivery borrowing capacity relating to our newbuilding program pursuant to our loan agreement with HSH for a $47.0 million secured loan facility and our loan agreement with a syndicate of major European banks led by Nordea for a $160.0 million secured loan facility. We may enter into new debt arrangements or issue additional debt securities in the future. We expect to incur additional indebtedness in order to fund the aggregate remaining purchase commitments for our seven newbuilding vessels amounting to $138.6 million as of the date of this prospectus supplement, and any further growth of our fleet. This level of debt could have significant adverse consequences to our business and future prospects, including the following:

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may be unavailable on favorable terms or at all;

•

we may need to use a substantial portion of our cash from operations to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and future dividend payments to shareholders, if any;

•

we could become more vulnerable to general adverse economic and industry conditions, including increases in interest rates, particularly given our substantial indebtedness, some of which bears interest at variable rates;

•

we may not be able to meet financial ratios included in our loan and credit facilities due to market conditions or other events beyond our control, which could result in a default under these agreements and trigger cross-default provisions in our other loan and credit facilities;

•	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating income is not sufficient to service our current or future indebtedness, we will be forced to take actions, such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We may not be able to affect any of these remedies on satisfactory terms, or at all. In addition, a lack of liquidity in the debt and equity markets could hinder our ability to refinance our debt or obtain additional financing on favorable terms in the future.

We may not be able to refinance indebtedness incurred under our loan and credit facilities if we are not able to meet our debt service requirements relating to such indebtedness, or we may be unable to borrow under our existing or future debt agreements, which may adversely affect our business, financial condition, results of operations and cash flows.

As of March 31, 2014, we had $202.0 million of outstanding indebtedness under our loan and credit facilities. We cannot assure you that we will be able to refinance our indebtedness on terms that are acceptable to us or at all. For so long as we have outstanding indebtedness under our loan and credit facilities, we will have to dedicate a portion of our cash flow from operations to pay the principal and interest of this indebtedness. We may not be able to generate cash flow in amounts that are sufficient for these purposes. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans or sell our assets. The actual or perceived credit quality of our charterers, any defaults by them, and the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. In addition, debt service payments under our loan and credit facilities or alternative financing may limit funds otherwise available for working capital, capital expenditures and other purposes. If we are unable to meet our debt obligations, our lenders could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders. In addition, if the recent financial difficulties experienced by financial institutions worldwide lead to such institutions being unable to meet their lending commitments, that inability could have a material adverse effect on our ability to meet our obligations and grow our fleet. If we are not able to borrow under our existing or future debt agreements and are unable to find alternative sources of financing on terms that are acceptable to us or at all, our business, financial condition, results of operations and cash flows may be materially adversely affected.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on our Notes is structurally subordinated to the rights of the lenders of our subsidiaries.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets. As a result, our ability to make required payments on our Notes depends in part on the operations of our subsidiaries and our subsidiaries’ ability to distribute funds to us. To the extent our subsidiaries are unable to distribute, or are restricted from distributing, funds to us, we may be unable to fulfill our obligations under our Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due on our Notes or to make funds available for that purpose. Our Notes will not be guaranteed by any of our subsidiaries or any other person.

The rights of holders of our Notes will be structurally subordinated to the rights of our subsidiaries’ lenders. A default by a subsidiary under its debt obligations would result in a block on distributions from the affected subsidiary to us. Our Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of March 31, 2014, we had $202.0 million of total outstanding debt (all of which was secured) and vessels and vessels under construction with a net book value of $394.5 million. In addition, the indenture under which our Notes will be issued will permit our subsidiaries to incur additional debt without any limitation.

Our Notes will be unsecured obligations and will be effectively subordinated to our secured debt.

Our Notes are unsecured and therefore will be effectively subordinated to any secured debt we maintain or may incur to the extent of the value of the assets securing the debt. In the event of a bankruptcy or similar proceeding involving us, the assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on our Notes. As of March 31, 2014, we had $202.0 million of total outstanding indebtedness all of which was secured debt. Please read “Description of Other Indebtedness.” We will continue to have the ability to incur additional secured debt, subject to limitations in our credit facilities and the indenture relating to our Notes.

We may not have the ability to raise the funds necessary to purchase our Notes as required upon a change of control, and our existing and future debt may contain limitations on our ability to purchase our Notes.

Following a change of control as described under “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes,” holders of Notes will have the right to require us to purchase their Notes for cash. A change of control may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then existing indebtedness. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the change of control purchase price in cash with respect to any Notes surrendered by holders for purchase upon a change of control. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the Notes upon a change of control. Our failure to purchase the Notes upon a change of control when required would result in an event of default with respect to the Notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the Notes.

Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to offer to purchase the Notes.

Upon the occurrence of a change of control, you have the right to require us to purchase your Notes. However, the change of control provisions will not afford protection to holders of Notes in the event of certain transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings or certain restructurings would not constitute a change of control requiring us to repurchase the Notes. In the event of any such transaction, holders of the Notes would not have the right to require us to purchase their Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the Notes.

Our Notes do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your Notes.

Our Notes are a new issuance of securities with no established trading market. We intend to apply to list our Notes on the NYSE but there can be no assurance that the NYSE will accept our

Notes for listing. Even if our Notes are approved for listing by the NYSE, an active trading market on the NYSE for our Notes may not develop or, even if it develops, may not last, in which case the trading price of our Notes could be adversely affected and your ability to transfer your Notes will be limited. If an active trading market does develop on the NYSE, our Notes may trade at prices lower than the offering price. The trading price of our Notes will depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in our Notes pending any listing of the Notes on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

Our Notes have not been rated, and ratings of any of our other securities may affect the trading price of our Notes.

We have not sought to obtain a rating for our Notes, and our Notes may never be rated. It is possible, however, that one or more credit rating agencies might independently determine to assign a rating to our Notes or that we may elect to obtain a rating of our Notes in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to our Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for our Notes, could adversely affect the market for, or the market value of, our Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including our Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of our Notes may not reflect all risks related to us and our business, or the structure or market value of our Notes.

Our management will have broad discretion over the use of the proceeds to us from this offering and might not apply the proceeds of this offering in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. They may not apply the net proceeds of this offering in ways that increase the value of your investment. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. We intend to use substantially all of the net proceeds from this offering for the repayment of our existing indebtedness. Please read “Use of Proceeds.”

Servicing our current or future indebtedness limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Borrowing under our credit facilities requires us to dedicate a part of our cash flow from operations to paying interest on our indebtedness under such facilities. These payments limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. Amounts borrowed under our credit facilities bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the tanker industry. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	seeking to raise additional capital;

•	refinancing or restructuring our debt;

•	selling vessels; or

•	reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if some other default occurs under our credit facilities, our lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral vessels securing that debt even though the majority of the proceeds used to purchase the collateral vessels did not come from our credit facilities.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of The Marshall Islands and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

USE OF PROCEEDS

The net proceeds of the sale of our Notes are expected to total approximately $23.9 million after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $27.5 million if the underwriters exercise their option to purchase additional Notes in full). We expect to use $7.0 million of the net proceeds of this offering to prepay a portion of the outstanding principal amount of our loan with Unicredit, which bears interest at LIBOR plus a margin of 2.75% (or 5.00%, with respect to the amount of any deferred payments) and has a maturity date of August 27, 2016. See “Recent Developments—Loan Facilities—Recent amendments to and waivers of certain financial covenants.” We expect to use substantially all of the balance of the net proceeds of this offering for the repayment of our existing indebtedness, although the amounts and timing of such payments have not been determined, and to use any remaining amounts for general corporate purposes. While we expect to use the remaining net proceeds as described above shortly after this offering, pending their specific application, we expect to invest the remaining net proceeds in cash or cash equivalents, including primarily in demand deposits or short-term, interest bearing investment grade securities, certificates of deposit or government securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the years ended December 31, 2009, 2010, 2011, 2012 and 2013 and for the three months ended March 31, 2014(1). For the years ended December 31, 2011, 2012 and 2013, as well as for the three months ended March 31, 2014, we incurred losses and thus the following table sets forth the dollar amount of the coverage deficiency.

						Three Months Ended March 31, 2014
	Year Ended December 31,
	2009	2010	2011	2012	2013
Earnings / (Loss):
Net income / (loss)	65,678,614	22,895,280	(283,498,759)	(17,557,125)	(16,953,032)	(25,884,899)
Add: Fixed charges	11,313,469	10,172,531	9,559,628	7,298,157	8,154,118	2,532,750
Add: Amortization of capitalized interest	—	—	—	10,406	31,849	10,127
Add: Distributed income of equity investees	—	—	1,546,875	3,712,500	1,787,500	—
Less: Income / (loss) of equity investees	—	—	(2,749,866)	(1,986,590)	(1,652,339)	276,447
Less: Interest capitalized	—	—	(260,118)	(611,655)	(786,263)	(341,273)

Total Earnings / (Loss)	76,992,083	33,067,811	(275,402,240)	(9,134,307)	(9,418,167)	(23,406,848)

Fixed Charges
Interest expensed and capitalized	10,019,640	8,994,169	7,105,730	5,848,775	6,441,980	1,735,631
Amortization and write-off of capitalized expenses related to indebtedness	1,293,829	1,178,362	2,453,898	1,449,382	1,712,138	797,119

Total Fixed Charges	11,313,469	10,172,531	9,559,628	7,298,157	8,154,118	2,532,750

Ratio of Earnings to Fixed Charges(2)	6.8x	3.3x
Dollar amount of the coverage deficiency			284,961,868	16,432,464	17,572,285	25,939,598

(1)	We have not issued any Notes as of the date of this prospectus.
(2)	For purposes of computing the consolidated ratio of earnings to fixed charges, “earnings” consist of pre-tax income from continuing operations prepared under GAAP, less equity in income / (loss) of equity investees, plus depreciation of capitalized interest, plus distributed income of equity investees, plus fixed charges, less capitalized interest and “fixed charges” represent interest incurred and capitalized and amortization and write-off of deferred financing costs. The consolidated ratio of earnings to fixed charges is a ratio that we are required to present in this prospectus supplement and has been calculated in accordance with SEC rules and regulations. This ratio has no application to our credit facilities, and we believe is not a ratio generally used by investors to evaluate our overall operating performance.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2014:

•	On an actual basis;

•	On an as adjusted basis to give effect to the following transactions, which occurred during the period between April 1, 2014 and the date of this prospectus supplement:

•	the scheduled repayment of $2,985,000 in outstanding indebtedness under our secured loan agreements;

•	the prepayment of $800,000 in outstanding indebtedness pursuant to the supplemental agreement with HSBC dated April 8, 2014, which occurred on April 10, 2014;

•

the refinancing of six vessels in our operating fleet under our Nordea loan facility dated May 6, 2014, and the respective prepayment of $82.1 million and drawdown of $81.8 million, which was completed on June 10, 2014;

•

the refinancing of the M/V Friendly Seas under our HSH loan facility dated April 4, 2014, and the respective prepayment of $19.9 million and drawdown of $12.6 million, which was completed on July 7, 2014; and

•	the purchase and cancellation of 30,000 common shares at an average price of $5.6820 per share pursuant to the share buyback program that was authorized by our Board of Directors on May 12, 2014.

•	on an as further adjusted basis to give effect to the following transactions:

•

the issuance of 1,000,000 Notes at a public offering price of $25.00 per Note pursuant to this prospectus, resulting in net proceeds of approximately $23.9 million, after deducting estimated expenses related to this offering of $0.3 payable by us and the underwriting discounts and commissions of approximately $0.8 million; and

•	the expected application of $7.0 million of the net proceeds of this offering for the respective prepayment of a portion of the outstanding principal amount of our loan with Unicredit.

As of March 31, 2014, we had $31.1 million in cash and cash equivalents and $11.2 million in current and non-current restricted cash. On an “as further adjusted” basis, as described above and taking into account the starting cash balance of March 31, 2014, cash and cash equivalents amounts to approximately $35.1 million and restricted cash amounts to $12.6 million.

There have been no significant adjustments to our capitalization since March 31, 2014, other than the adjustments described above. You should read the information below in connection with the section of this prospectus entitled “Use of Proceeds” and our financial statements and related notes incorporated by reference herein.

	As of March 31, 2014
	Actual	As Adjusted	As Further Adjusted(7)
Capitalization:
Total debt(1)(2)(3)(4)	$201,961,129	$190,527,000	$208,527,000
Preferred shares, $0.001 par value; 25,000,000 shares authorized; none issued and outstanding, actual, as adjusted and as further adjusted	—	—	—
Class A common shares, $0.001 par value; 750,000,000 shares authorized; 24,622,142 shares issued and outstanding actual, and 24,592,142 shares issued and outstanding as adjusted and as further adjusted(4)(5)	24,622	24,592	24,592
Class B common shares, $0.001 par value; 5,000,000 authorized; none issued and outstanding, actual, as adjusted and as further adjusted	—	—	—
Additional paid-in capital(5)(6)	534,651,196	534,480,766	534,480,766
Accumulated other comprehensive loss	(442,333)	(442,333)	(442,333)
Accumulated deficit	(286,795,571)	(286,796,471)	(286,796,471)
Total shareholders’ equity	247,437,914	247,266,554	247,266,554
Total capitalization	$449,399,043	$437,793,554	$455,793,554

(1)	All of our indebtedness is secured and guaranteed.
(2)	Total debt does not include the fair value of the net derivative liabilities designated as hedging instruments, which was $0.2 million as of March 31, 2014.
(3)	Does not include any future amounts we may draw under the loan agreements with HSH Nordbank AG and Nordea Bank Finland Plc that we entered into in April 4, 2014 and May 6, 2014, respectively.
(4)	Excludes any Notes issuable upon exercise of the underwriters’ overallotment option.
(5)	Excludes 2,000,000 shares of our common stock reserved for issuance under our 2014 Equity Incentive Plan.
(6)	Does not include any future common share purchases pursuant to the share buyback program of up to $10.0 million that was authorized by our Board of Directors on May 12, 2014.
(7)	Does not reflect the expected application of the net proceeds of this offering to the repayment of our existing indebtedness, other than the prepayment of $7.0 million of the outstanding principal amount of our loan with Unicredit.

THE DRYBULK SHIPPING INDUSTRY

All the information and data presented in this section, including the analysis of the various sectors of the dry bulk shipping industry has been provided by Drewry. Drewry has advised that the statistical and graphical information contained herein is drawn from its database and other sources. In connection therewith, Drewry has advised that: (a) certain information in Drewry’s database is derived from estimates or is subject to subjective judgments; (b) the information in the databases of other maritime data collection agencies may differ from the information in Drewry’s database.

Overview

Dry bulk cargo accounted for approximately 44% of total seaborne trade in 2013. Common cargoes include iron ore, coal, grain and fertilizers. Dry bulk trade is influenced by the underlying demand for the dry bulk commodities which in turn is influenced by global economic activity. The Chinese economic boom in recent years has led to phenomenal increases in dry bulk trade, in particular iron ore and coal. Over the period 2003 to 2013, dry bulk seaborne trade grew at a CAGR of 6.2%.

The world dry bulk fleet is generally divided into six major categories, based on a vessel’s cargo carrying capacity. These categories consist of: Handysize, Supramax, Panamax, Post Panamax, Capesize and Very Large Ore Carrier.

The supply of dry bulk shipping capacity is determined by the size of the existing fleet, the number of new vessels on order, the scrapping of older vessels and the number of vessels out of active service. As of June 30, 2014, the world fleet of dry bulk carriers consisted of 10,156 vessels, totalling 739 million dwt in capacity. In the period from 2003 to 2013, the dry bulk fleet grew at a CAGR of 8.9%. The current global dry bulk vessel orderbook represents 21.9% of the existing fleet. The orderbook to existing fleet ratio has started to rise once more as result of increased levels of new ordering and, despite a marked increase in scrapping activity in the period 2008 to 2013, scrapping in 2014 to date has been at low levels.

Dry bulk vessels are employed through a number of different chartering options. The most common are time charter and spot charter. Historically, charter rates have been volatile, driven by the underlying balance between vessel supply and demand. Since 2011, rates have generally been weak as result of the gap between dry bulk carrier demand and supply, and, despite a brief rise in prices in late 2013, they have remained at low levels in 2014.

Newbuilding prices are determined by a number of factors, including the underlying balance between shipyard output and newbuilding demand, raw material costs, freight markets and exchange rates. Newbuilding prices started to weaken in the second half of 2008 and this downward trend continued until the second half of 2013. Since then they have increased by a small amount as shipbuilders were able to negotiate incremental price increases.

The secondhand market is directly influenced by newbuilding prices and the charter market. From 2011 to the beginning of 2013 prices slipped, but as with newbuilding prices, prices rose briefly in late 2013, which trend has not continued in 2014.

World Seaborne Trade

Seaborne cargo is broadly categorized as either liquid or dry cargo. Dry cargo includes drybulk cargo and other dry cargo which can either be containerized or transported in break-

bulk form. Liquid cargo includes crude oil, refined petroleum products, vegetable oils, gases and chemicals. The following table presents the breakdown of global seaborne trade by main type of cargo between 2002 and 2013.

World Seaborne Trade: 2003 to 2013

	Trade—Million Tons											CAGR(1) % 2003-13	% Total Trade
	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013		2003	2013
Liquid Cargo
Crude Oil	1,937	2,043	2,076	2,086	2,102	2,111	2,025	2,066	2,032	2,075	2,090	0.8%	29.6	21.2
Refined Petroleum Products	611	637	696	740	738	793	834	883	912	937	956	4.6%	9.3	9.7
Liquid Chemicals	136	146	160	169	175	178	180	190	200	206	206	4.2%	2.1	2.1
Liquefied Gases	193	203	212	230	240	241	253	292	325	326	323	5.3%	3.0	3.3

Total Liquid Cargo	2,877	3,029	3,144	3,225	3,255	3,323	3,292	3,431	3,469	3,544	3,575	2.2%	44.0	36.3

Dry Bulk
Coal	611	641	675	733	776	789	805	928	959	1,044	1,161	6.6%	9.3	11.8
Iron Ore	523	615	689	720	772	819	904	1,002	1,048	1,097	1,242	9.0%	8.0	12.6
Grain	184	191	200	203	213	218	225	233	236	256	261	3.6%	2.8	2.6
Total Major Bulks	1,318	1,447	1,564	1,656	1,761	1,826	1,934	2,163	2,243	2,397	2,664	7.3%	20.1	27.0
Minor Bulks	1,075	1,172	1,273	1,365	1,455	1,429	1,298	1,461	1,565	1,614	1,688	4.6%	16.4	17.1

Total Dry Bulks	2,393	2,619	2,837	3,021	3,216	3,255	3,232	3,624	3,808	4,011	4,352	6.2%	36.6	44.1

Other Dry Cargo	1,272	1,444	1,510	1,612	1,727	1,820	1,550	1,800	1,913	1,933	1,935	4.3%	19.4	19.6

Total Dry Cargo	3,665	4,063	4,347	4,633	4,943	5,075	4,782	5,424	5,721	5,944	6,287	5.5%	56.0	63.7

Total Seaborne Trade	6,542	7,092	7,491	7,858	8,198	8,398	8,074	8,855	9,190	9,488	9,862	4.2%	100.0	100.0

(1)	Compound annual growth rate.

Source: Drewry

Ocean going vessels represent the most efficient and often the only means of transporting large volumes of basic commodities and finished products over long distances. In general, the supply of and demand for seaborne transportation capacity are the primary drivers of charter rates and values for all vessels. Larger vessels exhibit higher charter rate and vessel value volatility compared with smaller vessels, due to the larger volume of cargo shipped on board, their reliance on a few key commodities, and long-haul routes among a small number of ports. Vessel values primarily reflect prevailing and expected future charter rates, and are also influenced by factors such as the age of the vessel, the shipyard of its construction and its specifications. During extended periods of high charter rates, vessel values tend to appreciate, while during periods where rates have declined, such as the period we are in currently, vessel values tend to decline. Historically, the relationship between incremental supply and demand has varied among different sectors, meaning that at any one time different sectors of the seaborne transportation industry may be at differing stages of their respective supply and demand cycle, as the drivers of demand in each sector are different and are not always subject to the same factors.

Dry Bulk Shipping

Dry bulk cargo accounted for approximately 44% of total seaborne trade in 2013. Dry bulk cargo is generally defined any form of cargo that is shipped in bulk and can be loaded and unloaded in its original, unadulterated and unpackaged state. Commonly seen dry bulk cargoes include steel, grains (soybean, wheat, etc.), cement, and lumber. Less directly visible, but often in large quantities, are iron ore and metallurgic coal (the two primary raw materials used in producing steel), thermal coal (used in power plants for electric generation), and fertilizers (used in farming). For statistical purposes, dry bulk cargoes are commonly categorized in to major or minor bulks. The major bulks category consists of iron ore, coal, and grains. The minor bulks category includes, but is not limited to, fabricated steel, steel scrap, fertilizers, lumber, cement, and minerals. These raw materials are typically poured or lifted into a ship’s hold without the aid of additional pallets or other packaging materials.

Dry bulk carriers play an important role in connecting points of resource extraction points, such as mines and farms, with end users, such as steel mills and food processors. Due to the increasingly global supply chain and changing demand patterns for different raw materials, dry bulk carriers generally provide the most cost effective means of completing the supply chain than other methods such as air, rail, or truck transportation. Shipping benefits relative to the other modes of transportation from larger economies of scale of vessels considering the large capacity of bulk carriers, and their ability to serve destinations with limited existing infrastructure.

Dry Bulk Seaborne Trade

Dry bulk trade is influenced by the underlying demand for the dry bulk commodities which, in turn, is influenced by the level of worldwide economic activity. Generally, growth in gross domestic product, or GDP, and industrial production correlate with peaks in demand for marine dry bulk transportation services. Recent changes in global GDP are shown in the table below.

Real GDP Growth: 2001 to 2014(1)

(% change previous period)

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014(1)
Global Economy	2.4	3.0	4.1	5.3	4.7	5.2	5.0	2.6	-0.9	5.2	3.9	3.2	3.0	3.6
USA	0.3	1.6	2.7	3.9	3.2	3.3	2.0	-0.3	-3.5	3.0	1.8	2.8	1.9	2.8
Europe	1.7	1.1	1.1	2.1	1.6	2.8	2.8	0.4	-4.1	1.8	1.5	-0.3	0.2	1.6
Japan	0.4	-0.3	1.8	2.7	1.9	2.2	2.4	-1.2	-5.5	4.4	-0.6	1.4	1.5	1.4
China	7.5	8.3	10.0	10.1	10.4	10.7	13.0	9.6	9.2	10.4	9.3	7.7	7.7	7.5
India	4.4	4.7	7.4	7.0	8.7	9.2	9.3	6.2	6.8	8.5	7.3	4.7	4.4	5.4

(1)	Provisional

Source: Drewry

Dry bulk emerged as a distinct genre (from conventional general cargo) in the late 1960s. Initially, the drivers were relatively low value, high volume commodities, especially iron ore and metallurgical coal, as well as the major food and feed grains. During the 1970s, the sector was transformed by a huge growth in the volume of thermal or steam coal and the 1980s and 1990s were decades when trade volumes grew at a steady pace. However, the mid-2000s saw the emergence of the Chinese trade boom. Phenomenal increases in seaborne trade were seen in commodities such as iron ore. Growth may have stalled in 2009 as result of the global economic recession but trade has since recovered and growth has returned to most sectors, albeit at lower levels. In 2013 total dry bulk seaborne trade was 4.35 billion tons. Over the period from 2003 to 2013 dry bulk seaborne trade grew at a CAGR of 6.2%.

Dry Bulk Trade Development: 2003 to 2013

(Million Tons)

Source: Drewry

A large part of the growth in seaborne dry bulk trade in the last decade has been due to increased shipments of iron ore. Between 2003 and 2013, seaborne trade in iron ore grew at a CAGR of 9.0%, taking total shipments to 1.24 billion tons.

Dry Bulk Seaborne Trade: 2003 to 2013

(Million Tons)

Sector	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2003-2013 CAGR%
Coal	611	641	675	733	776	789	805	928	959	1,044	1,161	6.6%
Iron Ore	523	615	689	720	772	819	904	1,002	1,048	1,097	1,242	9.0%
Grain	184	191	200	203	213	218	225	233	236	256	261	3.6%
Total Major Bulks	1,318	1,447	1,564	1,656	1,761	1,826	1,934	2,163	2,243	2,397	2,664	7.3%
Minor Bulks	1,075	1,172	1,273	1,365	1,455	1,429	1,298	1,461	1,565	1,614	1,688	4.6%

Total Dry Bulks	2,393	2,619	2,837	3,021	3,216	3,255	3,232	3,624	3,808	4,011	4,352	6.2%

Source: Drewry

Iron Ore

Iron ore is used as a raw material for the production of steel, along with limestone and coking (or metallurgical) coal. Steel is the most important construction and engineering material in the world. In 2013, the main importers of iron ore were China, the European Union, Japan and South Korea. The main producers and exporters of iron ore are Australia and Brazil.

Iron Ore Monthly Imports: 2003 to 2014

Source: Drewry

Chinese imports of iron ore have grown significantly due to increased steel production in the last few years and have been a major driving force in the dry bulk sector. In 2013, total Chinese imports of iron ore were 818 million tons, some 73 million tons more than 2012.

Chinese imports of iron ore have traditionally come primarily from Australia, Brazil and India. The shares of Indian and Brazilian imports into China have increased since 2000. Australia and Brazil together account for approximately two-thirds of global iron ore exports. Although both countries have seen strong demand from China, Australia continues to benefit the most from China’s increased demand for iron ore.

Coal

Coal is divided into two main categories: thermal (or steam) and coking (or metallurgical). Thermal coal is used mainly for power generation, whereas coking coal is used to produce coke to feed blast furnaces in the production of steel. Chinese and Indian electricity consumption has grown at a rapid pace, driving demand for such products. China is the second largest consumer of electricity in the world, even though generally highly populated developing economies have low per capita electricity consumption.

Expansion in air conditioned office and factory space, along with industrial use, has increased demand for electricity, of which nearly half is generated from coal-fired plants, thus increasing demand for thermal coal. In addition, Japan’s domestic nuclear power generating industry has suffered from perceived safety problems in recent years relative to other sources of energy, leading to increased demand for oil, gas and coal-fired power generation. Furthermore, the high cost of oil and gas has led to increasing development of coal-fired electricity plants around the world, especially in Asia. Future prospects are also heavily tied to the steel industry. Coking coal is of a higher quality than thermal coal (i.e., more carbon and fewer impurities) and its price is both higher and more volatile.

Increases in steam coal demand have been significant, as both developed and developing nations require increasing amounts of electric power. The main exporters of coal are Australia, South Africa, Russia, Indonesia, United States, Colombia and Canada. The main importers of coal are Europe, Japan, South Korea, Taiwan, India and China, as illustrated in the first chart below. China has recently become a net importer of coal, and Indian imports have doubled in less than five years. Coal is transported primarily by Capesize, Panamax and Supramax vessels.

Grains

Grains include wheat, coarse grains (corn, barley, oats, rye and sorghum) and oil seeds extracted from different crops such as soybeans and cotton seeds. In general, wheat is used for human consumption, while coarse grains are used as feed for livestock. Oil seeds are used to manufacture vegetable oil for human consumption or for industrial use, while their protein-rich residue is used as food for livestock.

Global grain production is dominated by the United States. Argentina is the second largest producer, followed by Canada and Australia. International trade in grains is dominated by four key exporting regions: North America, South America, Oceania and Europe (including the former Soviet Union). These regions collectively account for over 90% of global exports. In terms of imports, the Asia/Pacific region (excluding Japan) ranks first, followed by Latin America, Africa and the Middle East.

Minor Dry Bulks

The balance of dry bulk trade, minor dry bulks, can be subdivided into two types of cargo. The first type includes secondary dry bulks or free-flowing cargo, such as agricultural cargoes, bauxite and alumina, fertilizers and cement. The second type is generally referred to as neo-bulks, which include non-free flowing or part manufactured cargo such as forest products, steel products and scrap.

Dry Bulk Carrier Demand

When interpreting demand trends, key factors that influence demand include:

•	Trade growth is not solely a factor of the cargo tonnages moved. Shipping distance is a variable. Hence, growth in ton-miles typically serves as a better metric than cargo volumes considered alone.

•

Cargo size preferences reflect charterer preferences, port capabilities and typical ship size genres. The dry bulk sector exercises some flexibility in this, as larger vessels will ‘cut cargo’ and trade part loaded if this is unavoidable. Meanwhile, some vessels will build up full loads through a combination of taking on cargo parcels and/or multi-port loading or discharge options.

•

Demand is also a function of vessel productivity. Vessels can be laid up—but this term spans a spectrum from long-term, ‘cold’ lay up through to idle while awaiting orders. Vessels will be off-hire through the need to make repair yard calls. At times of high fuel prices (such as in 2013), slow steaming might be contemplated. Finally, port congestion is a variable.

•

Two of the largest commodity drivers, coal and grains, are affected by seasonal demand fluctuations. Thermal coal is linked to the energy markets and in general encounters upswings towards the end of the year in anticipation of the forthcoming winter period as power supply companies try to increase their stocks, or during hot summer periods when increased electricity demand is required for air conditioning and refrigeration purposes. Grain production is also seasonal and is driven by the harvest cycle of the northern and southern hemispheres. However, with four nations and the European Union representing the largest grain producers (the United States, Canada and the European Union in the northern hemisphere and Argentina and Australia in the southern hemisphere), harvests and crops reach seaborne markets throughout the year. Taken as a whole, seasonal factors mean that the market for dry bulk vessels is often stronger during the winter months.

Consequently, a better measure of demand than tonnage shipped is typically ton-miles, calculated by multiplying the volume of cargo moved on each route by the distance of each voyage.

Between 2003 and 2013, ton-mile demand in the dry bulk sector increased from 10.42 to 19.57 billion ton-miles, equivalent to a CAGR of 6.5%.

Dry Bulk Vessel Demand(1): 2003 to 2013

(Billion Ton-Miles)

	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	CAGR 2003/2013%
Coal	2,570	2,656	2,825	2,987	3,086	3,135	3,133	3,608	3,785	4,114	4,300	5.3%
Iron Ore	2,918	3,378	3,793	4,065	4,462	4,707	5,374	5,978	6,395	6,745	7,348	9.7%
Grain	821	970	938	995	1,019	1,033	1,038	1,134	1,128	1,203	1,278	4.5%
Minor Bulks	4,121	4,421	4,877	5,256	5,527	5,549	4,983	5,879	6,147	6,287	6,642	4.9%
Total	10,429	11,425	12,432	13,303	14,094	14,424	14,527	16,599	17,454	18,349	19,569	6.5%

(1)	Excludes coastal trade

Source: Drewry

The above figures however exclude demand arising on coastal and intra-regional trades. In this context, it is worth noting that there is over 1 billion tons of cargo of all kinds which is transported between Chinese ports by sea. The dry bulk proportion of this trade is in excess of 400 million tons and it therefore creates considerable employment for dry bulk carriers, especially smaller vessels such as Handysize bulk carriers.

Dry Bulk Carrier Supply

Bulk carriers are single deck dry cargo vessels with their holds suited (in terms of capacity and strength) to the carriage of cargo in bulk. Most of the bulk carrier fleet consists of ore-strengthened, general purpose bulk vessels. The fleet does contain some specialist types such as cement and woodchip carriers.

The world dry bulk fleet is generally divided into six major categories, based on a vessel’s cargo carrying capacity. These categories consist of: Handysize, Handymax/Supramax, Panamax, Post Panamax, Capesize and Very Large Ore Carrier.

Dry Bulk Vessel Types and Sizes

Category	Size Range—Dwt
Handysize	10-39,999
Handymax/Supramax/Ultramax	40-64,999
Panamax	65-84,999
Post Panamax	85-119,999
Capesize	120-219,999
VLOC	220,000 +

•

Handysize.    Handysize vessels have a carrying capacity of up to 39,999 dwt. These vessels are primarily involved in carrying minor bulk cargoes. Increasingly, vessels of this type operate on regional trading routes, and may serve as trans-shipment feeders for larger vessels. Handysize vessels are well suited for small ports with length and draft restrictions. Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.

•

Handymax/Supramax.    Handymax vessels have a carrying capacity of between 40,000 and 64,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily iron ore, coal, grains and minor bulks. Within the Handymax category there is also sub-sectors known as Supramax and Ultramax. Supramax bulk vessels are vessels between 50,000 to 59,999 dwt, and Ultramax vessels are commonly between 60,000 and 64,999 dwt, normally offering cargo loading and unloading flexibility with on-board cranes, while at the same time possessing the cargo carrying capability approaching conventional Panamax bulk vessels. Hence, the earnings potential of a Supramax or Ultramax dry bulk vessel, when compared to a conventional Handymax vessel of 45,000 dwt, is greater.

•

Panamax.    Panamax vessels have a carrying capacity of between 65,000 and 84,999 dwt. These vessels carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers. Panamax vessels are able to pass through the Panama Canal, making them more versatile than larger vessels.

•

Post Panamax.    (sometimes known as Kamsarmax). Post Panamax vessels typically have a carrying capacity of between 85,000 and 119,999 dwt. These vessels tend to be shallower and have a larger beam than a standard Panamax vessel with a higher cubic capacity. They have been designed specifically for loading high cubic cargoes from draught restricted ports. This type of vessel cannot transit the Panama Canal. The term Kamsarmax stems from Port Kamsar in Guinea, where large quantities of bauxite are exported from a port with only 13.5 meter draught and a 229 meter length overall restriction, but no beam restriction.

•

Capesize.    Capesize vessels have carrying capacities of between 120,000 and 219,999 dwt. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size. Capesize vessels are mainly used to transport iron ore or coal and, to a lesser extent, grains, primarily on long-haul routes.

•	VLOC. Very large ore carriers are in excess of 220,000 dwt and are a comparatively new sector of the dry bulk vessel fleet. VLOCs are built to exploit economies of scale on long-haul iron ore routes.

Ships of between 10-65,000 dwt are generally expected to be geared. On modern vessels, this will comprise cranes each offering a maximum safe working load of 25 or 30 tonnes. These will be used if shore side alternatives are inadequate. A few Panamax vessels are geared, but larger bulk carriers are normally gearless. For carriers in excess of 65,000 dwt, shore-side cargo handling equipment is normally faster and more efficient than shipboard gear.

Dry Bulk Vessels: Indicative Deployment by Size Category

Cargo Type	Handysize	Handymax	Supramax	Panamax	Post Panamax/ Kamsarmax	Capesize	VLOC
Iron Ore	X					X	X
Coal	X		X	X	X	X	X
Grains	X	X	X	X	X
Alumina, Bauxite	X	X	X	X	X
Steel Products	X	X	X	X	X
Forest Products	X	X	X
Fertilizers	X	X	X
Minerals	X	X	X
Minor Bulks-Other	X	X

Source: Drewry

The supply of dry bulk shipping capacity, measured by the amount of suitable vessel tonnage available to carry cargo, is determined by the size of the existing worldwide dry bulk fleet, the number of new vessels on order, the scrapping of older vessels and the number of vessels out of active service (i.e., laid up or otherwise not available for hire). In addition to prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other voyage expenses, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleets in the market and government and industry regulation of marine transportation practices.

As of June 30, 2014, the world fleet of dry bulk carriers consisted of 10,156 vessels, totaling 739 million dwt in capacity. These figures are, however, based on pure dry bulk vessels and exclude a small number of combination vessels.

Dry Bulk Fleet: June 30, 2014

Size Category	Deadweight Tonnes	Number of Vessels	% of Total Fleet	Total Capacity	% of Total Fleet
				(million
			(number)	dwt)	(dwt)
Handysize	10-39,999	3,097	30.5	87.9	11.9
Handymax	40-64,999	3,074	30.3	163.0	22.1
Panamax	65-84,999	1,994	19.6	152.6	20.6
Post Panamax	85-119,999	516	5.1	50.0	6.8
Capesize	120-219,999	1,278	12.6	228.1	30.9
Vloc	220,000+	197	1.9	57.5	7.8
Total		10,156	100.0	739.1	100.0

Source: Drewry

From 2003 to the end of 2013, the dry bulk fleet grew at a CAGR of 8.9 % taking total supply from 325 to 717 million dwt. Apart from the growth in absolute fleet size, there has also been an increase in average vessel size, which has grown from 53,400 dwt in 2003 to 72,800 dwt in June 2014.

Dry Bulk Carrier Fleet Development 2003-2014

(Million Dwt)

Source: Drewry

As a result of the high level of new deliveries, the average age of dry bulk vessels in service has declined. As of June 30, 2014, the average age of the fleet was 9.1 years and there is now less than 10% of the total fleet which is in excess of 20 years of age. The following chart illustrates the age profile of the global dry bulk vessel fleet as of June 30, 2014, together with scheduled deliveries by year as per the orderbook at this date.

Dry Bulk Vessel Fleet Age Profile: June 30, 2014

(Millions of Dwt / No. of Vessels)

Source: Drewry

Dry Bulk Carrier Orderbook

The future supply of dry bulk carriers depends on the delivery of new vessels from the orderbook and the removal of vessels from the global fleet, either through scrapping or loss. As of June 30, 2014, the global dry bulk orderbook (excluding options) amounted to 161.6 million dwt, or 21.9% of the existing dry bulk fleet. Approximately 27% the dry bulk carriers on order are scheduled to be delivered in the remainder of 2014.

Dry Bulk Vessel Orderbook: June 30, 2014

Size Dwt	2014		2015		2016		2017		Total		% of fleet
	No.	Dwt	No.	Dwt	No.	Dwt	No.	Dwt	No.	Dwt
10-39,999	147	4,663	201	7,299	98	3,612	17	638	463	16,212	2.2%
40-64,999	195	11,057	300	18,214	182	11,315	47	2,909	724	43,495	5.9%
65-84,999	168	13,228	132	10,551	92	7,514	5	407	397	31,700	4.3%
85-119,999	14	1,390	19	1,864	8	775	1	99	42	4,128	0.6%
120-219,999	47	8,956	106	19,659	118	22,371	10	2,024	281	53,010	7.2%
220,000+	15	4,501	12	3,051	21	5,550	0	0	48	13,102	1.8%

Total	586	43,795	770	60,638	519	51,137	80	6,077	1,955	161,647	21.9%

Source: Drewry

Dry Bulk Orders and Dry Bulk Orderbook as % Existing Fleet

Source: Drewry

Deliveries & Slippage

Delays in deliveries from the orderbook are often referred to as slippage. Historically, slippage rates were typically less than 10%, which means that 10% of the vessels due to be delivered in any year were delivered in subsequent years. However, in the period from 2007 to 2013, slippage rates rose, due a combination of excessive new ordering, inexperienced shipyards and latterly problems in obtaining finance and poor market conditions.

In 2013, actual deliveries were close to 51 million dwt, against scheduled deliveries of 101million dwt, implying a slippage rate of close to 50%. However, late reports will almost certain lead to the delivery numbers being revised upwards.

Dry Bulk Carriers: Scheduled Versus Actual Deliveries

(Million Dwt)

Source: Drewry

Approximately 55% of the orderbook is allocated to Chinese shipbuilders. Just over a third is booked in Japan. Significantly, Japanese builders enjoy strong support from domestic shipowners. The South Korean contribution is relatively modest given the importance of South Korean shipbuilding to the global market.

Dry Bulk Vessel Orderbook—By Place of Build: June 30, 2014

Source: Drewry

Vessel Scrapping

On one level scrapping activity is a function of the age profile of the fleet, as all vessels should have finite lives. However, no shipbuilder will guarantee a vessel life, nor is there any real consensus of a design life. Obscuring the picture further are:

•	The maintenance regime over the vessel’s life.

•	The ownership record.

•	Economic obsolescence.

•	Global scrap markets.

However, the single biggest influence on the decision to scrap is the freight market. Strong freight rates encourage further trading and so minimize tonnage offered to breakers. The converse applies as freight markets weaken scrapping activity will increase. In this context it can be seen from the chart below that there was a marked increase in scrapping activity in the period 2008 to 2013 in conjunction with the downturn in the freight market, and also a decline in the average age of vessels at demolition. However, scrapping in 2014 to date has been at quite low levels.

Dry Bulk Vessel Scrapping: 2003 to 2014

(‘000 Dwt)

Source: Drewry

The Freight Market

Pricing in freight market in the dry bulk sector is characterized by two principal regimes:

•

Long-term contracts. These are arrangements between producers and consumers of key products—normally industrial raw materials. The extent to which spot buying develops is a variable based on market conditions.

•	Spot purchasing and trader speculation.

Dry bulk vessels are employed in the market through a number of different chartering options. The general terms typically found in these types of contracts are described below.

•

Time Charter.    A charter under which the vessel owner is paid charterhire on a per-day basis for a specified period of time. Typically, the shipowner receives semi-monthly charterhire payments on a U.S. dollar-per-day basis and is responsible for providing the crew and paying vessel operating expenses while the charterer is responsible for paying the voyage expenses and additional voyage insurance. Under time charters, including trip time charters, the charterer pays voyage expenses such as port, canal and fuel costs and bunkers.

•	Trip Charter. A time charter for a trip to carry a specific cargo from a load port to a discharge port at a set daily rate.

•	Voyage Charter. A voyage charter involves the carriage of a specific amount and type of cargo on a load port-to-discharge port basis, subject to various cargo handling terms.

Most of these charters relate to a single voyage, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tonnage of cargo loaded on board by the agreed upon freight rate expressed on a U.S. dollar-per-ton basis. The owner is responsible for the payment of all voyage and operating expenses, as well as the capital costs of the vessel.

•

Spot Charter.    A spot charter generally refers to a voyage charter or a trip charter, which generally last from 10 days to three months. Under both types of spot charters, the shipowner would pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs and for commissions on gross revenues. The shipowner would also be responsible for each vessel’s intermediate and special survey costs.

•

Contract of Affreightment.    A contract of affreightment, or CoA, relates to the carriage of multiple cargoes over the same route and enables the CoA holder to nominate different vessels to perform the individual voyages. Essentially, it constitutes a series of voyage charters to carry a specified amount of cargo during the term of the CoA, which usually spans a number of years. The entire vessel’s operating expenses, voyage expenses and capital costs are borne by the shipowner. Freight normally is agreed on a U.S. dollar-per-ton basis.

•

Bareboat Charter.    A bareboat charter involves the use of a vessel usually over longer periods of time ranging over several years. In this case, all voyage related costs, mainly vessel fuel and port dues, as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance, are for the charterer’s account. The owner of the vessel receives monthly charter hire payments on a U.S. dollar per day basis and is responsible only for the payment of capital costs related to the vessel. A bareboat charter is also known as a “demise charter” or a “time charter by demise.”

Charter Rates

As noted above, at its simplest level, the bulk carrier market operates at two levels—period and spot. The latter sees ships regularly open for new business and so most frequently exposed to the immediate volatility of market sentiment. The former sees the charter commitment and income stream fixed over a period.

In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed, size and fuel consumption. In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and redelivery regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates. Voyages loading from a port where vessels usually discharge cargo, or discharging from a port where vessels usually load cargo, are generally quoted at lower rates. This is because such voyages generally increase vessel efficiency by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

Within the dry bulk shipping industry, the freight rate indices issued by the Baltic Exchange in London are the references most likely to be monitored. These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. The Baltic Exchange, an independent organization comprised of shipbrokers, shipping companies and other shipping players, provides daily independent shipping market information and has created freight rate indices reflecting the average freight rates (that incorporate actual business concluded as well as daily assessments provided to the exchange by a panel of independent shipbrokers) for the major bulk vessel trading routes. These indices include the Baltic Panamax Index, or BPI, the index with the longest history and, more recently, the Baltic Capesize Index, or BCI. The following chart details the movement of composite Baltic Dry Index (BDI) from 2003 to 2014.

Baltic Exchange Dry Index (BDI): 2003 to 2014

(Index Points)

Source: Baltic Exchange

Charter (or hire) rates paid for dry bulk vessels are generally a function of the underlying balance between vessel supply and demand. Over the past 25 years, dry bulk cargo charter rates have passed through cyclical phases and changes in vessel supply and demand have created a pattern of rate “peaks” and “troughs,” which can been from the chart above. Generally, spot/voyage charter rates will be more volatile than time charter rates, as they reflect short term movements in demand and market sentiment.

In the time charter market, rates vary depending on the length of the charter period as well as vessel specific factors, such as age, speed and fuel consumption. Generally, short-term time charter rates are higher than long-term charter rates. The market benchmark tends to be a 12-month time charter rate, based on a modern vessel.

From early 2006 until the middle of 2008, rates for all sizes of dry bulk vessels increased significantly and in most cases reached record levels. However, the severe downturn in the global economy in the second half of 2008 and the collapse in demand for dry bulk vessels led rates to plummet to record lows. Since the early part of 2009 rates have been volatile, but they gradually recovered from the market lows, with further improvements taking place in the first half of 2010, before leveling out in the second half of the 2010. Since 2011 rates have generally been weak as result of the adverse gap between dry bulk carrier demand and supply. In late 2013 there was a modest rally in dry rates, but this has not been maintained in 2014.

The following table indicates the trend in one year time charter rates for Capesize, Panamax, Supramax and Handysize class vessels between 2003 and June 2014.

One Year Time Charter Rates: 2003 to 2014

(U.S. Dollars per Day)

Source: Drewry

The market will take a modern vessel with typical characteristics as its benchmark. For example, the Baltic Indices each have their own standard model ship. It is unusual for vessels to earn premium rates above the level set by the notional modern ship. This could be the case today—and in the near future—if the ship can claim to be highly fuel-efficient. The norm is that other (lesser) ships take a discount to the market. Age is a notable factor influencing such discounts and poor fuel consumption is another.

New generation vessels with fuel-efficient designs are an emerging feature of the market. Improved engines and propulsion systems are a factor. There are, doubtless, other design and technological innovations. However, choices over hull coatings and anti-foulings also have an impact on fuel efficiency.

Newbuilding Prices

Newbuilding prices are determined by a number of factors, including the underlying balance between shipyard output and newbuilding demand, raw material costs, freight markets and exchange rates.

From 2003 to 2007, high levels of new ordering were recorded across all sectors of shipping, and as a result, newbuilding prices increased significantly. However, as freight markets declined in the second half of 2008, and new ordering declined rapidly, newbuilding prices started to weaken and this downward trend was still evident at the beginning of 2013. However, in the second half of 2013, newbuilding prices for all dry bulk carriers started to increase and this increase has been sustained in 2014.

The following chart depicts changes in newbuilding contract prices for dry bulk vessels on a monthly basis from 2003 to June 2014.

Dry Bulk Vessel Newbuilding Prices: 2003 to 2014

(Million U.S. Dollars: Vessel Size in ‘000 Dwt)

Source: Drewry

Secondhand Prices

The dramatic increase in newbuilding prices and the strength of the charter market have also affected values in the secondhand market, to the extent that prices for dry bulk vessels rose sharply from 2004 reaching a peak in mid-2008. With vessel earnings running at relatively high levels and a limited availability of newbuilding berths, the ability to deliver a vessel early has resulted in increases in secondhand prices, especially for modern tonnage. Consequently, secondhand prices of modern dry bulk vessels in 2008 reached higher levels than those of comparably sized newbuildings.

However, this situation changed quickly when the freight market fell and values for all types of bulk vessels declined steeply in the second half of 2008. There were very few recorded sales in the second half of 2008 after the market collapsed and the trend in prices during this period can only be taken as an assessment. In 2009, there were more reported sales and the details of these sales suggest that after reaching a low in the early part of 2009, prices for modern secondhand dry bulk vessels staged a modest recovery, only to fall back again in late 2010.

From 2011 to the beginning of 2013 prices generally slipped across the board irrespective of ship size but as with newbuilding prices, secondhand values rallied towards the end of 2013. However, in mid-2014 prices have started to weaken once more in the face of a poor freight market.

Dry Bulk Vessel Secondhand Prices: 2003 to 2014

5 Year Old Vessels(1)

(Million U.S. Dollars)

(1)	Handysize vessel is 10 years old

Source: Drewry

BUSINESS

Introduction

We are a global provider of shipping transportation services. We specialize in transporting drybulk cargoes, including such commodities as iron ore, coal, grain and other materials, along worldwide shipping routes.

As of the date of this prospectus supplement, our operating fleet consisted of eight Panamax drybulk carriers, two Supramax drybulk carriers and four Handysize drybulk carriers with an aggregate capacity of 853,699 dwt and an average age of 7.9 years.

Prior to April 2011, we owned and operated three containerships. In the second quarter of 2011, we sold these containerships to Box Ships, then our wholly-owned subsidiary. Box Ships completed its initial public offering in April, 2011, and we continue to own 3,437,500 shares of Box Ships, which, as of the date of this prospectus supplement, represents approximately 11.2% of Box Ships’ issued and outstanding common shares.

In addition, as of the date of this prospectus supplement, our newbuilding program consisted of two Ultramax drybulk carriers that are scheduled to be delivered in 2014, as well as two Ultramax drybulk carriers and three Kamsarmax drybulk carriers that are scheduled to be delivered in 2015. The estimated total contractual cost of our newbuilding vessels amounted to $201.2 million, of which an aggregate of $138.6 million was outstanding as of the date of this prospectus supplement.

Allseas is responsible for all commercial and technical management functions for our fleet, pursuant to long-term management agreements between Allseas and each of our vessel-owning subsidiaries. Allseas is beneficially owned by our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou.

Our Fleet

The following tables present certain information concerning our fleet as of the date of this prospectus supplement.

Operating drybulk fleet

Vessel Name and Type	DWT	Year Built	Charter Type	Charterer Name	Gross Daily Charter Rate(1)		Re-delivery from Charterer(2)
							Earliest	Latest
Panamax
Dream Seas	75,151	2009	Period	Navig8 Inc.	$6,000		Aug. 2014	Aug. 2014
Coral Seas	74,477	2006	Spot
Golden Seas	74,475	2006	Period	ADMIntermare	$12,500		Oct. 2014	Oct. 2014
Pearl Seas	74,483	2006	Period	Louis Dreyfus Commodities Ocean Freight Llc.	$12,000		Sept. 2014	Sept. 2014
Diamond Seas	74,274	2001	Period	Emerald Maritime Llc.	$6,000		Aug. 2014	Aug. 2014
Deep Seas	72,891	1999	Period	Glencore Grain B.V.	$12,500		Aug. 2014	Aug. 2014
Calm Seas	74,047	1999	Period	Hyundai Glovis Co. Ltd.	$14,600		Aug. 2014	Aug. 2014
Kind Seas	72,493	1999	Period	Marubeni Corporation	$5,750		Aug. 2014	Aug. 2014
Total Panamax	592,291
Supramax
Friendly Seas	58,779	2008	Period	Gearbulk Pool Ltd.	$4,750		Sept. 2014	Sept. 2014
Sapphire Seas	53,702	2005	Period	Phaethon International Co. S.A.	$8,700		Oct. 2014	Oct. 2014
Total Supramax	112,481
Handysize
Prosperous Seas	37,293	2012	Period	Cargill International S.A.	$12,125		Aug. 2014	Aug. 2014
Precious Seas	37,205	2012	Period	SK Shipping Co.	$4,900	(3)	Sept. 2014	Sept. 2014
Priceless Seas	37,202	2013	Period	Copa Shipping Company Limited	$8,000		Sept. 2014	Sept. 2014
Proud Seas	37,227	2014	Period	Glencore Grain B.V.	$11,500		Sept. 2014	Sept. 2014
Total Handysize	148,927
Total	853,699

(1)	Daily charter hire rates in this table do not reflect commissions, which are payable by us to third party chartering brokers and Allseas, ranging from 1.25% to 6.25%, including the 1.25% to Allseas.
(2)	The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to us upon expiration of the charter.
(3)	The base term of the charter is 70 days. For any excess days, gross daily charter rate will increase to $9,750.

Drybulk Newbuildings we have agreed to acquire

Vessel Name	DWT	Shipyard	Expected Shipyard Delivery
Ultramax
Hull no. DY152	63,500	Yangzhou Dayang Shipbuilding Co. Ltd.	Q3 2014
Hull no. DY153	63,500	Yangzhou Dayang Shipbuilding Co. Ltd.	Q3 2014
Hull no. DY4050	63,500	Yangzhou Dayang Shipbuilding Co. Ltd.	Q2 2015
Hull no. DY4052	63,500	Yangzhou Dayang Shipbuilding Co. Ltd.	Q2 2015
Total Ultramax	254,000
Kamsarmax
Hull no. YZJ1144	81,800	Jiangsu Yangzijiang Shipbuilding Co.	Q2 2015
Hull no. YZJ1145	81,800	Jiangsu Yangzijiang Shipbuilding Co.	Q2 2015
Hull no. YZJ1142	81,800	Jiangsu Yangzijiang Shipbuilding Co.	Q4 2015
Total Kamsarmax	245,400
Total	499,400

Management of Our Fleet and Agreements with Allseas

Allseas provides commercial and technical management services for our fleet, pursuant to long-term management agreements between Allseas and each of our vessel-owning subsidiaries. Technical management services include, among other things, arranging for and managing crews, vessel maintenance, dry-docking, repairs, insurance, maintaining regulatory and classification society compliance and providing technical support. Commercial management services include, among other things, negotiating charters for our vessels, monitoring various types of charters, monitoring the performance of our vessels, locating, purchasing, financing and negotiating the purchase and sale of our vessels, obtaining insurance for our vessels and finance and accounting functions. In addition, we have entered in to an accounting agreement with Allseas, pursuant to which Allseas provides financial accounting and financial reporting services.

Allseas also provides commercial and technical management services for Box Ships’ fleet, as well as financial accounting and financial reporting services for Box Ships.

Allseas, a Liberian corporation based in Athens, Greece, was formed in 2000 as a ship management company and is wholly-owned by our Chairman, President and Chief Executive Officer. We believe that Allseas has established a reputation in the international shipping industry for operating and maintaining a fleet with high standards of performance, reliability and safety.

We have also entered into separate agreements with Allseas with respect to the provision of administrative services and certain executive services. For additional information regarding the above-referenced agreements, and other agreements that we have with Allseas and other affiliated companies, please see “ Major Shareholders and Related Party Transactions—Related Party Transactions—Agreements with Allseas.”

Chartering of our Fleet

We primarily employ our vessels in the spot charter market, on short-term time charters or on voyage charters, ranging from 10 days to three months. However, depending on the time charter market, we may decide from time to time to employ our vessels on medium to long-term time charters. Currently, most of our vessels are employed on short-term time charters, with expirations ranging from August 2014 to October 2014.

Time Charters

A time charter is a contract to charter a vessel for a fixed period of time at a specified or floating daily or index-based daily rate and can last from a few days to several years. Under a time charter, the charterer pays for the voyage expenses, such as port expenses, canal dues, war risk insurances and fuel costs, while the shipowner pays for vessel operating expenses, including, among other costs, crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs and costs relating to a vessel’s intermediate and special surveys.

Spot Charters

A spot charter generally refers to a voyage charter or a trip charter or a short-term time charter.

Vessels operating in the spot market typically are chartered for a single voyage, which may last up to several weeks. Under a typical voyage charter in the spot market, the shipowner is paid an agreed-upon total amount on the basis of moving cargo from a loading port to a discharge port. In voyage charters, the charterer generally is responsible for any delay at the loading or discharging ports, and the shipowner is generally responsible for paying both vessel operating expenses and voyage expenses, including any bunker expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions.

Under a typical trip charter in the spot market, the shipowner is paid on the basis of moving cargo from a loading port to a discharge port at a set daily rate. The charterer is responsible for paying for bunkers and other voyage expenses, while the shipowner is responsible for paying vessel operating expenses. When the vessel is off-hire, or not available for service, the shipowner generally is not entitled to payment, unless the charterer is responsible for the circumstances giving rise to the lack of availability.

Our Customers

Our assessment of a charterer’s financial condition, creditworthiness, reliability and track record are important factors in negotiating employment for our vessels. We believe that our management team’s network of relationships and more generally our Manager’s reputation and experience in the shipping industry will continue to provide competitive employment opportunities for our vessels in the future.

For the year ended December 31, 2013, approximately 47% of our revenue was derived from two charterers who individually accounted for more than 10% of our charter revenue, as follows:

Customer	Year ended December 31, 2013
Cargill International S.A.	33.6%
Intermare Transport GmbH	13.4%

On March 9, 2011, we received a notice of termination, effective immediately, from KLC, a South Korean shipping company that filed a petition for rehabilitation in January 2011, relating to our time charter with KLC for the M/V Pearl Seas, which was originally scheduled to expire no earlier than in August 2011. Under the charter, we were entitled to a gross daily rate of $37,300, with an optional extension of up to an additional 26 to 28 months at the charterers’ option at a gross daily rate of $32,500, plus a 50% profit share above that level. Revenues from our charter with KLC were 16.2% of our total revenues for the year ended December 31, 2010. We received all charter hire due on the vessel until January 29, 2011. On September 15, 2011, we entered into a settlement agreement with KLC in relation to the early termination of the respective time charter, while in March 2013, the Seoul

Central District Court approved an amended KLC rehabilitation plan, pursuant to which we received an aggregate of $0.4 million in cash and 65,896 shares of KLC. For more information on our settlement agreement with KLC, refer to Note 16 in our consolidated financial statements incorporated by reference in this prospectus supplement.

In addition, as of December 31, 2011, the M/V Friendly Seas was chartered to Deiulemar at a gross daily rate of $33,750 and a remaining minimum duration of 27 months. Deiulemar failed to provide payment due since January 5, 2012 and failed to provide the M/V Friendly Seas with voyage instructions. Accordingly, we provided Deiulemar with written notice of termination of the charter and took delivery of the vessel. Although we are still pursuing any claims we may have against Deiulemar due to its failure to meet its obligations under the time charter agreement, it is unlikely that we will recover the amounts due to us under the charter.

Charter Hire Rates

Charter hire rates fluctuate by varying degrees amongst the drybulk carrier size categories. The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels. Because demand for larger drybulk vessels is affected by the volume and pattern of trade in a relatively small number of commodities, charter hire rates (and vessel values) of larger ships tend to be more volatile. Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller drybulk carriers. Accordingly, charter rates and vessel values for those vessels are subject to less volatility. Charter hire rates paid for drybulk carriers are primarily a function of the underlying balance between vessel supply and demand. In addition, time charter rates will vary depending on the length of the charter period and vessel-specific factors, such as container capacity, age, speed and fuel consumption. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and between the different drybulk carrier categories.

In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption. In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and re-delivery regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region that includes ports where vessels load cargo also are generally quoted at lower rates. This is because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

Within the drybulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange, such as the BDI. These references are based on actual charter hire rates under charter entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. The Baltic Panamax Index is the index with the longest history. The Baltic Capesize Index and Baltic Handymax Index are of more recent origin.

In 2008, the BDI declined 94% from a peak of 11,793 in May 2008 to a low of 663 in December 2008 and has remained volatile since then. The BDI recorded a 25-year record low of 647 in February 2012. During 2013, the BDI remained volatile, ranging from a low of 698 in January to a high of 2,337 in December, before ending the year at 2,277. The BDI has since decreased to 753 as of August 4, 2014.

Vessel Prices

Newbuilding prices are determined by a number of factors, including the underlying balance between shipyard output and capacity, raw material costs, freight markets and sometimes exchange rates. In the last few years, high levels of new ordering were recorded across all sectors of shipping. As a result, most of the major shipyards in Japan, South Korea and China had full orderbook until the end of 2011, although the downturn in freight rates and the lack of funding due to the wider global financial crisis has led, and is expected to continue to lead, to some of these orders being cancelled or delayed.

Newbuilding prices increased significantly between 2003 and 2008, due to tightness in shipyard capacity, high levels of new ordering and stronger freight rates. However, with the sudden and steep decline in freight rates, after August 2008 and lack of new vessel ordering, newbuilding vessel values started to decline. The values of vessels in the secondhand market rose sharply in 2004 and 2005 as a result of the steep increase in newbuilding prices and the strength of the charter market during that period, before declining in the early part of 2006, only to rise thereafter to reach historical highs in the third quarter of 2008. However, the significant downturn in freight rates since August 2008 has negatively impacted secondhand values. Currently, newbuilding and secondhand values have risen from the lows reached in late 2012 and early 2013, however values remain well below the historically high levels reached in the third quarter of 2008.

Competition

We operate in a highly competitive market based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation. Allseas arranges our charters through the use of brokers, who negotiate the terms of the charters based on market conditions. We compete primarily with other owners of drybulk carriers, many of which may have more resources than us and may operate vessels that are newer, and therefore more attractive to charterers, than our vessels. Ownership of drybulk carriers is highly fragmented and is divided among publicly listed companies, state controlled owners and independent shipowners. Some of our publicly listed competitors include Baltic Trading Inc. (NYSE: BALT),Diana Shipping Inc. (NYSE: DSX), DryShips Inc. (NASDAQ: DRYS), Eagle Bulk Shipping Inc. (NASDAQ: EGLE), Navios Maritime Holdings Inc. (NYSE: NM), Star Bulk Inc. (NASDAQ: SBLK), Safe Bulkers Inc. (NYSE: SB) and Scorpio Bulkers (NYSE: SALT).

In the future, entities affiliated with our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, may seek to acquire drybulk carriers. One or more of these vessels may be managed by Allseas and may compete with the vessels in our fleet. Mr. Bodouroglou and entities affiliated with him, including Allseas, might be faced with conflicts of interest with respect to their own interests and their obligations to us.

Mr. Bodouroglou has entered into an agreement with us pursuant to which he and the entities which he controls will grant us a right of first refusal on any drybulk carrier that these entities may acquire in the future. In addition, we have entered into an agreement with Box Ships and Mr. Bodouroglou that provides that so long as (i) Mr. Bodouroglou is a director or executive officer of both our Company and Box Ships and (ii) we own at least 5% of the total issued and outstanding common shares of Box Ships, Box Ships will not, directly or indirectly, acquire or charter any drybulk carrier without our prior written consent and we will not, directly or indirectly, acquire or charter any containership vessel without the prior written consent of Box Ships.

Seasonality

Demand for vessel capacity has historically exhibited seasonal variations and, as a result, fluctuations in charter rates. This seasonality may result in quarter-to-quarter volatility in our operating results for vessels trading in the spot market. The drybulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities.

To the extent that we must enter into a new charter or renew an existing charter for a vessel in our fleet during a time when seasonal variations have reduced prevailing charter rates, our operating results may be adversely affected.

Permits and Authorizations

We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters where the vessel operates, the nationality of the vessel’s crew and the age of the vessel. We have obtained all permits, licenses and certificates currently required to permit our vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of doing business.

Environmental and Other Regulations

Government regulation significantly affects the ownership and operation of our vessels. We are subject to international conventions and treaties, national, provincial, state and local laws and regulations in force in the countries in which our vessels may operate or are registered that relate to safety and health and environmental protection, including the storage, handling, disposal, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements may entail significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of governmental and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities, (applicable national authorities such as the U.S. Coast Guard and harbor masters), classification societies, flag state administrations (countries of registry) and charterers. Some of these entities require us to obtain permits, licenses, certificates and other authorizations for the operation of our vessels. Our failure to maintain necessary permits, licenses, certificates or authorizations could require us to incur substantial costs or could result in the operation of one or more of our vessels being temporarily suspended.

We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the shipping industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations as of the date of this prospectus supplement. However, because such laws and regulations may be subject to revisions imposing increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that causes significant adverse environmental impact, such as the 2010 Deepwater Horizon oil spill, could result in the enactment of additional legislation, regulation, or other requirements that could negatively affect our profitability.

The major environmental and safety laws and regulations applicable to the operation of our vessels are discussed below.

International Maritime Organization

The United Nations’ International Maritime Organization (the “IMO”) has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto (collectively referred to as MARPOL 73/78 and herein as “MARPOL”). MARPOL entered into force on October 2, 1983. It has been adopted by over 150 nations, including many of the jurisdictions in which our vessels operate. MARPOL sets forth pollution-prevention requirements applicable to drybulk carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions. Annex VI was separately adopted by the IMO in September of 1997.

In 2012, the IMO’s Marine Environmental Protection Committee, or MEPC, adopted a resolution amending the International Code for the Construction of Equipment of Ships Carrying Dangerous Chemicals in Bulk, or the IBC Code. The provisions of the IBC Code are mandatory under MARPOL and SOLAS. These amendments, which entered into force in June 2014, pertain to revised international certificates of fitness for the carriage of dangerous chemicals in bulk and identifying new products that fall under the IBC Code. We may need to make certain financial expenditures to comply with these amendments.

In 2013, the MEPC adopted a resolution amending MARPOL Annex I Consolidated Assessment Scheme, or CAS. These amendments, which are expected to become effective on October 1, 2014, pertain to revising references to the inspection of bulk carriers and tankers after the 2011 International Code on the Enhanced Programme of Inspections during Surveys of Bulk Carriers and Oil Tankers, or ESP Code, which provides for enhanced inspection programs, becomes mandatory. We may need to make certain financial expenditures to comply with these amendments.

Air Emissions

In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution. Effective May 2005, Annex VI sets limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits “deliberate emissions” of “ozone depleting substances,” defined to include certain halons and chlorofluorocarbons. “Deliberate emissions” are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship’s repair and maintenance. Shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls (PCBs)) are also prohibited. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, known as ECAs (see below).

The IMO’s Marine Environment Protection Committee, or MEPC, adopted amendments to Annex VI on October 10, 2008, which were entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulphur contained in any fuel oil used on board ships. By January 1, 2020, sulfur content must not exceed 0.50%, subject to a feasibility review to be completed no later than 2018. The amended Annex IV will also establish new tiers of stringent nitrogen oxide emission standards for new marine engines depending on the date of installation.

Sulfur content standards are even stricter within certain ECAs. By January 1, 2015, ships operating within an ECA will not be permitted to use fuel with sulfur content in excess of 0.10%. Amended Annex VI establishes procedures for designating new ECAs. Currently, the Baltic Sea and the North Sea have been so designated. Effective August 1, 2012, certain coastal areas of North America were designated ECAs and effective January 1, 2014 the applicable areas of the United States Caribbean Sea were also so designated ECAs. Ocean-going vessels in these areas will be subject to stringent emissions controls and may cause us to incur additional costs. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where we operate, compliance with these regulations could entail significant capital expenditures, operational changes, or otherwise increase the costs of our operations.

As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships, in part to address greenhouse gas emissions. It makes the Energy Efficiency Design Index, or EEDI, for new ships mandatory and the Ship Energy Efficiency Management Plan, or SEEMP, apply to all ships.

Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The U.S. Environmental Protection Agency promulgated equivalent (and in some senses stricter) emissions standards in late 2009.

Safety Management System Requirements

The IMO also adopted the International Convention for the Safety of Life at Sea, or SOLAS, and the International Convention on Load Lines, or the LL Convention, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL Convention standards. May 2012 SOLAS amendments entered into force as of January 1, 2014. The Convention on Limitation of Liability for Maritime Claims was recently amended and the amendments are expected to go into effective on June 8, 2015. The amendments alter the limits of liability for loss of life or personal injury claims and property claims against ship-owners.

The operation of our ships is also affected by the requirements set forth in Chapter IX of SOLAS, which sets forth the ISM, Code. The ISM Code requires ship owners, bareboat charterers, or any person who has taken responsibility for the operation of a vessel, to develop and maintain an extensive “Safety Management System” that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. We rely upon the safety management system that our technical manager has developed for compliance with the ISM Code. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.

The ISM Code requires that vessel operators obtain a safety management certificate, or SMC, for each vessel they operate. This certificate evidences compliance by a vessel’s operators with the ISM Code requirements for a safety management system. No vessel can obtain an SMC under the ISM Code unless its manager has been awarded a document of compliance issued in most instances by the vessel’s flag state. As of the date of this report, our appointed ship managers have obtained DOCs for their officers and SMCs for all of our vessels for which the certificates are required by the IMO, which are renewed as required.

Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, lead to decreases in available insurance coverage for affected vessels or result in the denial of access to, or detention in, some ports. As of the date of this report, each of our vessels is ISM Code certified. However, there can be no assurance that such certificate will be maintained.

Pollution Control and Liability Requirements

The IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping tonnage. To date, there has not been sufficient adoption of this standard for it to take force, but it is close and papers were recently submitted to the IMO proposing solutions to implementation problems. Many of the implementation dates originally written into the BWM Convention have already passed, so on December 4, 2013, the IMO Assembly passed a resolution revising the dates of applicability of the requirements of the BWM Convention so that they are triggered by the entry into force dated, and not the dates originally in the BWM Convention. This in effect makes all vessels constructed before the entry into force date ‘existing vessels,’ and delayed the date for installation of ballast water management systems on vessels until the first renewal survey following entry into force of the convention. Upon entry into force of the BWM Convention mid-ocean ballast exchange would become mandatory. When mid-ocean ballast exchange or ballast water treatment requirements become mandatory the cost of compliance could increase for ocean carriers, and the costs of ballast water treatment may be material.

The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

The IMO continues to adopt new regulations. It is impossible to predict what additional regulations, if any, may be adopted by the IMO and what effect, if any, such regulations might have on our operations.

OPA and Comprehensive Environmental Response, Compensation and Liability Act

The U.S. Oil Pollution Act (OPA) established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade with the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone around the United States. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), which applies to the discharge of hazardous substances other than oil, whether on land or at sea. OPA and CERCLA both define “owner and operator” “in the case of a vessel, as any person owning, operating or chartering by demise, the vessel.” Both OPA and CERCLA impact our operations.

Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

(i)	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;

(ii)	injury to, or economic losses resulting from, the destruction of real and personal property;

(iii)	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

(iv)	loss of subsistence use of natural resources that are injured, destroyed or lost;

(v)	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

(vi)	net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability for non-tank vessels (e.g. drybulk) to the greater of $1,000 per gross ton or $854,400 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsibility party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act. The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damage for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law.

OPA and CERCLA both require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We plan to comply with the U.S. Coast Guard’s financial responsibility regulations by providing a certificate of responsibility evidencing sufficient self-insurance.

The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA. Compliance with any new requirements of OPA may substantially impact our cost of operations or require us to incur additional expenses to comply with any new regulatory initiatives or statutes. For example, on August 15, 2012, the U.S. Bureau of Safety and Environment Enforcement issued a final drilling safety rule for offshore oil and gas operations that strengthens the requirements for safety equipment, well control systems, and blowout prevention practices. Furthermore, on February 24, 2014, the U.S. Bureau of Ocean Energy Management (BOEM) proposed a rule increasing the limits of liability of damages for off-shore facilities under the OPA based on inflation. Additional legislation or regulations applicable to the operation of our vessels that may be implemented in the future could adversely affect our business.

We currently maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call. We believe that we are in substantial compliance with all applicable existing state requirements. In addition, we intend to comply with all future applicable state regulations in the ports where our vessels call.

Other Environmental Initiatives

The Clean Water Act (CWA) prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. Furthermore, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent then U.S. federal law. The EPA recently proposed revisions to the CWA.

The EPA and the U.S. Coast Guard, or USCG have enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict our vessels from entering U.S. Waters.

The EPA requires a permit regulating ballast water discharges and other discharges incidental to the normal operation of certain vessels within U.S. waters under the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels, or VGP. For a new vessel delivered to an owner or operator after September 19, 2009, to be covered by the VGP, the owner must submit a Notice of Intent, or NOI, at least 30 days before the vessel operates in U.S. waters. On March 28, 2013, the EPA re-issued the VGP for another 5 years. This VGP took effect on December 19, 2013. The VGP focuses on authorizing discharges incidental to operations of commercial vessels and the new VGP contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, more stringent requirements for gas scrubbers and the use of environmentally acceptable lubricants.

USCG regulations adopted, and proposed for adoption, under the U.S. National Invasive Species Act, or NISA, also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters, which require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures, and/or otherwise restrict our vessels from entering U.S. waters. The USCG must approve any technology before it is placed on a vessel, but has not yet approved the technology necessary for vessels to meet the foregoing standards.

Notwithstanding the foregoing, as of January 1, 2014, vessels are technically subject to the phasing-in of these standards. As a result, the USCG has provided waivers to vessels which cannot install the as-yet unapproved technology. The EPA, on the other hand, has taken a different approach to enforcing ballast discharge standards under the VGP. On December 27, 2013, the EPA issued an enforcement response policy in connection with the new VGP in which the EPA indicated that it would take into account the reasons why vessels do not have the requisite technology installed, but will not grant any waivers.

Compliance with the VGP could require the installation of equipment on our Vessel to treat ballast water before it is discharged or the implementation of other disposal arrangements, and/or otherwise restrict our Vessel from entering United States waters. In addition, certain states have enacted more stringent discharge standards as conditions to their required certification of the VGP. We submit NOIs for our Vessel where required and do not believe that the costs associated with obtaining and complying with the VGP have a material impact on our operations.

The U.S. Clean Air Act

The U.S. Clean Air Act of 1970, or CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. Vessels, when operating in such port areas with restricted cargoes are equipped with vapor recovery systems that satisfy these requirements. The CAA also requires states to draft State Implementation Plans (“SIPs”) designed to attain national health-based air quality standards in each state. Although state-specific, SIPs may include regulations concerning emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. As indicated above, our vessels operating in covered port areas are already equipped with vapor recovery systems that satisfy these existing requirements.

European Union Regulations

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member States were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger.

The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and then extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply.

Greenhouse Gas Regulation

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. As of January 2013, all ships must comply with mandatory requirements adopted by MEPC in July 2011 relating to greenhouse gas emissions. All ships will be required to follow SEEMPs. Now the minimum energy efficiency levels per capacity mile, outlined in the EEDI, will apply to new ships. These requirements could cause us to incur additional compliance costs. The IMO is also considering the implementation of market-based mechanisms to reduce greenhouse gas emissions from ships at an upcoming MEPC session. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels and in January 2012 the European Commission launched a public consultation on possible measures to reduce greenhouse gas emissions from ships. In April 2013, the European Parliament rejected proposed changes to the European Union Emissions Law regarding carbon trading. In June 2013, the European Commission developed a strategy to integrate maritime emissions into the overall European Union Strategy to reduce greenhouse gas emissions. If the strategy is adopted by the European Parliament and Council large vessels using European Union ports would be required to monitor, report, and verify their carbon dioxide emissions beginning in January 2018. In December 2013 the European Union environmental ministers discussed draft rules to implement monitoring and reporting of carbon dioxide emissions from ships. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, such regulation of vessels is foreseeable, and the EPA has in recent years received petitions from the California Attorney General and various environmental groups seeking such regulation. Any passage of climate change legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures, including capital expenditures to upgrade our vessels, which we cannot predict with certainty at this time.

International Labour Organization

The International Labour Organization (ILO) is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006, or MLC 2006. A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance will be required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 entered into force on August 20, 2013. The MLC 2006 requires us to develop new procedures to ensure full compliance with its requirements.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the Maritime Transportation Security Act of 2002, or MTSA. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the U.S. Environmental Protection Agency, or the EPA.

Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter V became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. Amendments to SOLAS Chapter VII, made mandatory in 2004, apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code, or IMDG Code. To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel’s flag state. Among the various requirements are:

•

on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

•	the development of vessel security plans;

•	ship identification number to be permanently marked on a vessel’s hull;

•

a continuous synopsis record kept onboard showing a vessel’s history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•	compliance with flag state security certification requirements.

Ships operating without a valid certificate may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.

Furthermore, additional security measures could be required in the future which could have a significant financial impact on us. The USCG regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We have implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code.

Inspection by Classification Societies

Every seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class certification, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

Annual Surveys.    For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, within three months before or after each anniversary date of the date of commencement of the class period indicated in the certificate.

Intermediate Surveys.    Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys are to be carried out at or between the occasion of the second or third annual survey.

Class Renewal Surveys.    Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a ship owner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five year cycle. At an owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

Most vessels are also dry-docked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the ship owner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies. The International Association of Classification Societies adopted harmonized Common Rules that align with the IMO goal standards, in 2013 which will apply to oil tankers and bulk carriers to be constructed on or after July 1, 2015. All our vessels are certified as being “in class” by Lloyd’s Register of Shipping. All new and secondhand vessels that we purchase must be certified prior to their delivery under our standard purchase contracts and memorandum of agreement. If the vessel is not certified on the date of closing, we have no obligation to take delivery of the vessel.

Risk of Loss and Insurance Coverage

General

The operation of any vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the U.S. exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the U.S. market.

While we maintain hull and machinery insurance, war risks insurance, protection and indemnity cover, increased value insurance and freight, demurrage and defense cover for each of our vessels in amounts that we believe to be prudent to cover normal risks in our operations, we may not be able to achieve or maintain this level of coverage throughout a vessel’s useful life. Furthermore, while we have procured what we consider to be adequate insurance coverage, not all risks can be insured against, specific claims may not be paid, and we may not be able to obtain adequate insurance coverage at reasonable rates.

Hull & Machinery Insurance

We maintain for all of our vessels marine hull and machinery insurance that covers the risk of actual or constructive total loss up to at least the fair market value of the vessels with deductibles that vary according to the size and value of each vessel. We also maintain increased value coverage for each of our vessels. Under this increased value coverage, in the event of total loss of a vessel, we would be entitled to recover amounts not recoverable under our hull and machinery policy due to any difference that might have arisen between the insured value of the vessel and the market value of the vessel.

War Risks Insurance

Hull and machinery insurance does not cover the aforementioned risks of a vessel sailing into a war zone or piracy area. Those areas are established by the London-based Joint War Committee and we maintain such cover for all our vessels.

MANAGEMENT

Set forth below are the names, ages and positions of our directors and executive officers. Our Board of Directors is elected annually, and each director elected holds office for a three-year term or until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. Officers are elected from time to time by vote of our Board of Directors and hold office until a successor is elected. The business address for each director and executive officer is c/o Paragon Shipping Inc., 15 Karamanli Ave, GR 166 73, Voula, Greece.

Name	Age	Position
Michael Bodouroglou	59	Chairman, President, Chief Executive Officer and Class C Director
Robert Perri	41	Chief Financial Officer
George Skrimizeas	48	Chief Operating Officer
Nigel D. Cleave	56	Class B Director
Dimitrios Sigalas	69	Class A Director
Bruce Ogilvy	71	Class B Director
George Xiradakis	49	Class A Director

Biographical information with respect to each of our directors and executive officers is set forth below.

Michael Bodouroglou, our founder and Chief Executive Officer, has been involved in the shipping industry in various capacities for more than 35 years. He has served as our Chairman, President, Chief Executive Officer and director since our formation in April 2006. Mr. Bodouroglou also serves as the Chairman, President and Chief Executive Officer of Box Ships Inc., an affiliated company. Mr. Bodouroglou has owned and operated tanker and drybulk vessels since 1993. He is the founder of Allseas, which serves as the technical and commercial managing company to our fleet. Prior to 1993, Mr. Bodouroglou was employed as a technical superintendent supervising both tanker and drybulk vessels for various shipping companies. In 1977, Mr. Bodouroglou graduated with honors from the University of Newcastle-upon-Tyne in the United Kingdom with a Bachelor of Science in Marine Engineering and in 1978 he was awarded a Masters of Science in Naval Architecture. Mr. Bodouroglou is a member of the Cayman Islands Shipowners’ Advisory Council and is also a member of the Board of Academic Entrepreneurship of the Free University of Varna, Bulgaria. Mr. Bodouroglou serves as a member of the Hellas Committee of the classification society GL (Germanischer Lloyd) and RINA (Registro Italiano Navale). Mr. Bodouroglou is the Honorary Consul for the Slovak Republic in Piraeus and the President of the Hellenic-Australian Business Council (HABC).

Robert Perri was appointed as our Chief Financial Officer on February 5, 2013. Mr. Perri served as our financial officer from September 2010 until his appointment as Chief Financial Officer. Mr. Perri also serves as the Chief Financial Officer of Box Ships Inc., an affiliated company. From 2007 to 2010, Mr. Perri served as the vice president of finance at Atlas Maritime Ltd. Prior to that, Mr. Perri was a senior global equities analyst at Zacks Investment Research from 2004 to 2007. From 2001 to 2003, Mr. Perri was an independent consultant helping entrepreneurs structure their businesses, and from 2000 to 2001, an equity research associate at First Albany Corp. From 1996 to 1998, Mr. Perri held various equity research positions at Prudential Securities and from 1995 to 1996, he was an accountant for Merrill Lynch Asset Management. Mr. Perri received his Bachelor of Science degree in Accounting and Finance from Drexel University, Philadelphia in 1995 and received his Master’s of International Economics and Management with a focus on finance and banking from Bocconi University, Milan in 1999. Mr. Perri is a Chartered Financial Analyst and was the membership chair of the Hellenic CFA Society from 2005 until 2010.

George Skrimizeas has been our Chief Operating Officer since November 2006. Mr. Skrimizeas has been general manager of Allseas since May 2006. From 1996 to 2006, Mr. Skrimizeas has held various positions in Allseas, Eurocarriers and their affiliates, including general manager, accounts and human resources manager, and finance and administration manager. Mr. Skrimizeas worked as accounts manager for ChartWorld Shipping from 1995 to 1996 and as accounts and administration manager for Arktos Investments Inc. from 1994 to 1995. From 1988 to 1994, Mr. Skrimizeas was accounts and administration manager for Candia Shipping Co. S.A. and accountant and chief accounting officer—deputy human resources manager in their Athens, Romania, Hong Kong and London offices. Mr. Skrimizeas received his Bachelor of Science degree in Business Administration from the University of Piraeus, Greece in 1988 and completed the coursework necessary to obtain his Masters of Science in Finance from the University of Leicester, in the United Kingdom, in 2002. Mr. Skrimizeas is a member of the Hellenic Chamber of Economics, the Hellenic Management Association and the Hellenic Association of Chief Executive Officers.

Nigel D. Cleave has served as a non-executive director of the Company since November 2006. In January 2011, Mr. Cleave was appointed to his current position of chief executive officer of Videotel Marine International, the leading provider of maritime blended training systems. Prior to this, Mr. Cleave held the position of chief executive officer of Elias Marine Consultants Limited, providing a broad range of professional services. In 2006, Mr. Cleave was appointed chief executive officer of PB Maritime Services Limited, a ship management and marine services company, having previously served as group managing director of Dobson Fleet Management Limited from 1993 to 2006, a ship management company based in Cyprus. From 1991 to 1993, Mr. Cleave held the position of deputy general manager at Cyprus based ship management company Hanseatic Shipping Co. Ltd. and from 1988 to 1991, held various fleet operation roles based in London. From 1975 to 1986, Mr. Cleave held various positions at The Cunard Steamship Company plc, including serving in the ranks of navigating cadet officer to second officer, as well as financial and planning assistant, assistant to the group company secretary and assistant operations manager. Mr. Cleave graduated from the Riversdale College of Technology in the United Kingdom with an O.N.C. in Nautical Science and today is a Fellow of the Chartered Institute of Shipbrokers and the Chairman of the Cayman Islands Shipowners’ Advisory Council.

Bruce Ogilvy has served as a non-executive director of the Company since July 2007. From 2003 to 2005 Mr. Ogilvy served as a consultant to Stelmar Tankers (Management) Ltd. and from 1992 to 2002, he was managing director of Stelmar Tankers (U.K.) Ltd., a subsidiary of Stelmar Tankers (Management) Ltd., through which the group’s commercial business, including chartering and sale and purchase activities, were carried out. In 1992, Mr. Ogilvy joined Stelios Haj-Ioannou to form Stelmar Tankers (Management) Ltd., and served on its Board of Directors from its inception to 2003. During his ten years with Stelmar Tankers (Management) Ltd., Stelmar Shipping Ltd. completed an initial public offering on the New York Stock Exchange in 2001 and a secondary listing in 2002. Prior to his association with Stelmar Tankers (Management) Ltd., Mr. Ogilvy served in various capacities, including chartering and sale and purchase activities with Shell International. Mr. Ogilvy graduated from Liverpool University, in the United Kingdom, in 1963 with a degree as Ship Master. Mr. Ogilvy served on the Council of Intertanko, an industry body that represents the interests of Independent tanker owners, since 1994 and on its Executive Board from 2003 until 2005. Mr. Ogilvy has been an active member of the Institute of Chartered Shipbrokers for over 30 years and has served as the Chairman of the Trust Fund of the Institute of Chartered Shipbrokers since September 2010 and the Vice President of the Institute of Chartered Shipbrokers since October 2012.

Dimitrios Sigalas has served as a non-executive director of the Company since March 2008. Mr. Sigalas served as a maritime journalist for the Greek daily newspaper “Kathimerini” from

1985 to 2008. Mr. Sigalas also served within the chartering department of Glafki (Hellas) Maritime Corporation, an Athens based shipowning company, from 1972 to 2006. In 1980 Mr. Sigalas was appointed to Head of the Dry and Tanker Chartering Department within Glafki (Hellas) Maritime Corporation. Mr. Sigalas graduated from Cardiff University, Wales, with a diploma in Shipping. Mr. Sigalas is also a member of the Institute of Freight Forwarders UK, and has served in the Merchant Navy after his graduation from the Navigation Academy of Hydra.

George Xiradakis has served as a non-executive director of the Company since July 2008. Since 1999, Mr. Xiradakis has been the Managing Director of XRTC Business Consultants Ltd., a consulting firm providing financial advice to the maritime industry. Mr. Xiradakis also provides financial advice to international shipping banks, shipping companies, as well as international and state organizations. He also serves as the General Secretary of the Association of Banking and Shipping Executives of Hellenic Shipping. Mr. Xiradakis has a certificate as a Deck Officer from the Hellenic Merchant Marine and he is a graduate of the Nautical Marine Academy of Aspropyrgos, Greece. He also holds a postgraduate Diploma in Commercial Operation of Shipping from London Metropolitan University, formerly known as City of London Polytechnic, and a Master of Science in Maritime Studies from the University of Wales College of Cardiff. Mr. Xiradakis is a member of the Board of Directors of DryShips Inc. (NASDAQ: DRYS) and from 2008 to 2009, Mr. Xiradakis was a member of the Board of Directors of Aries Maritime Transport, which has since changed its name to NewLead Holdings Ltd (NASDAQ: NEWL). Mr. Xiradakis is the President of the International Propeller Club of the United States—International Port of Piraeus Board, General Secretary of the Association of Banking and Shipping Executives of Hellenic Shipping, Board member of the Greek-China Friendship Association, and also a member of HELMEPA, the Marine Club of Piraeus and the Sino-Greek Chamber of Commerce. In the past, Mr. Xiradakis also served as the Chairman and President of the National Center of Port Development in Greece and as the Chairman and President of Hellenic Public Real Estate Corporation.

Compensation

Each of our non-employee directors receives annual compensation in the aggregate amount of €45,000 per annum (or $61,844 based on the Euro/U.S. dollar exchange rate of €1.0000:$ 1.3743 as of December 31, 2013), plus reimbursements for actual expenses incurred while acting in their capacity as a director. During 2013, we granted non-vested common shares to entities affiliated with our Chairman, President and Chief Executive Officer and to other directors and officers as described below under the section entitled “—Equity Incentive Plan.” We do not have a retirement plan for our officers or directors. In addition, each of our non-employee directors is also entitled to incentive compensation, at the discretion of our Board of Directors. During 2013, an aggregate amount of $0.5 million was charged relating to the remuneration of our non-employee directors, including incentive compensation.

Effective January 1, 2011, we entered into an executive services agreement with Allseas, pursuant to which Allseas provides the services of our executive officers, which include strategy, business development, marketing, finance and other services, who report directly to our Board of Directors. Under the amended agreement, after January 1, 2013, Allseas was entitled to an executive services fee of €2.7 million (or $3.7 million based on the Euro/U.S. dollar exchange rate of €1.0000:$1.3743 as of December 31, 2013) per annum, payable in equal monthly installments, plus incentive compensation. Effective January 1, 2014, the executive services fee was adjusted to €2.9 million (or $4.0 million based on the Euro/U.S. dollar exchange rate of €1.0000:$1.3743 as of December 31, 2013). The agreement has an initial term of five years and automatically renews for successive five year terms unless terminated earlier. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Agreements with Allseas—Executive Services Agreement.”

In order to incentivize Allseas’ continued services to us, on November 10, 2009, we entered into a tripartite agreement with Allseas and Loretto, a wholly-owned subsidiary of Allseas, pursuant to which in the event of a capital increase, an equity offering or the issuance of common shares to a third party or third parties in the future, other than common shares issued pursuant to our equity incentive plan, we have agreed to issue, at no cost to Loretto, additional common shares to Loretto in an amount equal to 2% of the total number of common shares issued pursuant to such capital increase, equity offering or third party issuance, as applicable. As of the date of this prospectus supplement, we had issued a total of 469,958 of our common shares to Loretto pursuant to this agreement. See “Certain Relationships and Related Party Transactions—Agreements with Allseas—Agreement with Loretto.”

Committees and Corporate Governance Practices

Our Board of Directors consists of the five directors named above. Our Board of Directors is elected annually, and each director elected holds office for a three-year term or until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. The term of our Class A directors, Messrs. Sigalas and Xiradakis, expired at our 2013 annual general meeting of shareholders. At the 2013 annual general meeting, Messers. Sigalas and Xiradakis were reelected as Class A Directors whose terms expire at our 2016 annual general meeting of shareholders. The term of our Class B directors, Messrs. Cleave and Ogilvy, expires at our 2014 annual general meeting of shareholders. The term of our Class C director, Mr. Bodouroglou, expires at our 2015 annual general meeting of shareholders.

In keeping with the corporate governance rules of NASDAQ, from which we have derived our definition for determining whether a director is independent, our Board of Directors has determined that each of Messrs. Cleave, Sigalas, Ogilvy and Xiradakis, constituting a majority of our Board of Directors, is independent. Under the corporate governance rules of NASDAQ, a director is not considered independent unless the Board of Directors affirmatively determines that the director has no direct or indirect material relationship with us or our affiliates. In making this determination, our Board of Directors has broadly considered all facts and circumstances the Board of Directors deems relevant from the standpoint of the director and from that of persons or organizations with which the director has an affiliation.

We have established an audit committee comprised of three directors, each of whom our Board of Directors has determined to be independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as well as NASDAQ’s independence rules. Our Board of Directors has also determined that each member of the audit committee has the financial experience required by Rule 5605 of NASDAQ’s Equity Rules and other relevant experience necessary to carry out the duties and responsibilities of our audit committee. The members of the audit committee are Messrs. Cleave, Ogilvy and Xiradakis. Mr. Cleave serves as the chairman of our audit committee. Our audit committee has designated Mr. Xiradakis as our “audit committee financial expert,” as such term is defined in Item 407 of SEC Regulation S-K promulgated by the SEC.

The audit committee is responsible for reviewing our accounting controls and recommending to the Board of Directors the engagement of our outside auditors, as well as for assisting our

Board of Directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit functions.

We have established a compensation committee comprised of three independent directors, which is responsible for recommending to the Board of Directors our senior executive officers’ compensation and benefits. The members of the compensation committee are Messrs. Cleave, Ogilvy and Sigalas.

We have also established a nominating and corporate governance committee comprised of three independent directors, which is responsible for recommending to the Board of Directors nominees for directors for appointment to board committees and advising the board with regard to corporate governance practices. The members of the nominating and corporate governance committee are Messrs. Cleave, Sigalas and Xiradakis.

We do not maintain any service contracts between us and any of our directors providing for benefits upon termination of their employment or service.

Crewing and Shore Employees

As of December 31, 2013, we had two shoreside salaried employees. Allseas provides the services of our executive officers, who report directly to our Board of Directors, pursuant to an executive services agreement entered into between the Company and Allseas. As of December 31, 2013, we had three shoreside executive officers, Mr. Bodouroglou, our Chairman, President and Chief Executive Officer, Mr. Robert Perri, our Chief Financial Officer, and Mr. George Skrimizeas, our Chief Operating Officer. In addition, Mrs. Maria Stefanou serves as our Corporate Secretary.

Allseas is responsible for recruiting, either directly or through a crewing agent, the senior officers and all other crew members for our vessels. Allseas subcontracts crewing services relating to our vessels to Crewcare, a company beneficially owned by Mr. Bodouroglou. We believe the streamlining of crewing arrangements helps to ensure that all our vessels will be crewed with experienced seamen that have the qualifications and licenses required by international regulations and shipping conventions.

Each of our vessel-owning subsidiaries has entered into manning agreements with Crewcare, pursuant to which Crewcare provides manning services and crew for each of our vessels. As of March 31, 2014, 276 people were employed mainly by Crewcare to crew the vessels in our fleet. We have not experienced any material work stoppages due to labor disagreements since we commenced operations in April 2006.

Equity Incentive Plan

On October 11, 2006, we adopted an equity incentive plan, as amended and restated, under which our and our affiliates’ officers, key employees, directors and consultants are eligible to receive equity awards. On October 15, 2012, we further amended and restated our amended and restated equity incentive plan to, among other things, increase the number of common shares reserved for issuance under the plan by 4,466,733 common shares to 9,966,733 common shares, which, after the 10-for-1 reverse stock split discussed above, was adjusted to 996,673 common shares, subject to further adjustment in the event of any future distribution, recapitalization, split, merger, consolidation or the like. On March 26, 2014, our Board of Directors approved to cancel the remaining 68,401 common shares reserved for issuance under the equity incentive plan.

In addition, on March 26, 2014, we adopted a new equity incentive plan, under which our and our affiliates’ officers, key employees, directors and consultants are eligible to receive equity awards. A total of 2,000,000 common shares are reserved for issuance under the plan. Our Board of Directors administers the plan. Under the terms of the plan, our Board of Directors is able to grant new options exercisable at a price per common share to be determined by our Board of Directors but in no event less than fair market value of the common share as of the date of grant. All options will expire ten years from the date of the grant. The plan also permits our Board of Directors to award restricted stock, restricted stock units, stock appreciation rights and unrestricted stock. The plan will expire on the tenth anniversary of the date the Plan was adopted by our Board of Directors.

Options

There were no unvested options to purchase common shares as of March 31, 2014. As of March 31, 2014, there were outstanding and exercisable 2,800 options to purchase common shares, with an exercise price of $120.00, which vested in 2010.

Non-vested Common Shares

All the non-vested share awards granted by us are conditioned upon the holder’s continued service as an employee of the Company or of our Manager or a director of the Company, as applicable, through the applicable vesting date.

Details of our non-vested common shares granted subsequent to January 1, 2013 are noted below:

On January 31, 2014, we granted an aggregate of 32,000 non-vested common shares to employees of Allseas, with a grant date fair value of $6.67 per share, which will vest ratably over a two-year period commencing on December 31, 2014.

For more information on our non-vested share awards, refer to Note 12 in our consolidated financial statements for the year ended December 31, 2013, included in our 2013 Annual Report.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common shares, as of August 4, 2014 held by each person or entity that we know beneficially owns 5% or more of our common stock; each of our executive officers and directors; and all our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the Commission’s rules. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.

Name and Address of Beneficial Owner(1)	Number of Shares Owned	Percent of Class(2)
Michael Bodouroglou(3)	6,856,064	27.9%
All officers and directors, other than Michael Bodouroglou, as a group	*	*

*	Less than one percent.
(1)	Unless otherwise indicated, the business address of each beneficial owner identified is c/o Paragon Shipping Inc., 15 Karamanli Avenue, GR 16673, Voula, Greece.
(2)	Percentage amounts based on 24,592,142 common shares outstanding as of the date of this prospectus supplement.
(3)	Mr. Bodouroglou beneficially owns 6,386,106 of these shares through Innovation Holdings, a company beneficially owned and controlled by Mr. Bodouroglou and members of his family, and 469,958 of these shares through Loretto, a wholly owned subsidiary of Allseas that is controlled by Mr. Bodouroglou and members of his family. Innovation Holdings was awarded 200,000 common shares pursuant to an award granted under the Plan on November 29, 2013. Furthermore, Loretto received 255,700 common shares from April 2, 2013 to March 26, 2014, pursuant to the agreement we have entered into with Loretto and Allseas described in “Certain Relationships and Related Party Transactions—Agreements with Allseas—Agreement with Loretto.”

As of August 4, 2014, we had 48 shareholders of record, ten of which were located in the United States and held an aggregate of 17,610,692 of our common shares, representing 71.6% of our outstanding common shares. However, one of the U.S. shareholders of record is CEDE & CO., a nominee of The Depository Trust Company, which held 17,610,291 of our common shares as of August 4, 2014. Accordingly, we believe that the shares held by CEDE & CO. include common shares beneficially owned by both holders in the United States and non-U.S. beneficial owners. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Allseas

Management Agreements

We have entered into separate management agreements with Allseas for each of the vessels in our operating fleet, pursuant to which Allseas is responsible for the commercial and technical management functions of our fleet. Commercial management includes, among other things, negotiating charters for our vessels, monitoring various types of charters, monitoring the performance of our vessels under charter, locating, purchasing, financing and negotiating the purchase and sale of our vessels, obtaining insurance for our vessels and finance and accounting functions. Technical management services include, among other things, arranging for and managing crews, vessel maintenance, dry-docking, repairs, insurance, maintaining regulatory and classification society compliance and providing technical support. Our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, is the sole shareholder of Allseas.

Under the terms of the management agreements, Allseas has agreed to use its best efforts to provide technical and commercial management services upon our request in a commercially reasonable manner and may provide these services directly to us or subcontract for certain of these services with other entities. Allseas has in-house technical management capabilities, which it continues to expand. Allseas remains responsible for any subcontracted services under the management agreements. We have agreed to indemnify Allseas for losses it incurs in connection with the provision of these services, excluding losses caused by the gross negligence or willful misconduct of Allseas, its employees, subcontractors or agents. Under the agreements, Allseas’ liability for losses caused solely by its gross negligence or willful default, or that of its employees, agents or subcontractors, is limited to ten times the annual management fee payable under the management agreements, except where such loss resulted from Allseas’ intentional or reckless act or omission.

Each management agreement has an initial term of five years and automatically renews for additional five-year periods, unless in each case, at least 30 days’ advance written notice of termination is given by either party.

Under the terms of the management agreements, management services are provided in exchange for a fixed technical management fee per vessel, payable on a monthly basis in advance, pro rata for the calendar days the vessels are owned by us. This fee is subject to adjustment on June 1 of each year based on the official Eurozone inflation rate. Effective June 1, 2014, Allseas’ management fee was adjusted to €664.46 (or $913.17 based on the Euro/U.S. dollar exchange rate of €1.0000:$ 1.3743 as of December 31, 2013) per vessel per day. Allseas is also entitled to receive (i) a fee equal to 1.25% of the gross freight, demurrage and charter hire collected from the employment of our vessels, (ii) a fee equal to 1.0% calculated on the price as stated in the relevant memorandum of agreement for any vessel bought, constructed or sold on our behalf, (iii) a lump sum fee of $15,000 for pre-delivery services, including legal fees, crewing and manning fees, manual preparation costs and other expenses related to preparing the vessel for delivery, rendered during the period from the date a memorandum of agreement is signed for the purchase of any such vessel, until the delivery date; and (iv) a superintendent fee of €500.00 (or $687.15 based on the Euro/U.S. dollar exchange rate of €1.0000:$ 1.3743 as of December 31, 2013) per day for each day in excess of five days per calendar year for which a superintendent performed on site inspection.

We have also entered into management agreements with Allseas relating to the supervision of each our contracted newbuilding vessels, pursuant to which Allseas is entitled to: (i) a flat fee of $375,000 per vessel for the first 12 month period commencing from the respective steel cutting date of each vessel and thereafter the flat fee will be paid on a pro rata basis until the vessels’ delivery to us; (ii) a daily fee of €115.00 (or $158.04 based on the Euro/U.S. dollar exchange rate of €1.0000:$ 1.3743 as of December 31, 2013) per vessel commencing from the date of the vessel’s shipbuilding contract until we accept delivery of the respective vessel; and (iii) €500 (or $687.15 based on the Euro/U.S. dollar exchange rate of €1.0000:$ 1.3743 as of December 31, 2013) per day for each day in excess of five days per calendar year for which a superintendent performed on site inspection. The term of the management agreements expires on the completion of the construction and delivery of the vessels to us and the agreements may be terminated by either party upon 30 days’ advance written notice.

Additional vessels that we may acquire in the future may be managed by Allseas or unaffiliated management companies.

Compensation Agreement

We have entered into a compensation agreement with Allseas, whereby in the event that Allseas is involuntarily terminated as the manager of our fleet, we shall compensate Allseas with a sum equal to (i) three years of management fees and commissions, based on the fleet at the time of termination; and (ii) €3.0 million (or $4.1 million based on the Euro/U.S. dollar exchange rate of €1.0000:$ 1.3743 as of December 31, 2013). The agreement shall continue for so long as Allseas serves as the commercial and technical manager of our fleet and may be terminated at any time by the mutual agreement of the parties or by either party in the event of a material breach of the terms and provisions by the other party.

Administrative Services Agreement

We have entered into an administrative service agreement with Allseas, pursuant to which Allseas provides telecommunication services, secretarial and reception personnel and equipment, security facilities, office cleaning services and information technology services. Allseas is entitled to reimbursement on a quarterly basis of all costs and expenses incurred in connection with the provisions of its services under the agreement.

Accounting Agreement

We have entered into an accounting agreement with Allseas pursuant to which Allseas is entitled to a fee of €250,000 (or $343,575 based on the Euro/U.S. dollar exchange rate of €1.0000:$ 1.3743 as of December 31, 2013) per annum, payable quarterly, for the provision of financial accounting services, and a fee of $30,000 per vessel per annum, payable quarterly, for the provision of financial reporting services.

Agreement with Loretto

We, Allseas, and Loretto, a wholly-owned subsidiary of Allseas, have entered into a tripartite agreement, pursuant to which in the event of a capital increase, an equity offering or the issuance of common shares to a third party or third parties in the future, other than common shares issued pursuant to our equity incentive plan (as the same may be further amended, amended and restated, supplemented or otherwise modified) or any future equity incentive plans we may adopt, we have agreed to issue, at no cost to Loretto, additional common shares in an amount equal to 2% of the total number of common shares issued pursuant to such capital increase, equity offering or third party issuance, as applicable. In accordance with the terms of the agreement, any common shares to be issued to Loretto under the agreement may only be issued once the capital increase, equity offering or third party issuance giving rise to the obligation to issue shares to Loretto under the agreement has closed and any applicable contingencies, forfeiture rights or conditions precedent relating to such capital increase, equity offering or third party issuance have lapsed or expired or have been cancelled or terminated, unless otherwise agreed by the mutual agreement of the parties. Accordingly, as of the date of this prospectus supplement, we have issued to Loretto a total of 469,958 of our common shares.

Executive Services Agreement

We have entered into an executive services agreement with Allseas, pursuant to which Allseas provides the services of our executive officers, which include strategy, business development, marketing, finance and other services, who report directly to our Board of Directors. Effective January 1, 2013, Allseas was entitled to an executive services fee of €2.7 million (or $3.7 million based on the Euro/U.S. dollar exchange rate of €1.0000:$ 1.3743 as of December 31, 2013) per annum, payable in equal monthly installments, plus incentive compensation. Effective January 1, 2014, the executive services fee was adjusted to €2.9 million (or $4.0 million based on the Euro/U.S. dollar exchange rate of €1.0000:$ 1.3743 as of December 31, 2013) per annum. The agreement has an initial term of five years and automatically renews for successive five year terms unless sooner terminated. If the respective agreement is terminated by Allseas either for “good reason” or as a result of “change of control,” as such terms are defined in the agreement, or terminated by us without “cause”, as defined in the agreement, Allseas will be entitled to receive (i) the amount of the executive services fee payable through the “termination date,” as defined in the agreement; (ii) compensation equal to three years’ annual executive services fee then applicable; and (iii) an amount of our common shares equal to 5% of our then issued and outstanding common shares.

Manning Agreements

Allseas subcontracts crewing services relating to our vessels to Crewcare, a Philippines company beneficially owned by our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou. Each of our vessel-owning subsidiaries has entered into a manning agreement with Crewcare. Effective May 1, 2011, manning services were provided under the agreements in exchange for a monthly fee of $95 per seaman for all officers and crew who served on board each vessel, plus a recruitment fee of $120 per seaman, payable on a one-off basis. In addition, the agreements also provide for a fee of $30 per seaman for in-house training and a fee of $50 per seaman for extra in-house training. The fees under the manning agreements are subject to amendment on an annual basis.

Cadetship Program Agreement

On October 5, 2013, each of our ship-owning subsidiaries entered into a cadetship program agreement with Crewcare, pursuant to which Crewcare, at its own cost, is responsible for recruiting and training cadets to be assigned to the vessels. These services are being provided in exchange for a lump sum fee of $5,000 per cadet employed on board the vessel for one-year on board training. The agreement has an initial term of one year with the option to renew for one more year by mutual agreement.

Right of First Refusal

Our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, has entered into a letter agreement with us which includes a provision requiring Mr. Bodouroglou to use commercially reasonable efforts to cause each company controlled by Mr. Bodouroglou to allow us to exercise a right of first refusal to acquire any drybulk carrier, after Mr. Bodouroglou or an affiliated entity of his enters into an agreement that sets forth terms upon which he or it would acquire a drybulk carrier. Pursuant to this letter agreement, Mr. Bodouroglou will notify a committee of our independent directors of any agreement that he or an affiliated entity has entered into to purchase a drybulk carrier and will provide the committee of our independent directors a 7 calendar day period in respect of a single vessel transaction, or a 14 calendar day period in respect of a multi-vessel transaction, from the date that he delivers such notice to our audit committee, within which to decide whether or not to accept the opportunity and nominate a subsidiary of ours to purchase the vessel or vessels, before Mr. Bodouroglou will accept the opportunity or offer it to any of his other affiliates. The opportunity offered to us will be on no less favorable terms than those offered to Mr. Bodouroglou and his affiliates. A committee of our independent directors will require a simple majority vote to accept or reject this offer.

Non-Competition Agreement with Box Ships and Our Chairman, President and Chief Executive Officer

We have entered into an agreement with Box Ships and our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, reflecting, among others, for so long as (i) Mr. Bodouroglou is a director or executive officer of both our Company and Box Ships and (ii) we own at least 5% of the total issued and outstanding common shares of Box Ships, the provisions described below:

Box Ships will not, directly or indirectly, acquire or charter any drybulk carrier without our prior written consent, and we will not, directly or indirectly, acquire or charter any containership without the prior written consent of Box Ships. In addition, under the terms of the agreement, we agreed to grant Box Ships a right of first offer on any proposed sale, transfer or other disposition of any containership owned by us. Furthermore, we will also grant Box Ships a right of first refusal over any employment opportunity for a containership presented or available to us with respect to any vessel owned by us.

Notwithstanding this agreement, Box Ships may claim business opportunities that would benefit us, such as the hiring of employees, the acquisition of other businesses, or the entry into joint ventures, and in each case other than business opportunities in the drybulk shipping industry, and this could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

If we no longer beneficially own shares representing at least 5% of the total issued and outstanding common shares of Box Ships or Mr. Michael Bodouroglou is no longer a director or executive officer of both our Company and Box Ships, then our obligations under this agreement will terminate.

Registration Rights Agreements

On April 19, 2011, we entered into a registration rights agreement with Box Ships and Neige International Inc., or Neige International, a company controlled by our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, as nominee for Proplous Navigation S.A., or Proplous Navigation, a company also controlled by Mr. Bodouroglou, pursuant to which Box Ships granted us and Neige International, and our affiliates or transferees, certain registration rights with respect to our common shares of Box Ships. Pursuant to the agreement, we and

Neige International, and our affiliates and transferees, have the right, subject to certain terms and conditions, to require Box Ships, on up to three separate occasions following April 19, 2012, the anniversary of the closing of the initial public offering of Box Ships, to register under the Securities Act, common shares of Box Ships held by us and Neige International, or our affiliates or transferees, for offer and sale to the public (including by way of underwritten public offering) and incidental or “piggyback” rights permitting participation by Box Ships in certain registrations of its common shares.

In addition, in connection with the private placement to Innovation Holdings that closed on December 24, 2012, we entered into a registration rights agreement, dated as of December 24, 2012, with Innovation Holdings, pursuant to which we granted certain customary registration rights to Innovation Holdings in respect of the common shares issued and sold to Innovation Holdings in the private placement. Under the registration rights agreement, Innovation Holdings, or its transferees, have the right, subject to certain terms and conditions, to require us to register under the Securities Act for offer and sale to the public, including by way of underwritten public offering, the common shares issued and sold to Innovation Holdings pursuant to the purchase agreement we entered into with Innovation Holdings in connection with the private placement.

Lease of Office Space

We have entered into a rental agreement to lease office space in Athens, Greece, with Granitis Glyfada Real Estate Ltd., a company beneficially owned by our Chairman, President and Chief Executive Officer. The term of the lease is for five years, expiring on September 30, 2017. Effective October 1, 2012, the monthly rental was €3,000.00 (or $4,122.90 based on the Euro/U.S. dollar exchange rate of €1.0000:$ 1.3743 as of December 31, 2013), plus 3.6% tax, and thereafter would be adjusted annually for inflation increases in accordance with the official Greek inflation rate.

For more information on our related party transactions, refer to Note 3 in our consolidated financial statements for the year ended December 31, 2013, included in our 2013 Annual Report.

DESCRIPTION OF NOTES

The following description is only a summary of certain provisions of the Notes and the Indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Paragon Shipping Inc., the issuer of the Notes, and not to any of its subsidiaries.

The following description of the particular terms of the Notes offered hereby supplements the “Description of Debt Securities” set forth in the accompanying prospectus.

General

The Notes will be issued under an indenture to be dated as of August 8, 2014 (the “Base Indenture”), between us and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by a first supplemental indenture to be dated as of August 8, 2014, between us and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes will be a separate series of our “debt securities” (as that term is used in the accompanying prospectus).

The Notes will initially be limited to $25,000,000 in aggregate principal amount (or $28,750,000 if the underwriters exercise their option to purchase additional Notes in full). The Indenture will not limit the amount of debt securities that we may issue under the Indenture and will provide that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes. Any additional debt securities having such similar terms (“Additional Notes”), together with the Notes, will constitute a single series of debt securities under the Indenture, including for purposes of voting and redemptions, and any Additional Notes issued as part of the same series as the Notes will be fungible with the Notes for United States federal income tax purposes or will have a separate CUSIP number from the Notes. No additional debt securities may be issued if an event of default has occurred and is continuing with respect to the Notes. For the avoidance of doubt, so long as no default or event of default hereunder would result therefrom, nothing contained herein shall prohibit the Company from entering into bank debt, including without limitation, bank debt that may be syndicated.

Other than as described under “—Certain Covenants,” the Indenture and the terms of the Notes will not contain any covenants restricting the operation of our business or our ability to incur debt or grant liens on our assets or that are designed to afford holders of the Notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Notes.

The Notes will mature on August 15, 2021 and will bear interest at an annual rate of 8.375% per year.

Interest on the Notes will accrue from and including August 8, 2014, or, if interest has already been paid, from and including the last interest payment date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. We will make interest payments on the Notes quarterly on February 15, May 15, August 15 and November 15 of each year, beginning on November 15, 2014, to holders of record at the close of business on the February 1, May 1, August 1 or November 1 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date or the maturity date of the Notes falls on a day that is not a business day, the related payment of interest or principal, as the case may be, will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such interest payment date or the maturity date of the Notes, as the case may be, to such next business day.

The Notes will not be entitled to the benefit of any sinking fund.

The Notes will be issued only in fully registered form without coupons and in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described under “—Book-entry System; Delivery and Form,” the Notes will not be issuable in certificated form.

Ranking

The Notes will be our unsubordinated unsecured obligations and will rank equally in right of payment with all our existing and future unsubordinated unsecured indebtedness. The Notes will rank senior in right of payment to all of our existing and future subordinated indebtedness. The Notes will effectively rank junior to our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. See “Risk Factors—Our Notes will be unsecured obligations and will be effectively subordinated to our secured debt.”

The Notes will be obligations solely of the Company and will not be guaranteed by any of our subsidiaries. We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries. See “Risk Factors—Risks of Investing in our Notes and Risks Related to our Other Indebtedness—Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on our Notes is structurally subordinated to the rights of the lenders of our subsidiaries.”

As of March 31, 2014, the Company had an aggregate of $202.0 million of secured debt and no unsecured unsubordinated or subordinated debt outstanding.

Listing

We intend to apply to list the Notes on the New York Stock Exchange. We expect trading in the Notes to begin within 45 days after the original issue date of the Notes.

Trading Characteristics

The Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Notes that is not included in the trading price thereof. Any portion of the trading price of a Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Note.

Optional Redemption

Except as described under “—Optional Redemption for Changes in Withholding Taxes,” the Notes will not be redeemable by us at our option prior to August 15, 2017.

The Notes will be redeemable at our option, in whole or in part, at any time on or after August 15, 2017 upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the date fixed for redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Additionally, we or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

If money sufficient to pay the redemption price of all of the Notes, or portions thereof, to be redeemed on the applicable redemption date is irrevocably deposited with the Trustee or paying agent on or before the applicable redemption date, then on and after such redemption date, interest will cease to accrue on such Notes, or such portion thereof, called for redemption and such Notes will be deemed to be no longer outstanding.

Selection for Redemption

If fewer than all of the Notes are to be redeemed at any time, the registrar will select the Notes, or portions thereof, to be redeemed, in compliance with the requirements of DTC, or if DTC prescribes no method of selection, on a pro rata basis, by lot or by any other method the registrar deems fair and reasonable; provided, however, that Notes, and portions thereof, selected for redemption shall only be in amounts of $25.00 or whole multiples of $25.00.

Notice of Redemption

Notices of redemption shall be sent at least 30 but not more than 60 days before the applicable redemption date to each holder of Notes to be redeemed at its registered address. We will, at least 5 calendar days prior to the publication or sending of any notice of redemption of any Notes as described under this heading, furnish to the Trustee and the registrar written notice of redemption.

A notice of redemption will identify the Notes to be redeemed and will state the provision of the Indenture pursuant to which the Notes are being redeemed; the redemption date; the redemption price, including the portion thereof constituting accrued and unpaid interest; the amount of Additional Amounts (as defined below), if any, payable on the date fixed for redemption; the name and address of the paying agent; that Notes called for redemption must be surrendered to the paying agent to collect the redemption price; that unless we default in making the redemption payment on the Notes called for redemption, interest on such Notes will cease to accrue on and after the redemption date; if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed; if less than all of the Notes are to be redeemed, the aggregate principal amount of Notes to be outstanding after such redemption; and that the Notes called for redemption will become due on the date fixed for redemption.

Additional Amounts

All payments made by or on behalf of the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes, the Company will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)	any Taxes that would not have been so imposed but for the holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction (other than the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(4)	any Taxes imposed as a result of the failure of the holder or beneficial owner of the Notes to complete, execute and deliver to the Company any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company in order to enable the Company to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 60 days of a written request therefor by the Company;

(5)	any Taxes that would not have been so imposed but for the beneficiary of the payment having presented a note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

(6)	any Taxes imposed on or with respect to any payment by the Company to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(7)	any Taxes that are required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive; or

(8)	any combination of items (1) through (7) above.

If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and paying agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and paying agent promptly thereafter but in no event later than five calendar days prior to the date of payment) an officers’ certificate stating that Additional Amounts will be payable and the amount so payable. The officers’ certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent will be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee and paying agent with documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of Additional Amounts.

The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company will provide the Trustee and paying agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of the Taxes so withheld or deducted. Upon written request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and paying agent to the holders of the Notes.

Whenever in the Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company will indemnify a holder, within 10 business days after written demand therefor, for the full amount of any Taxes paid by such holder to a governmental authority of a Specified Tax Jurisdiction, on or with respect to any payment by on or account of any obligation of the Company to withhold or deduct an amount on account of Taxes for which the Company would have been obligated to pay Additional Amounts hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Company by a holder will be conclusive absent manifest error.

The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, and the Company will indemnify the holders for any such taxes paid by such holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or authority or agency thereof or therein.

Optional Redemption for Changes in Withholding Taxes

The Company may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice (which notice will be irrevocable), at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest to, but excluding, the date fixed for redemption and any Additional Amounts (if any) then due and which will become due on the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), in the event that the Company determines in good faith that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Company (including making payment through a paying agent located in another jurisdiction), as a result of:

(1)	a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date of the Indenture; or

(2)	any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the Indenture.

Notwithstanding the foregoing, no notice of redemption for changes in withholding taxes may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. At least five calendar days before the Company provides notice of redemption of the Notes as described above under “Notice of Redemption,” the Company will deliver to the Trustee and paying agent (a) an officers’ certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an opinion of independent legal counsel of recognized standing satisfactory to the Trustee and paying agent that the Company has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and paying agent will accept and will be entitled to conclusively rely upon the officers’ certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the holders.

Certain Covenants

The Indenture includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “—Certain Definitions and Interpretations” below.

(a) Limitation on Borrowings.    The Company shall not permit Net Borrowings to equal or exceed 70% of Total Assets.

(b) Limitation on Minimum Net Worth.    The Company shall ensure that Net Worth always exceeds one hundred million dollars (US$100,000,000).

(c) Reports.    Following any Cross Default (as defined below), the Company shall promptly notify the holders of the Notes of the occurrence of such Cross Default.

(d) Restricted Payments.    If (i) an event of default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an event of default has occurred and is continuing, (ii) an event of default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an event of default would result therefrom, (iii) the Company is not in compliance with the covenant described under “(a) Limitation on Borrowings” or “(b) Limitation on Minimum Net Worth” above, or (iv) any payment of dividends or any form of distribution or return of capital would result in the Company not being in compliance with the covenant described under “(a) Limitation on Borrowings” or “(b) Limitation on Minimum Net Worth” above, then none of the Company or any of its subsidiaries will declare or pay any dividends or return any capital to its equity holders (other than the Company or a wholly-owned subsidiary of the Company) or authorize or make any other distribution, payment or delivery of property or cash to its equity holders (other than the Company or a wholly-owned subsidiary of the Company), or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its equity interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding and held by persons other than the Company or any wholly-owned subsidiary, or repay any subordinated loans to equity holders (other than the Company or a wholly-owned subsidiary of the Company) or set aside any funds for any of the foregoing purposes (“Restricted Payments”).

(e) Line of Business.    The Company will not, nor will the Company permit any of its subsidiaries (other than an Immaterial Subsidiary) to, engage primarily in any business other than a Permitted Business.

(f) Limitation on Asset Sales.    The Company shall not, and shall not permit any of its subsidiaries to, in the ordinary course of business or otherwise, sell, lease, convey, transfer or otherwise dispose of any of the Company’s, or of any such subsidiary’s, assets (including capital stock and warrants, options or other rights to acquire capital stock) (an “Asset Sale”), other than pursuant to a Permitted Asset Sale or a Limited Permitted Asset Sale, unless: (i) the Company receives, or the relevant subsidiary receives, consideration at the time of such Asset Sale at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of the Company, of the assets subject to such Asset Sale; (ii) at least 75% of the consideration therefor received by the Company is in the form of (x) Cash and Cash Equivalents, provided that, the outstanding principal amount of any indebtedness which is secured by the Asset that is the subject of the Asset Sale, which ranks senior in right of payment to the Notes, and which is assumed by the transferee, shall be deemed Cash and Cash Equivalents for purposes of this provision, or (y) Replacement Assets, or

(z) any combination of the considerations described in (x) or (y); and (iii) within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the relevant subsidiary, as the case may be, shall apply all such Net Proceeds to:

(1)	repay or prepay indebtedness under any Credit Facility secured by a lien on assets of the Company or any of its subsidiaries;

(2)	acquire any Replacement Assets;

(3)	make a capital expenditure;

(4)	repay unsecured senior indebtedness of the Company or any subsidiary (including any redemption, repurchase, retirement or other acquisition of the Notes); or

(5)	any combination of the transactions permitted by the foregoing clauses (1) through (4), provided, that any sale, assignment, conveyance, transfer or lease of all or substantially all of the Company’s properties and assets to any person or persons (whether in a single transaction or a series of related transactions) will be governed by the provisions described under the captions “—Change of Control Permits Holders to Require us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” and not by the provisions of this subsection “(f) Limitation on Asset Sales.”

A binding contract to apply the Net Proceeds in accordance with clauses (2) or (3) above shall toll the 365-day period in respect of such Net Proceeds, or a determination by the Company to apply all or a portion of such Net Proceeds toward the exercise of an outstanding purchase option contract for a transaction described in clauses (2) or (3) above, shall toll the 365-day period in respect of such Net Proceeds or portion thereof; in each case, for a period not to exceed 365 days or, in the case of a binding contract to acquire one or more Vessels, until the end of the construction or delivery period specified in such binding contract, as the same may be extended, from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination by the Company, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract or determination until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of a construction contract or any exercised purchase option contract, the date of expiration or termination of such construction contract or exercised purchase option contract and (ii) in all other cases, the 365th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, the Company or any of its subsidiaries may apply Net Proceeds to the repayment or reduction of outstanding indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If a Limited Permitted Asset Sale (as defined below) occurs at any time, the Company must, within 30 days of such Limited Permitted Asset Sale, make an offer to purchase Notes having a principal amount equal to the Excess Proceeds of such Limited Permitted Asset Sale. The price that the Company will be required to pay (the “Limited Permitted Asset Sale Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Limited Permitted Asset Sale Purchase Date (as defined below), subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. If the offer to purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that notes will be purchased from individual holders only in multiples of $25.00 of principal amount. The “Limited Permitted Asset Sale Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our Limited Permitted Asset Sale notice as described below. Any Notes purchased by us will be paid for in cash. See “—Offer to Purchase.”

(h) Compliance Certificate.    The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate signed by two of the Company’s officers, one of which shall be the principal executive, principal financial or principal accounting officer of the Company, stating that a review of the activities of the Company and its subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a default or event of default shall have occurred, describing all such defaults or events of default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto). The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate of any event of default described under “—Events of Default” and any event of which it becomes aware that with the giving of notice or the lapse of time would become such an event of default, its status and what action the Company is taking or proposes to take with respect thereto.

Certain Definitions and Interpretations

For purposes of the foregoing provisions, the following definitions shall apply:

“Cash and Cash Equivalents” means, as of a given date, the Company’s cash and cash equivalents as determined in accordance with GAAP.

“Credit Facility” means, with respect to the Company or any of its subsidiaries, any debt or commercial paper facilities with banks or other lenders providing for revolving credit, term loans or letters of credit or any agreement treated as a finance or capital lease if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP.

“Cross Default” means the occurrence, with respect to any debt of the Company or any subsidiary having an aggregate principal amount of $10 million or more in the aggregate for all such debt of all such persons, of (i) an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within any applicable grace period.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the issue date of the Notes, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“Immaterial Subsidiary” means any subsidiary whose net book value of its assets or revenues is not in excess of 10% of the net book value of the consolidated Total Assets or consolidated vessel revenue of the Company as set out in the annual audited consolidated financial statements of the Company for the immediately preceding fiscal year, provided that, at no time shall (a) the total assets of all Immaterial Subsidiaries exceed 10% of the consolidated Total Assets of the Company or (b) the total vessel revenues calculated with respect to all Immaterial Subsidiaries (calculated on a stand-alone basis), in the aggregate, exceed 10% of the consolidated vessel revenue of the Company, in each case as set out in the annual audited consolidated financial statements of the Company for the immediately preceding fiscal year.

“Limited Permitted Asset Sale” means any sale, transfer, lease or other disposition of any of the Company’s or its subsidiaries’ assets (in the ordinary course of business or otherwise) during a single fiscal year, in a single transaction or series of transactions, (i) the Net Proceeds of which have not been applied pursuant to clauses (1) through (5) in accordance with the requirements set forth in “—Certain Covenants—(f) Limitation on Asset Sales” and (ii) that results in Net Proceeds in excess of the amount provided for in clause (2)(A) of the definition of Permitted Asset Sale, provided that the Net Proceeds of such Limited Permitted Asset Sale represent consideration at the time of such sale, transfer, lease or other disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of the Company, of the assets subject to such sale, transfer, lease or other disposition. Any Net Proceeds that are not applied or invested as provided in (i) above and are in excess of the amount provided for in clause (2)(A) of the definition of Permitted Asset Sale will constitute “Excess Proceeds.” For the avoidance of doubt, a Limited Permitted Asset Sale may occur only once. Following the first occurrence of a Limited Permitted Asset Sale, no further Limited Permitted Asset Sale shall be permitted.

“Net Borrowings” means, in respect of the Company on a consolidated basis, as of a given date the difference of the following, without duplication:

(a) Total Borrowings; minus

(b) Cash and Cash Equivalents; provided that, for purposes of such calculation only, Cash and Cash Equivalents shall also include any cash and cash equivalents that are classified as restricted cash on the Company’s balance sheet maintained in accordance with GAAP, which restricted cash shall be comprised of pledged cash deposits or minimum liquidity required to be maintained under the Company’s borrowing arrangements or in relation to bank guarantees issued on behalf of the Company.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any other consideration received in the form of assumption by the purchaser of indebtedness or other obligations relating to the property or assets that are the subject of such Asset Sale or received in any other non-cash form and not disposed of for cash), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, title and recording tax fees and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale), (b) all federal, state, provincial, foreign and local taxes paid or payable as a result of the Asset Sale, (c) any escrow or reserve for adjustment in respect of the sale price of such assets established in accordance with GAAP and any reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, except to the extent that such proceeds are released from any such escrow or to the extent such reserve is reduced or eliminated, and (d) any indebtedness required by its terms to be repaid, repurchased, redeemed or otherwise retired upon the applicable Asset Sale.

“Net Worth” means, as of a given date, the result of, without duplication:

(a)	Total Assets, minus

(b)	Total Borrowings (without giving effect to any fair value adjustments pursuant to the Financial Accounting Standards Board Accounting Standards Codification 820).

“Permitted Asset Sale” means:

(1)	any sale, assignment, conveyance, transfer or other disposition of (i) common stock, or securities convertible into or exchangeable for common stock, of Box Ships Inc. or Korea Lines Corporation, beneficially owned, directly or indirectly, by the Company as of the date of this prospectus supplement or (ii) common stock, or securities convertible into or exchangeable for common stock, of Box Ships Inc. or Korea Lines Corporation that are received by the Company or any subsidiary as dividends or distributions in respect of Box Ships Inc. or Korea Lines Corporation common stock described in clause (i) after the date of this prospectus supplement;

(2)	any sale, transfer, lease or other disposition of any of the Company’s or its subsidiaries’ assets (in the ordinary course of business or otherwise) in any transaction or series of transactions, such that (A) the aggregate market value of all assets so sold, transferred, leased or otherwise disposed of during any fiscal year may be up to (and including) 20% of the aggregate market value of all of the Company’s and the Company’s subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year and (B) the Company receives, or the relevant subsidiary receives, consideration at the time of such sale, transfer, lease or other disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of the Company, of the assets subject to such sale, transfer, lease or other disposition; and

(3)	(a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, (b) the destruction of a Vessel, (c) damage to a Vessel to an extent as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within 30 days, in each case as determined in good faith by the board of directors of the Company, provided that the aggregate market value of all assets included as a Permitted Asset Sale pursuant to this paragraph during any fiscal year may not exceed 10% of the aggregate market value of all of the Company’s and the Company’s subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year.

“Permitted Business” means any business conducted by the Company or any of its subsidiaries as described in the Company’s annual report on Form 20-F for the year ended December 31, 2013 and any businesses that, in the good faith judgment of the board of directors of the Company, are reasonably related, ancillary, supplemental or complementary thereto, or reasonable extensions thereof, including without limitation, the direct or indirect ownership, management, operation and chartering of Vessels and any business incidental thereto.

“Related Assets” means (a) any insurance policies and contracts from time to time in force with respect to a Vessel, (b) the capital stock of any subsidiary of the Company owning one or more Vessels and related assets, (c) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (d) any earnings derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (e) any charters, operating leases, contracts of affreightment, Vessel purchase options and related agreements entered and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, Vessel purchase option or agreement, (f) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (g) any building, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (h) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto.

“Replacement Assets” means (1) all or substantially all of the assets of, or any Capital Stock of, a person primarily engaged in a Permitted Business; provided, that in the case of the acquisition of Capital Stock of any person, such person is or becomes a subsidiary of the Company and will be subject to all restrictions described in this “Description of Notes” as applying to subsidiaries of the Company existing on the date of this prospectus supplement; and (2) other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets).

“Total Assets” means, in respect of the Company on a consolidated basis, as of a given date, all of the assets of the Company of the types presented on its consolidated balance sheet calculated in accordance with GAAP.

“Total Borrowings” means, in respect of the Company on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a)	the outstanding principal amount of any moneys borrowed; plus

(b)	the outstanding principal amount of any acceptance under any acceptance credit; plus

(c)	the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d)	the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which obligation is required to be classified and accounted for as a capital lease obligation under GAAP, and, for purposes of the indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP; plus

(e)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under GAAP); plus

(f)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h)	the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by the Company to the extent that such guaranteed indebtedness is determined and given a value in respect of the Company on a consolidated basis in accordance with GAAP.

Notwithstanding the foregoing, “Total Borrowings” shall not include any indebtedness or obligations arising from derivative transactions entered into solely for purposes of protecting against interest rate or currency fluctuations.

“Vessels” means one or more shipping vessels primarily designed and utilized for the transport of cargo, including, without limitation, bulk carriers, freighters, general cargo carriers, containerships and tankers, but excluding passenger vessels, or which are otherwise engaged, used or useful in any business activities of the Company, in each case together with all related spares, equipment and any additions or improvements.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such Person.

For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in this Certain Covenants section is to be construed in accordance with GAAP.

Change of Control Permits Holders to Require us to Purchase Notes

If a Change of Control (as defined below) occurs at any time, holders of Notes will have the right, at their option, to require us to purchase for cash any or all of their Notes, in a principal amount of $25.00 or any multiple of $25.00. The price we are required to pay (the “Change of Control Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Change of Control Purchase Date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. The “Change of Control Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our Change of Control notice as described below. Any Notes purchased by us will be paid for in cash. See “—Offer to Purchase.”

A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if

(1)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holder, is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holder or (ii) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)	“Continuing Directors” (as defined below) cease to constitute at least a majority of our board of directors; or

(4)	if after the Notes are initially listed on the New York Stock Exchange or another national securities exchange, the Notes fail, or at any point cease, to be listed on the New York Stock Exchange or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the New York Stock Exchange or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

“Continuing Director” means a director who either was a member of our board of directors on the issue date of the Notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval by such election or appointment.

“Permitted Holder” means (a) Michael Bodouroglou, (b) any immediate family member of Michael Bodouroglou or (c) one or more affiliates of any person listed in (a) or (b). “Immediate family members” shall refer to a person’s spouse, parent, children and siblings.

Offer to Purchase

On or before the 30th day after the occurrence of a Change of Control or a Limited Permitted Asset Sale, as the case may be, we will provide to all holders of the Notes and the Trustee and paying agent a notice of the occurrence of the Change of Control or the Limited Permitted Asset Sale and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a Change of Control or Limited Permitted Asset Sale, as the case may be;

•	the date of the Change of Control or Limited Permitted Asset Sale, as the case may be;

•	the last date on which a holder may exercise the repurchase right;

•	the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable;

•	the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as the case may be;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time to achieve a broad dissemination of such notice.

To exercise the Change of Control purchase right or Limited Permitted Asset Sale purchase right, a holder of Notes must deliver, on or before the third business day (or as otherwise provided in the notice provided for above) immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent. Such purchase notice must:

•	if the applicable Notes are not issued in global form, state the certificate numbers of the Notes to be delivered for purchase;

•	if the applicable Notes are issued in global form, comply with requisite DTC procedures;

•	state the principal amount of Notes to be purchased, which must be $25.00 or a multiple thereof; and

•	state that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

The holder of such Notes may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable. The notice of withdrawal shall:

•	if the applicable Notes are not issued in global form, state the certificate numbers of the withdrawn Notes;

•	if the applicable Notes are issued in global form, comply with requisite DTC procedures;

•	state the principal amount of the withdrawn Notes; and

•	state the principal amount, if any, which remains subject to the purchase notice, which must be $25.00 or a multiple thereof.

We will be required to purchase the applicable Notes on the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as the case may be. The holder of such Notes will receive payment of the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable, on the later of the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, and the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, as applicable, of the Notes on the Change of Control Purchase Date or the Limited Permitted Asset Sale Purchase Date, as applicable, then:

•

the Notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•	all other rights of the holder of such Notes will terminate (other than the right to receive the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable).

In connection with any offer to purchase Notes pursuant to a Change of Control purchase notice or Limited Permitted Asset Sale purchase notice, as applicable, the Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or Limited Permitted Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with any applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

No Notes may be purchased at the option of holders thereof upon a Change of Control or a Limited Permitted Asset Sale if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The Change of Control purchase rights of the holders of Notes could discourage a potential acquirer of us. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term Change of Control is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Change of Control may not protect holders of Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is a limited body of case law interpreting the phrase “substantially all,” and no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Change of Control were to occur, we may not have enough funds to pay the Change of Control Purchase Price. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks of Investing in our Notes and Risks Related to our Other Indebtedness—We may not have the ability to raise the funds necessary to purchase the Notes upon a change of control, and our existing and future debt may contain limitations on our ability to repurchase the Notes.” If we fail to purchase the Notes when required following a Change of Control, we will be in default under the Indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase such indebtedness upon the occurrence of similar events or on specific dates.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into any other person or sell, assign, convey, transfer or lease all or substantially all of our properties and assets (whether in a single transaction or a series of related transactions) to any person or persons, unless:

•

the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing in the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable, as determined in good faith by the board of directors of the Company, to institutional lenders in the shipping industries;

•

the successor person (if any) expressly assumes by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of, and any interest on, all Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•

the Company shall have delivered to the Trustee, prior to the consummation of the proposed transaction, an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and such supplemental indenture comply with the Indenture.

Upon any consolidation, merger, sale, assignment, conveyance, transfer or lease of the properties and assets of the Company in accordance with the foregoing provisions, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; and thereafter, except in the case of a lease, the Company shall be released from all obligations and covenants under the Indenture and the Notes.

Events of Default

The Notes are subject to the following events of default:

(1)	failure to pay principal of or any premium when due;

(2)	failure to pay any interest when due, continued for 30 days;

(3)	failure to perform or comply with the provisions of the Indenture relating to mergers and similar events;

(4)	failure to provide notice of a Change of Control or a Limited Permitted Asset Sale or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control or a Limited Permitted Asset Sale in conformity with the covenant set forth under the caption “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales,” respectively;

(5)	failure to perform any of our other covenants in the Indenture, continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding Notes, as provided in the Indenture;

(6)	any debt of the Company or any subsidiary having an aggregate principal amount of $10 million or more in the aggregate for all such debt of all such persons (i) is the subject of a written notice of an event of default received by such person that results in such debt being due and payable prior to its scheduled maturity or (ii) is subject to a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period.

(7)	any final judgment or decree for the payment of money in excess of $10 million is entered against us and remains outstanding for a period of 90 consecutive days following entry of such final judgment or decree and is not discharged, waived or stayed; and

(8)	certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary.

If an event of default, other than an event of default described in clause (8) above, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, to be due and payable immediately. If an event of default described in clause (8) above occurs, the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and any premium, interest or Additional Amounts which have become due as a result of such acceleration, have been cured or waived.

Notwithstanding the foregoing, if we so elect, the sole remedy under the Indenture for an event of default relating to (i) our failure to file with the Trustee pursuant to Section 314(a)(1) of the TIA any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure to comply with our annual reporting obligations to the Trustee and the SEC, as described under “—Reports” below, will, after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the date on which such event of default first occurs and on which such event of default is continuing; and (ii) 0.50% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the 91st day following, and including the date on which such event of default first occurs and on which such event of default is continuing. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes. On the 181st day after such event of default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other events of default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of Notes and the Trustee and paying agent of such election on or before the close of business on the fifth business day prior to the date on which such event of default would otherwise occur. Upon our failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.

The Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the Indenture and applicable law and upon providing indemnification satisfactory to the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Indenture will provide that in the event an event of default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of his or her own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy under the Indenture (except actions for payment of overdue principal and interest), unless:

•	such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Notes;

•

the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall have made a written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such proceedings; and

•

no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes; it being understood and intended that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such holders, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such holders.

However, notwithstanding any other provision in the Indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on such Note on the stated maturity date (or, in the case of redemption, on the applicable redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding Notes may waive any default or event of default unless:

•	we fail to pay the principal of or any interest on any Note when due;

•	we fail to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Note affected.

The Indenture provides that within 120 days after the Trustee receives written notice of a default, the Trustee shall transmit to all holders of Notes, notice of such default hereunder, unless such default shall have been cured or waived. Except in the case of a default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the best interest of the holders of Notes.

Each holder of Notes shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	Additional Amounts, if any, on

such holder’s Notes, on or after the respective due dates expressed or provided for in the Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Modification and Waiver

We and the Trustee may amend or supplement the Indenture with respect to the Notes with the consent (including consents obtained in connection with any tender offer or exchange offer) of the holders of a majority in aggregate principal amount of the outstanding Notes. In addition, the holders of a majority in aggregate principal amount of the outstanding Notes may waive our compliance in any instance with any provision of the Indenture without notice to the other holders of Notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding Notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the Notes;

•	reduce the principal amount of or interest on the Notes;

•	change the interest rate applicable to the Notes;

•	change the currency of payment of principal of or interest on the Notes or change any Note’s place of payment;

•

impair the right of any holder to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;

•

modify the provisions with respect to the purchase rights of the holders as described above under “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales” in a manner adverse to holders of Notes;

•	change the ranking of the Notes;

•	change our obligation to pay Additional Amounts on any Note;

•

waive a default or event of default in the payment of the principal of or interest, if any, on any Note (except a rescission of acceleration of the Notes by the holders of at least a majority in principal amount of the outstanding Notes and a waiver of the payment default that resulted from such acceleration);

•	waive a redemption payment with respect to any Note or change any of the provisions with respect to the redemption of the Notes; or

•

modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of the Notes.

We and the Trustee may amend or supplement the Indenture or the Notes without notice to, or the consent of, the holders of the Notes to:

•	cure any ambiguity, omission, defect or inconsistency that does not adversely affect the rights of any holder of the Notes in any material respect;

•	provide for the assumption by a successor corporation of our obligations under the Indenture in accordance with the provisions of the Indenture;

•	secure the Notes;

•	add to our covenants for the benefit of the holders of the Notes or surrender any right or power conferred upon us;

•	to comply with the requirements of the TIA and any rules promulgated under the TIA; or

•	make any change that does not adversely affect the rights of any holder in any material respect.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to give to the holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all the holders of the Notes, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or depositing with the Trustee or delivering to the holders, as applicable, after all outstanding Notes have become due and payable, or will become due and payable at their stated maturity within one year, cash sufficient to pay and discharge the entire indebtedness of all outstanding Notes and all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Defeasance

We may terminate at any time all our obligations with respect to the Notes and the Indenture, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. We may also terminate at any time our obligations with respect to the Notes under the covenants described under “—Change of Control Permits Holders to Require us to Purchase Notes,” “—Certain Covenants” and “—Reports,” and the operation of certain events of default, which we refer to as “covenant defeasance.” We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an event of default specified in clause (4), clause (5) (with respect to the covenants described under “—Certain Covenants” or “—Reports”), clause (6) or clause (7).

The legal defeasance option or the covenant defeasance option with respect to the Notes may be exercised only if:

(1)	we irrevocably deposit in trust with the Trustee cash or U.S. Government obligations or a combination thereof sufficient, in the opinion of a firm of certified public accountants, for the payment of principal of and interest and Additional Amounts, if any, on the Notes to maturity,

(2)	such legal defeasance or covenant defeasance does not constitute a default under the Indenture or any other material agreement or instrument binding us,

(3)	no default or event of default has occurred and is continuing on the date of such deposit and, with respect to covenant defeasance only, at any time during the period ending on the 123rd day after the date of such deposit (other than, if applicable, a default or event of default with respect to the Notes resulting from the borrowing of funds to be applied to such deposits),

(4)	in the case of the legal defeasance option, we deliver to the Trustee an opinion of counsel stating that:

(a)	we have received from the IRS a letter ruling, or there has been published by the Internal Revenue Service a Revenue Ruling, or

(b)	since the date of the Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,

(5)	in the case of the covenant defeasance option, we deliver to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred,

(6)	we deliver to the Trustee an opinion of counsel to the effect that, after the 123rd day after the date of deposit, all money and U.S. Government obligations (or other property as may be provided pursuant to the terms of the Indenture) (including the proceeds thereof) deposited or caused to be deposited with the Trustee (or other qualifying trustee) to be held in trust will not be subject to any case or proceeding (whether voluntary or involuntary) in respect of the Company under any U.S. Federal or State bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief in respect of the Company issued in connection therewith, and

(7)	we deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

If we exercise the covenant defeasance option, under the Indenture, the Company will be released from its obligations in the provisions described under “Change of Control Permits Holders to Require us to Purchase Notes.”

Transfer and Exchange

We will maintain an office in New York City where the Notes may be presented for registration of transfer or exchange. This office will initially be an office or agency of the Trustee. No service charge will be imposed by us, the Trustee or the registrar for any registration of transfer or exchange of Notes, but any tax or similar governmental charge required by law or permitted by the Indenture because a holder requests any Notes to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any Note surrendered for purchase except for any portion of that Note not being purchased.

We reserve the right to:

•	vary or terminate the appointment of the security registrar or paying agent; or

•	approve any change in the office through which any security registrar acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of Notes not issued in global form, payments will be made in U.S. dollars at the office of the Trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of Notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each Note is registered at the close of business on the record date for the interest payment.

Initially, the Trustee will be designated as our paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders of Notes entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar and paying agent (if other than the Trustee) will forward to the Trustee any Notes surrendered to them by holders of such Notes for transfer, exchange or payment. All Notes delivered to the Trustee shall be cancelled promptly by the Trustee in the manner provided in the Indenture and may not be reissued or resold. No Notes shall be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), purchase Notes in the open market or by tender offer at any price or by private agreement.

Reports

So long as any Notes are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and applicable to us and (ii) furnish to the Trustee and the holders of the Notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all financial information to the extent required of us to be contained in Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the Trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost Notes at the expense of the holder of such Notes upon delivery to the Trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of such Note before a replacement Note will be issued.

Notices

Except as otherwise described herein, notice to registered holders of the Notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the Trustee on our behalf.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that in case an event of default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Deutsche Bank Trust Company Americas will be the initial Trustee under the Indenture. Initially, the Trustee will also act as the paying agent, registrar and custodian for the Notes.

Book-entry System; Delivery and Form

Global Notes

We will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form.

The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in

DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•

DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.)

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	we determine not to have the Notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be fully protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

DESCRIPTION OF OTHER INDEBTEDNESS

We operate in a capital intensive industry which requires significant amounts of investment, and we fund a portion of this investment through long-term bank debt. As of the date of this prospectus supplement, we had six outstanding bank debt facilities with a combined outstanding balance of $190.5 million, and we intend to use substantially all of the net proceeds of the Notes Offering to repay a portion of such debt. These credit facilities have maturity dates between 2016 and 2021 and are repayable in quarterly principal installments and balloon payments at maturity and bear interest based on floating rate LIBOR plus an applicable margin which ranges between 2.50% and 3.25%, excluding a 5.00% margin applicable to any deferred amounts under one of our loan and credit facilities. The obligations under our debt facilities are secured by, among other things, first priority mortgages over the vessels financed by the relevant facility and first priority assignments of all insurances and earnings of the mortgaged vessels.

Our loan and credit facilities, as amended or refinanced, which are secured by mortgages on our vessels, contain financial and security covenants requiring us, among other things, to:

•	maintain a minimum debt service coverage ratio;

•	maintain a minimum market adjusted net worth;

•	maintain a maximum leverage ratio;

•	maintain a minimum interest coverage ratio;

•	maintain minimum working capital;

•	maintain minimum cash equivalents per vessel in our fleet and minimum liquidity; and

•	maintain minimum security cover ratios of the aggregate market value of the vessels securing the applicable loan to the principal amount outstanding under such loan.

A violation of the security cover ratio, unless cured as set forth under the applicable loan or credit facility, or a violation of any of the financial covenants contained in our loan and credit facilities constitutes an event of default under our loan and credit facilities, which, unless waived or modified by our lenders, provides our lenders with the right to require us to provide additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet and accelerate our indebtedness and foreclose their liens on our vessels, or may cause us to reclassify our indebtedness as current liabilities, which would impair our ability to continue to conduct our business.

Furthermore, all of our loan and credit facilities contain a cross-default provision that may be triggered by a default under one of our other loan and credit facilities. A cross-default provision means that a default on one loan would result in a default on all of our other loans. Because of the presence of cross default provisions in all of our loan and credit facilities, the refusal of any one lender to grant or extend a waiver could result in all of our indebtedness being accelerated even if our other lenders have waived covenant defaults under the respective loan and credit facilities. If our indebtedness is accelerated in full or in part, in the current financing environment, we may not be able to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose their liens, which would adversely affect our ability to conduct our business. In addition, if we find it necessary to sell our vessels at a time when vessel prices are low, we will recognize losses and a reduction in our earnings, which could affect our ability to raise additional capital necessary for us to comply with our loan and credit facilities.

Principally as result of the weakness in the drybulk charter market in which we operate, and its impact on our results of operations and financial condition in recent periods, we have, since March 31, 2014, initiated discussions with respect to certain of our existing credit facilities in order to address potential breaches of certain covenants contained in those loan agreements which we anticipated may occur in the future in the absence of a significant improvement in the drybulk chartering market. As result of such potential breaches, as at March 31, 2014 in our unaudited balance sheet, we reclassified all of our indebtedness, including debt otherwise not maturing within 12 months, as short term debt. See Note 8 to our unaudited consolidated financial statements as at and for the three months ended March 31, 2014 filed with the SEC under Form 6-K on June 10, 2014, and incorporated by reference herein. We have now secured amendments or waivers under each such credit facility, as described below, except for one such facility for which we have received a commitment letter pursuant to which the credit facility would be amended to eliminate certain financial covenants. Our acceptance and execution of this commitment letter as a binding agreement with respect to such amendments is a condition to the closing of this offering. See “Recent Developments—Loan Facilities—Recent amendments to and waivers of certain financial covenants.” Upon securing these amendments and waivers, we will have eliminated or waived each of the covenants contained in our loan agreements whose potential future breach had caused us to reclassify our indebtedness as short term debt in the first quarter of 2014.

Under the waiver agreed with one of our subsidiary’s creditors, HSBC, for the $22 million loan facility between HSBC, as lender, and our wholly owned subsidiary as borrower, the waiver of covenants expires from January 1, 2016 and we may not be in compliance with some or all of such covenants at such time unless the drybulk chartering market experiences a significant improvement between now and when the waivers expire. If we have not prepaid such loan and are not then in compliance with such covenants, or no further extension, waiver or amendment of such covenants has been obtained, we may not be in compliance with some or all of such covenants under the HSBC loan, and as a result of the cross default provision included in our other debt agreements, actual breaches under one or more of our credit facilities could result in defaults under all of our debt and the acceleration of such debt by our lenders.

Our loan and credit facilities, as amended or refinanced, also contain other restrictions and customary events of default with respect to us and our applicable subsidiaries, such as a change of control, a cross-default with respect to financial indebtedness or a material adverse change in the financial position or prospects of the borrowers or us.

In addition, under the terms of our loan and credit facilities, our ability to pay dividends and make other payments or distributions to shareholders is subject to several restrictions. Currently, one of our loan and credit facilities restricts the amount of dividends we may pay, under certain circumstances, to $0.50 per share per annum. We are also required to maintain minimum liquidity after payment of dividends equal to the greater of the next six months’ debt services, 8% of our total outstanding financial indebtedness or $1.0 million per vessel.

Moreover, in connection with any additional waivers of covenant breaches contained in, or amendments to the terms of, our loan and credit facilities that we obtain, our lenders may impose additional operating and financial restrictions on us to the restrictions discussed above or further modify the terms of our existing loan and credit facilities. These additional restrictions may further restrict our ability to, among other things, pay dividends, make capital expenditures or incur additional indebtedness, including through the issuance of guarantees. In addition, our lenders may require the payment of additional fees, the prepayment of a portion of our indebtedness to them, the acceleration of the amortization schedule for our outstanding indebtedness and the increase the interest rates they charge us on our outstanding indebtedness.

For further information relating to our loan and credit facilities, please see Note 8 to our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the SEC on March 27, 2014, and Note 8 to our unaudited interim condensed consolidated financial statements filed with the SEC on Form 6-K on June 10, 2014, each of which is incorporated by reference herein.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material United States federal income tax considerations that may be relevant to prospective holders of our Notes. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to holders of our Notes that purchase our Notes at their issue price as part of the initial offering and hold our Notes as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain holders in light of their particular circumstances, such as holders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States) or holders that will hold our Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Notes, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our Notes should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our Notes.

No ruling has been requested from the Internal Revenue Service, or the IRS, regarding any matter affecting us, holders of our Notes, or our shareholders.

Except as otherwise noted, this discussion does not address any U.S. estate, gift or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of our Notes.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our Notes that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien; (b) a corporation, or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Certain Additional Payments

There are circumstances in which we might be required to make payments on a Note that would increase the yield of the Note, as described under “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes.” We intend to take the position that the possibility of such payments does not result in the Notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the IRS. If the IRS takes a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the Notes (which is not expected to differ significantly from the actual yield on the Notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the Notes would be treated as interest income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Stated Interest on our Notes

Stated interest on a Note (including Additional Amounts, if any) generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Interest paid on our Notes generally will be foreign source income and, depending on your circumstances, treated as either “passive” or “general” category income for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Disposition of Notes

Upon the sale, redemption, exchange, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the U.S. Holder’s adjusted tax basis in our Notes and the proceeds received on the sale, redemption, exchange, retirement or other taxable disposition (except to the extent such proceeds are attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income). The proceeds you receive will include the amount of any cash and the fair market value of any other property received for our Notes. Your adjusted tax basis in our Notes generally will equal the amount you paid for our Notes. Gain or loss recognized upon a sale, redemption, exchange, retirement or other taxable disposition of our Notes (i) will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source gain or loss, as applicable, for U.S. foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitation.

Medicare Tax on Unearned Income

Certain U.S. Holders who are individuals, estates or trusts, or U.S. Individual Holders, are subject to a 3.8% tax on certain investment income, including interest, and gain from the disposition of our Notes. U.S. Individual Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our Notes.

Information Reporting and Backup Withholding

In general, information reporting will apply to all payments of interest on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, Notes held by a U.S. Holder unless the U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to these payments unless the U.S. Holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

U.S. Return Disclosure Requirements for Individual U.S. Holders

U.S. Holders who are individuals and who hold certain specified foreign financial assets, including financial instruments issued by a foreign corporation not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. Penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our Notes.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our Notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Interest on our Notes

In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on interest (including Additional Amounts, if any) on the Notes unless the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States). If a non-U.S. Holder is engaged in a U.S. trade or business and the interest is deemed to be effectively connected with that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest in the same manner as if it were a U.S. Holder and, in the case of a non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower applicable treaty rate).

Disposition of Notes

In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the sale, redemption, exchange, retirement or other taxable disposition of a Note unless (i) the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on such gain in the same manner as if such non-U.S. Holder were a U.S. person and, in addition, if the non-U.S. Holder is a foreign corporation, may also be subject to the branch profits tax described above, or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case the non-U.S. Holder may be subject to tax at a 30% rate on gain resulting from the disposition of our Notes which may be offset by U.S.-source capital losses.

U.S. Estate Tax Considerations

For purposes of U.S. federal estate tax, our Notes will be treated as situated outside the United States and will not be includible in the gross estate of a non-U.S. Holder at the time of death.

Information Reporting and Backup Withholding

Information reporting and backup withholding generally will not apply to payments of interest on Notes held by a non-U.S. Holder if such interest is paid outside the United States by a non-U.S. payor or a non-U.S. middleman (within the meaning of U.S. Treasury Regulations) or the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met or otherwise establishes an exemption.

Any payment received by a non-U.S. Holder from the sale, redemption or other taxable disposition of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met, or otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds of the sale, redemption or other taxable disposition of a note effected outside the United States by a non-U.S. office of a broker. However, if the broker is considered a U.S. payor or U.S. middleman (within the meaning of U.S. Treasury Regulations), information reporting will apply to the payment of the proceeds of a sale, redemption or other taxable disposition of a note effected outside the United States unless the broker has documentary evidence in its records that the non-U.S. Holder is a non-U.S. Holder and certain other conditions are met. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder U.S. federal income tax liability, if any, and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

MARSHALL ISLANDS TAX CONSIDERATIONS

The following is a discussion of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a noteholder or shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our Notes, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the Notes.

Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and Jefferies LLC, have severally agreed to purchase from us the following respective principal amounts of Notes listed opposite their name below at the initial offering price set forth on the cover page of this prospectus supplement less discounts and commissions:

Underwriters	Principal Amount
Deutsche Bank Securities Inc.	$9,375,000
Jefferies LLC	9,375,000
MLV & Co.	3,750,000
Maxim Group LLC	2,500,000

Total	$25,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Notes offered by this prospectus supplement (other than those covered by the option to purchase additional Notes) if any of these Notes are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the Notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 2% of the principal amount of $25.00 of Notes. After the initial public offering the Notes, the representatives may change the public offering price and concession and discount to broker/dealers. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table summarizes the compensation and estimated expenses we will pay.

	Per note		Total
	Without option to purchase additional Notes	With option to purchase additional Notes	Without option to purchase additional Notes	With option to purchase additional Notes
Underwriting Discounts and Commissions paid by us	$0.8125	$0.8125	$812,500	$934,375

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $0.3 million. We have agreed to reimburse the underwriters for certain expenses in an amount up to $20,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to $3,750,000 aggregate principal amount of additional Notes at the initial offering price set forth on the cover page of this prospectus supplement less discounts and commissions. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional Notes as the number of Notes to be purchased by it in the above table bears to the total number of Notes offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional Notes to the underwriters to the extent the option is exercised. If any additional Notes are purchased, the underwriters will offer the additional Notes on the same terms as those on which the Notes are being offered.

We have agreed that we will not, during the period from the date of this prospectus supplement through 90 days after the date of closing, offer, sell, contract to sell or otherwise dispose of any securities of the Company (or guaranteed by the Company) that are substantially similar to the Notes without the prior written consent of Deutsche Bank Securities Inc. and Jefferies LLC other than commercial paper issued in the ordinary course of business.

The Notes are a new issue of securities with no established trading market. We will apply for the listing of the Notes on the NYSE. If approved for listing, trading on the NYSE is expected to commence within 45 days after the Notes are first issued. The underwriters may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Notes from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Notes or purchasing Notes in the open market. In determining the source of Notes to close out the covered short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase Notes through the over-allotment option. Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the Notes in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of the Notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased Notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the Notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of the Notes to which this prospectus supplement relates to the public in that Relevant Member State, other than:

(A) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(B) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives on behalf of the underwriters for any such offer; or

(C) in any other circumstances falling within Article 3 of the Prospectus Directive, provided that no such offer of Notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU. Each of the underwriters severally represents, warrants and agrees as follows:

(1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(2) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of

Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

EXPENSES

The following are the estimated offering expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Printing and Engraving Expenses	$25,000
Legal Fees and Expenses	$125,000
NYSE listing fee	$16,963
Accountants’ Fees and Expenses	$70,000
Trustee Fees and Expenses	$7,500
Miscellaneous Costs	$30,537

Total	$275,000

LEGAL MATTERS

The validity of the Notes and certain other United States, Liberian and Marshall Islands matters, as well as certain matters relating to United States Federal income and Marshall Islands tax considerations, will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters have been represented in connection with this offering by Gibson, Dunn & Crutcher LLP, New York, New York.

EXPERTS

The consolidated financial statements of Paragon Shipping Inc. appearing in Paragon Shipping Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2013 and the effectiveness of Paragon Shipping Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is 11th km National Road Athens-Lamia, 14451, Athens, Greece.

The consolidated statements of comprehensive income/(loss), shareholders’ equity, and cash flows of Paragon Shipping and subsidiaries for the year ended December 31, 2011 have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report thereon, included therein, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

The sections in this prospectus entitled “Prospectus Summary—Industry Overview—Drybulk Shipping” and “The Drybulk Shipping Industry” has been prepared by Drewry Shipping Consultants Ltd., 15-17 Christopher Street, London EC2 2BS, England which has confirmed to us that such sections accurately describe, to the best of its knowledge, the international drybulk shipping industry, subject to the availability and reliability of the data supporting the statistical information presented in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying prospectus are parts of that registration statement, which includes additional information.

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at www.paragonship.com. The information on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•	Our Form 20-F for the year ended December 31, 2013, filed with the Commission on March 27, 2014; and

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on June 10, 2014.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until the completion of this offering. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and any underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

You may request a paper copy of our SEC filings, at no cost, by writing to or telephoning us at the following address:

Paragon Shipping Inc.

15, Karamanli Avenue

Voula, 16673

Athens, Greece

(011) (30) (210) 8914 600 (telephone number)

These reports may also be obtained on our website at www.paragonship.com. None of the information on our website is a part of this prospectus.

Information Provided by the Company

As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of NASDAQ, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

$250,000,000

PARAGON SHIPPING INC.

Through this prospectus we may periodically offer:

(1)	shares of our common stock, including related preferred stock purchase rights;

(2)	shares of our preferred stock;

(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries;

(4)	our warrants;

(5)	our purchase contracts;

(6)	our rights; and

(7)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued under this prospectus may not exceed $250,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are traded on the Nasdaq Global Market under the symbol “PRGN.”

The aggregate market value of our outstanding common stock held by non-affiliates as of November 21, 2013 is $51,895,110, based on 17,441,442 shares of common stock outstanding, of which 10,879,478 are held by non-affiliates, and a closing price on the Nasdaq Global Market of $4.77 on that date. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the twelve calendar month period that ends on and includes the date hereof.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 8 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 8, 2014

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, we may sell shares of common stock (including related preferred stock purchase rights), shares of preferred stock, debt securities (and related guarantees), warrants, purchase contracts, rights and units described in this prospectus from time to time in one or more offerings, up to a total of $250,000,000. This prospectus only provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under the section entitled “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY

This section summarizes some of the information that is contained in or incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision.

Unless expressly stated otherwise, all references in this prospectus to “we,” “us,” “our,” the “Company” or similar references mean Paragon Shipping Inc. and its subsidiaries. In addition, we use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are a global provider of shipping transportation services. We specialize in transporting drybulk cargoes, including such commodities as iron ore, coal, grain and other materials, along worldwide shipping routes.

As of the date of this prospectus, our operating fleet encompasses 13 modern and diversified drybulk carriers consisting of eight Panamax drybulk carriers, two Supramax drybulk carriers and three Handysize drybulk carriers with an aggregate capacity of approximately 816,472 dwt and an average age of 7.8 years.

In addition, we have agreed to acquire one Handysize newbuilding drybulk carrier that we expect to take delivery of in the fourth quarter of 2013 (which will be fully financed under our existing credit facilities), two Ultramax newbuilding drybulk carriers, which we expect to be delivered in the second and third quarters of 2014, respectively, and two 4,800 TEU newbuilding containerships, which we expect to be delivered in the third quarter of 2014. We have granted Box Ships the option to acquire our newbuilding containerships by way of a novation of the relevant construction contract from us at any time prior to the applicable vessel’s delivery to us or purchase of such vessel at any time after its delivery to us, so long as the vessel is owned by us at such time.

Prior to April 2011, we owned and operated three containerships. In the second quarter of 2011, we sold to Box Ships Inc., or Box Ships, our wholly-owned subsidiary at the time, our three containerships. Box Ships completed its initial public offering in April 2011, and we continue to own 3,437,500 common shares of Box Ships, which, as of the date of this prospectus, represented approximately 13.8% of the issued and outstanding common shares of Box Ships.

Allseas Marine S.A., or Allseas, provides commercial and technical management services for our fleet, pursuant to long-term management agreements between Allseas and each of our vessel-owning subsidiaries. Technical management services include, among other things, arranging for and managing crews, vessel maintenance, drydocking, repairs, insurance, maintaining regulatory and classification society compliance and providing technical support. Commercial management services include, among other things, negotiating charters for our vessels, monitoring various types of charters, monitoring the performance of our vessels, locating, purchasing, financing and negotiating the purchase and sale of our vessels, obtaining insurance for our vessels and finance and accounting functions. In addition, we have entered in to an accounting agreement with Allseas, pursuant to which Allseas provides us with financial accounting and financial reporting services.

Allseas also provides commercial and technical management services for Box Ships’ fleet, as well as financial accounting and financial reporting services for Box Ships.

Allseas, a Liberian corporation based in Athens, Greece, was formed in 2000 as a ship management company and is wholly-owned by our Chairman, President and Chief Executive Officer, Mr. Michael

Bodouroglou. We believe that Allseas has established a reputation in the international shipping industry for operating and maintaining a fleet with high standards of performance, reliability and safety.

Our Fleet

The following table presents certain information concerning our fleet as of the date of this prospectus:

Operating Drybulk Fleet

Vessel Name and Type	DWT	Year Built	Charter Type	Charterer Name	Gross Daily Charter Rate (1)	Re-delivery from Charterer (2)
						Earliest	Latest
Panamax
Dream Seas	75,151	2009	Period	Bunge S.A.	$10,000	Jan. 2014	Jan. 2014
Coral Seas	74,477	2006	Period	DS Norden A/S	$14,000	Jan. 2014	Apr. 2014
Golden Seas	74,475	2006	Period	Western Bulk Pte. Ltd.	$7,750	Nov. 2013	Nov. 2013
Pearl Seas	74,483	2006	Period	Cargill International S.A.	$12,125	Jan. 2014	Jan. 2014
Diamond Seas	74,274	2001	Period	Louis Dreyfus Commodities Ocean Freight Llc.	$9,050	Dec. 2013	Jan. 2014
Deep Seas	72,891	1999	Period	Cargill International S.A.	$14,250	Nov. 2013	Nov. 2013
Calm Seas	74,047	1999	Period	Intermare Transport GmbH	$11,800	Dec. 2013	Mar. 2014
Kind Seas	72,493	1999	Period	Cargill International S.A.	$11,000	Jan. 2014	Jan. 2014

Total Panamax	592,291
Supramax
Friendly Seas	58,779	2008	Period	Hudson Shipping Lines Inc.	$11,250	Feb. 2014	May 2014
Sapphire Seas	53,702	2005	Period	PACC Container Line Pte. Ltd.	$9,000	Dec. 2013	Feb. 2014

Total Supramax	112,481
Handysize
Prosperous Seas (3)	37,293	2012	Period	Cargill International S.A.	$12,125	Mar. 2014	July 2014
Precious Seas (3)	37,205	2012	Period	Cargill International S.A.	$12,125	May 2014	Sept. 2014
Priceless Seas	37,202	2013	Voyage	Schnitzer Steel Industries Inc.		Dec. 2013	Dec. 2013

Total Handysize	111,700

Grand Total	816,472

(1)	Daily charter hire rates in this table do not reflect commissions, which are payable by us to third party chartering brokers and Allseas, ranging from 1.25% to 6.25%, including the 1.25% to Allseas.
(2)	The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to us upon expiration of the charter.
(3)	The charterers have the option to extend the term of the charter for an additional 11 to 14 months at a gross daily rate of $15,500.

Handysize Drybulk Newbuildings we have agreed to acquire

Vessel Name	DWT	Shipyard	Expected Shipyard Delivery
Hull no. 625	37,200	Zhejiang Ouhua Shipbuilding	Q4 2013
Total	37,200

Ultramax Drybulk Newbuildings we have agreed to acquire

Vessel Name	DWT	Shipyard	Expected Shipyard Delivery
Hull no. DY152	63,500	Yangzhou Dayang Shipbuilding Co. Ltd.	Q2 2014
Hull no. DY153	63,500	Yangzhou Dayang Shipbuilding Co. Ltd.	Q3 2014
Total	127,000

Containership Newbuildings we have agreed to acquire

Vessel Name	TEU	Shipyard	Expected Shipyard Delivery
Hull no. 656 (1)	4,800	Zhejiang Ouhua Shipbuilding	Q3 2014
Hull no. 657 (1)	4,800	Zhejiang Ouhua Shipbuilding	Q3 2014
Total	9,600

(1)	We have granted Box Ships the option to acquire this containership by way of a novation of the construction contract from us at any time prior to the vessel’s delivery to us, or purchase of the vessel at any time after its delivery to us, so long as the vessel is owned by us at such time. In addition, we have granted Box Ships a right of first offer on any proposed sale, transfer or other disposition of the vessel.

Recent Developments

Debt Restructuring and Loan Facilities

Due to the intense fluctuation in the drybulk charter market and related fluctuation in vessel values, we were not in compliance with several financial and security coverage ratio covenants contained in our loan and credit facilities during 2012, and as such, we have deposited additional security to cure the shortfall in the security cover required to be maintained under the relevant facilities, obtained waivers of the relevant covenant breaches, entered into amendments to or refinanced the affected debt, as discussed below.

In 2012, we entered into supplemental agreements and, subject to certain conditions, agreed to amended terms with (i) Unicredit Bank AG in respect of our loan agreement dated November 19, 2007, (ii) the Bank of Scotland plc in respect of our loan agreement dated December 4, 2007, (iii) The Governor and Company of the Bank of Ireland, or the Bank of Ireland, in respect of our loan agreement dated March 30, 2009, and (iv) HSBC Bank Plc in respect of our loan agreement dated July 2, 2010. Pursuant to these agreements, we obtained waivers of certain financial and security cover ratio covenant breaches and agreed to the relaxation of several financial and security coverage ratio covenants, the deferral of a portion of our scheduled quarterly installments and, in the case of the loan agreements with the Bank of Ireland and the Bank of Scotland, the extension of the loan agreements to the second quarter of 2017 and to the third quarter of 2015, respectively. In addition, in respect to the loan agreement with the Bank of Scotland, we agreed to a payment of $2.8 million in order to facilitate the full and final settlement of the portion of the loan of one of the syndicate members equal to $4.7 million. We refer to the amendments described above collectively as our debt restructuring program.

Several of the agreements in our debt restructuring program were subject to a number of conditions, including (i) the entry into definitive documentation, (ii) an equity increase of $10.0 million within 90 days after the signing of such definitive documentation and (iii) all lenders agreeing to similar restructuring terms and granting similar waivers of covenant breaches and terms.

Subsequent to December 31, 2012, we finalized the definitive documentation with the remaining of our lenders, Commerzbank AG, HSH Nordbank AG and Nordea Bank Finland Plc, relating to our debt restructuring program. In addition, we received the additional $10.0 million in equity required to finalize our debt restructuring program through the issuance of 4,901,961 common shares to Innovation Holdings S.A., or Innovation Holdings, a company controlled by our Chairman, President and Chief Executive Officer, in a private placement that closed on December 24, 2012.

Accordingly, subsequent to December 31, 2012, all conditions required to complete our debt restructuring program were satisfied with retroactive effect as of December 31, 2012 and thus, our debt restructuring program is finalized and effective from December 31, 2012.

On May 17, 2013, we signed an agreement with China Development Bank (“CDB”) for a $69.0 million credit facility to partially finance our two 4,800 TEU containerships currently under construction, that are expected to be delivered in the third quarter of 2014. The CDB credit facility is available for drawdown upon the delivery of the vessels subject to certain contingencies and conditions. Box Ships will act jointly and severally as guarantor of the CDB credit facility, along with the Company, as approved by the shareholders of Box Ships on November 12, 2013, at Box Ships’ 2013 Annual General Meeting of Shareholders. The CDB credit facility will be used to finance the lower of 60% of the construction cost of the vessels, or 80% of the vessels’ market value at delivery. The facility matures ten years after the drawdown date. Under the terms of the credit facility, amounts borrowed will bear interest at LIBOR, plus a margin of 4.00%. In relation to the option we have granted to Box Ships to acquire the two 4,800 TEU containerships, the facility can be freely transferred to Box Ships in the event such option is declared.

On June 18, 2013, we signed an amending agreement with the syndicate led by Nordea Bank Finland Plc (“Nordea”), in relation to the secured loan facility dated May 5, 2011. The amending agreement removed the condition precedent relating to the full repayment of the outstanding loan due from Box Ships before the drawdown of the undrawn portion of the facility. In addition, the undrawn portion of the facility relating to the M/V Priceless Seas and Hull no. 625 was amended to be the lower of $25.4 million (decreased from $33.8 million) and an amount equal to 65% of the aggregate fair value of the respective vessels and the already mortgaged vessels, the M/V Prosperous Seas and the M/V Precious Seas, less the outstanding loan amount prior to the proposed drawdown date.

On August 21, 2013, we agreed with HSBC Bank Plc to extend the existing waivers relating to the financial covenants of EBITDA coverage ratio and interest coverage ratio for two quarters. More specifically, the expiration date of the respective waivers was extended from January 1, 2014 to July 1, 2014.

On September 13, 2013, we agreed with Unicredit Bank AG to extend the expiration date of the existing waiver relating to the EBITDA coverage ratio for two quarters from January 1, 2014 to July 1, 2014, for a nominal fee and an advance payment of $1.5 million to partially prepay the upcoming three quarterly loan installments, starting with the installment due in the fourth quarter of 2013. The advance payment of $1.5 million was paid on September 13, 2013.

Following the finalization of our debt restructuring program and after giving effect to the respective supplemental and restating agreements, we regained compliance with all covenants with respect to our loan and credit facilities. As of September 30, 2013, we remain in compliance with each of the covenants with respect to which we were in breach as of December 31, 2012, as follows:

•	We obtained waivers of the requirement of certain of our credit facilities to maintain a maximum ratio of financial indebtedness to EBITDA of between 5.00:1.00 and 7.00:1.00. These waivers expire between July 1, 2014 and January 1, 2015. Upon expiration of these waivers, we will again be subject to the requirements of these covenants in place on December 31, 2012, unless we are able to obtain a further waiver or amendment of these covenants. The calculation of the EBITDA coverage ratio varies depending on its definition under our credit facilities. As of September 30, 2013, our EBITDA coverage ratio ranged between 7.14:1.00 and 9.74:1.00. Without the existence of such waivers, we would have been in breach of the respective covenant as of September 30, 2013.

•	Under an amendment to certain of our credit facilities, we are required to maintain a market adjusted net worth of a minimum of $75.0 million until December 31, 2013, and $100.0 million thereafter. As of September 30, 2013, our market adjusted net worth was $153.2 million.

•	We obtained waivers of the requirement of certain of our credit facilities to maintain a minimum ratio of EBITDA to net interest expense of 2.50:1.00 until December 31, 2015 and 3.00:1.00 thereafter. These waivers expire between July 1, 2014 and January 1, 2015. Upon expiration of these waivers, we will again be subject to the requirements of these covenants in place on December 31, 2012, unless we are able to obtain a further waiver or amendment of these covenants. The calculation of the interest coverage ratio varies depending on its definition under our credit facilities. As of September 30, 2013, our interest coverage ratio ranged between 2.79:1.00 and 2.90:1.00. Without the existence of such waivers, we would have been in breach of the respective covenant as of September 30, 2013.

•	Under an amendment to certain of our credit facilities, we are required to maintain positive working capital as defined in the respective loan agreement. As of September 30, 2013, our working capital was $51.9 million.

•	Under amendments to certain of our credit facilities, the minimum required security coverage ratio of the aggregate market value of the vessels securing the applicable loan to the principal amount outstanding under such loan was relaxed or waived for a certain period.

Without an improvement in charter rates and vessel values, we may not be able to maintain compliance with these financial covenants, as amended or upon the expiration of the applicable waivers. In July 2014, several of the waivers obtained following the completion of the Company’s debt restructuring expire. Given the current drybulk market, it is probable that the Company will not be in compliance with the EBITDA coverage ratio contained in two of its loan and credit facilities, as of September 30, 2014, unless the chartering market experiences a significant improvement between now and then. As a result of the cross default provisions included in our loan agreements, actual breaches existing under our credit facilities could result in defaults under all of our debt and the acceleration of such debt by our lenders. These circumstances require the Company’s total long-term debt to be classified as current. We are currently in discussions with our respective lenders with respect to the aforementioned covenants and, although there can be no assurance that a successful resolution will be reached with our lenders, we believe that these negotiations will be successful and that our lenders will not demand payment of the loans before their maturity. However, our lenders could accelerate our indebtedness and foreclose their liens on our vessels, which would impair our ability to conduct our business and continue as a going concern.

For further information relating to our loan and credit facilities, please see Note 9 to our consolidated financial statements included in our Annual Report for the year ended December 31, 2012, filed with the SEC on April 18, 2013 and Note 8 to our unaudited interim condensed consolidated financial statements filed with the SEC on September 6, 2013, incorporated by reference herein.

Loan to and Investment in Affiliate

On March 11, 2013, we agreed to amend the terms of our loan agreement with Box Ships relating to an unsecured loan of up to $30.0 million that we agreed to provide to Box Ships in May 2011 for the purpose of partly financing the acquisition of Box Ships’ initial fleet and for general corporate purposes. Under the terms of the amended agreement, the maturity of the loan was extended from April 19, 2013 to April 19, 2014 and during the remaining term of the loan, Box Ships was required to make quarterly principal installment payments in the amount of $1.0 million each, commencing on April 19, 2013, with a final balloon payment of $9.0 million due on the maturity date. In consideration of the amendment of the loan agreement, Box Ships agreed to pay an amendment fee of $65,000 and to increase the margin from 4.0% to 5.0%. Pursuant to the amended loan agreement, on April 19, 2013 and on July 19, 2013, Box Ships proceeded with the first two quarterly principal installment payments of $1.0 million each. In addition, on August 5, 2013, Box Ships prepaid an amount of $5.0 million and reduced the outstanding balance of the respective loan to $6.0 million. On October 18, 2013, Box Ships proceeded with the full repayment of the outstanding balance of the loan provided by the Company, plus accrued interest, in an aggregate amount of $6.1 million.

Based on the closing price of Box Ships’ common share as of September 30, 2013, of $4.08, the fair value of the investment in Box Ships was $14.0 million. As of September 30, 2013, the Company considered the difference between the fair value and the book value of the investment in Box Ships as other than temporary and therefore the investment was impaired by $5.4 million, representing the difference between the fair value and the book value of the Company’s investment in Box Ships as of September 30, 2013.

Transfer to Nasdaq Global Market

Effective April 19, 2013, our common shares ceased trading on the New York Stock Exchange and commenced trading on the Nasdaq Global Market under the symbol “PRGN.” We voluntarily transferred the listing of our common shares to the Nasdaq Global Market, as we believe this action will help us achieve greater long-term flexibility and cost efficiency.

Fleet Employment

In July 2013, we agreed with Morgan Stanley Capital Group Inc., the previous charter of the M/V Coral Seas and the M/V Deep Seas, on the early termination of these time charter agreements for a total cash compensation of $2.3 million. The total cash compensation of $2.3 million, which was collected in July 2013, was agreed based on the difference between the vessels’ gross time charter rates under the respective time charter agreements, and the existing equivalent market time charter rates.

Follow-On Public Offering

On September 27, 2013, we closed a public offering of 6,000,000 of our common shares at $5.75 per share, including the full exercise of the over-allotment option granted to the underwriters to purchase up to 782,609 additional common shares. The gross proceeds from the offering before the underwriting discount and other offering expenses payable by us amounted to approximately $34.5 million (including $4.5 million from the exercise of the over-allotment option). The net proceeds from the offering after the underwriting discount and other offering expenses amounted to $31.9 million.

Newbuilding Program

Following the completion of our public offering of 6,000,000 common shares, on October 3, 2013, we completed the acquisition of shipbuilding contracts for two Ultramax newbuilding drybulk carriers from Allseas. The Ultramax newbuildings have a carrying capacity of 63,500 dwt each, and are currently under construction at Yangzhou Dayang Shipbuilding Co., Ltd., member of Sinopacific Shipbuilding Group, with scheduled delivery on May 31, 2014 and July 31, 2014, respectively.

The acquisition cost of these two newbuildings is $26.5 million per vessel, or $53.0 million in the aggregate. In October 2013, we paid an amount of $8.1 million per vessel, and the balance of the contract price, or $18.4 million per vessel, will be payable upon the delivery of each vessel.

Settlement Agreement with Korea Line Corporation, or KLC

As of September 30, 2013, the fair value of the 65,896 KLC shares owned by us was $2.6 million, based on the respective latest publicly available information. We acquired these shares in May 2012 and in May 2013 as a result of a settlement agreement with KLC in relation to the early termination of our time charter with KLC for the M/V Pearl Seas. The corresponding loss on change in the fair value was considered as other than temporary and therefore a loss of $1.0 million was recognized for the nine month period ended September 30, 2013.

On October 29, 2013, KLC paid $0.4 million representing the present value of the total outstanding cash payments we were entitled to receive as part of the settlement agreement entered into with KLC in September 2011 and pursuant to the amended KLC rehabilitation plan that was approved by the Seoul Central District Court on March 28, 2013.

Corporate Structure

We were incorporated under the laws of the Republic of the Marshall Islands on April 26, 2006. Our executive offices are located at 15 Karamanli Ave, GR 166 73, Voula, Greece. Our telephone number at that address is +30 210 891 4600. We also maintain a website at www.paragonship.com. Information contained on our website does not constitute part of this prospectus.

We own our vessels through separate wholly-owned subsidiaries that are incorporated in Liberia or the Republic of the Marshall Islands.

The Securities We May Offer

We may use this prospectus to offer our:

•	common shares, including related preferred stock purchase rights;

•	preferred shares;

•	debt securities, which may be guaranteed by one or more of our subsidiaries;

•	warrants;

•	purchase contracts;

•	rights; and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our common shares involves a high degree of risk and uncertainty. You should carefully consider the risks described below together with these discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 3, 2013 and incorporated by reference herein, as well as the other information included in this prospectus and the other documents we have incorporated by reference in this prospectus, including the section entitled “Risk Factors” in future Annual Reports before deciding to invest in our common shares. If any of the risks occur, our business, financial conditions or results of operations may be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of the risks below.

The continued downturn in the drybulk carrier charter market has had a significant adverse impact on the market price of our common shares and may affect our ability to maintain our listing on the Nasdaq Global Market or any other securities exchange on which our common shares may be traded.

Prior to April 19, 2013, our common shares traded on the New York Stock Exchange under the symbol “PRGN.” Effective with the open of trading on April 19, 2013, our common shares ceased trading on the New York Stock Exchange and commenced trading on the Nasdaq Global Market under the symbol “PRGN.” The continued weakness in the drybulk charter market has caused the price of our common shares to decline significantly since 2008. In November 2012, we conducted a 10-for-1 reverse stock split of our issued and outstanding common shares in order to continue to meet the minimum continued listing standards of the New York Stock Exchange. Further declines in the trading price of our common shares may cause us to fail to meet certain of the continuing listing standards of the Nasdaq Global Market, which could result in the delisting of our common shares. If our shares cease to be traded on the Nasdaq Global Market or another national securities exchange, the price at which you may be able to sell your common shares of the Company may be significantly lower than their current trading price or you may not be able to sell them at all. The failure of our common shares to be listed on the Nasdaq Global Market or another national securities exchange may also result in defaults under our loan and credit facilities. We are currently in compliance with all applicable Nasdaq listing standards.

Certain existing stockholders, who hold approximately 37.4% of our outstanding common shares, may have the power to exert control over us, which may limit your ability to influence our actions.

As of the date of this prospectus, our Chairman, President and Chief Executive Officer beneficially owns a total of 6,520,364 common shares, or approximately 37.4% of our outstanding common shares, all of which are held indirectly through Innovation Holdings S.A., or Innovation Holdings, a Marshall Islands company beneficially owned and controlled by Mr. Bodouroglou, and Loretto Finance Inc., or Loretto, a wholly owned subsidiary of Allseas, that is controlled by Mr. Bodouroglou and members of his family. Due to the number of shares he owns, Mr. Bodouroglou has the power to exert considerable influence over our actions and may control the outcome of matters on which our shareholders are entitled to vote, including the election of our directors and other significant corporate actions. The interests of Mr. Bodouroglou as a shareholder may be different from your interests.

Future sales or other issuances of our common shares could cause the market price of our common shares to decline and shareholders may experience dilution as a result of our on-going agreement to issue common shares to Loretto.

In order to finance the currently contracted and future growth of our fleet, we may have to incur additional indebtedness and/or sell additional equity securities, without shareholder approval. Future common share issuances, directly or indirectly through convertible or exchangeable securities, options or warrants, will generally dilute the ownership interests of our existing common shareholders, including their relative voting rights, and could require substantially more cash to maintain the then existing level, if any, of our dividend payments to our common shareholders, as to which no assurance can be given. Preferred shares, if issued, will generally have a preference on dividend payments, which could prohibit or otherwise reduce our ability to pay dividends to our common shareholders. Any future debt we incur will be senior in all respects to our common shares, will generally include financial and operating covenants with which we must comply and will include acceleration provisions upon defaults thereunder, including our failure to make any debt service payments thereunder or possibly under other debt. Because our decision to issue equity securities or incur debt in the future will depend on a variety of factors, including market conditions and other matters that are beyond our control, we cannot predict or estimate the timing, amount or form of our capital raising activities in the future. Future sales or other issuances of a substantial number of common shares or other securities in the public market or otherwise, or the perception that these sales could occur, may depress the market price for our common shares. These sales or issuances could also impair our ability to raise additional capital through the sale of our equity securities in the future.

In order to incentivize Allseas’ continued services to us, we have entered into a tripartite agreement with Allseas and Loretto, pursuant to which in the event of a capital increase, an equity offering, or the issuance of common shares to a third party or third parties in the future, other than common shares issued pursuant to our equity incentive plan, we have agreed to issue, at no cost to Loretto, additional common shares in an amount equal to 2% of the total number of common shares issued pursuant to such capital increase, equity offering or third party issuance, as applicable.

In addition, as of the date of this prospectus, our Chairman, President and Chief Executive Officer beneficially owns a total of 6,520,364 common shares, or approximately 37.4% of our outstanding common shares, all of which are held indirectly through Innovation Holdings or Loretto. The common shares beneficially owned by Mr. Bodouroglou are “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and may not be transferred unless they have been registered under the Securities Act or an exemption from registration is available. Upon satisfaction of certain conditions, Rule 144 permits the sale of certain amounts of restricted securities six months following the date of acquisition of the restricted securities from us.

We have entered into a registration rights agreement, dated December 24, 2012, with Innovation Holdings, a Marshall Islands corporation controlled by Mr. Bodouroglou, pursuant to which we have granted Innovation Holdings the right, subject to certain terms and conditions, to require us to register under the Securities Act up to 4,901,961 common shares held by Innovation Holdings for offer and sale to the public, including by way of an underwritten public offering.

As our common shares become eligible for sale under Rule 144, or if Innovation Holdings exercises its registration rights pursuant to the registration rights agreement discussed above, the volume of sales of our common shares on the Nasdaq Global Market or such other securities exchange on which our common shares are listed may increase, which could reduce the market value of our common shares.

We cannot assure you that an active and liquid public market for our common shares will continue.

Our common shares trade on the Nasdaq Global Market under the symbol “PRGN.” We cannot assure you that an active and liquid public market for our common shares will continue. Since 2008, the U.S. stock market has experienced extreme price and volume fluctuations. In addition, the seaborne transportation industry has been highly unpredictable and volatile. If the volatility in the market or the drybulk industry continues or worsens, it could have an adverse effect on the market price of our common shares and may impact a potential sale price if holders of our common shares decide to sell their shares.

The market price of our common shares may be influenced by many factors, many of which are beyond our control, including those described under the caption “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 3, 2013, and the following:

•	actual or anticipated variations in our operating results;

•	changes in our cash flow or earnings estimates;

•	publication of research reports about us or the industry in which we operate;

•	fluctuations in the seaborne transportation industry, including fluctuations in the drybulk market;

•	increases in market interest rates that may lead purchasers of common shares to demand a higher expected yield which, would mean our share price would fall;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	terrorist attacks;

•	economic and regulatory trends; and

•	general market conditions.

As a result of these and other factors, investors in our common shares may not be able to resell their shares at or above the price they paid for such shares. These broad market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.

We have not been in compliance with certain of the financial and other covenants contained in certain of our loan and credit facilities, for which we have obtained waivers or amendments or refinanced the affected debt. If we are not in compliance with the original covenants when our existing waivers expire and if we are not successful in obtaining additional waivers or amendments or refinancing the affected debt, our lenders may declare an event of default and accelerate our outstanding indebtedness, which would impact our ability to continue to conduct our business.

Our loan and credit facilities, which are secured by mortgages on our vessels, require us to maintain specified financial ratios mainly to ensure that the market value of the mortgaged vessels under the applicable credit facility, as determined in accordance with the terms of that agreement, does not fall below a certain percentage of the outstanding amount of the loan, which we refer to as a security cover ratio, and to satisfy certain other financial covenants. In general, these other financial covenants require us to maintain (i) minimum liquidity; (ii) a maximum leverage ratio; (iii) a minimum interest coverage ratio; (iv) a minimum market adjusted net worth; (v) a minimum debt service coverage ratio; and (vi) a minimum working capital.

A violation of the security cover ratio, unless cured as set forth under the applicable loan or credit facility, or a violation of any of the financial covenants contained in our loan and credit facilities constitutes an event of default under our loan and credit facilities, which, unless waived or modified by our lenders, provides our lenders with the right to require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet and accelerate our indebtedness and foreclose their liens on our vessels, or may cause us to reclassify our indebtedness as current liabilities, which would impair our ability to continue to conduct our business. As a result of intense fluctuation in the drybulk charter market and the related fluctuation in vessel values, we were not in compliance with certain financial and security cover ratio covenants contained in certain of our loan and credit facilities in the past, and as such, we obtained waivers of the relevant covenant breaches, entered into amendments to the relevant facilities or refinanced the affected debt and deposited additional security to cure the shortfall in the security cover required to be maintained under the relevant facilities. See “Prospectus Summary—Recent Developments—Debt Restructuring and Loan Facilities.”

We may not be successful in obtaining additional waivers of covenant breaches or amendments to covenants contained in our loan and credit facilities or refinancing the affected debt if we are not in compliance with the original covenants in our loan and credit facilities when our existing waivers expire. For instance, given the current drybulk market, it is probable that we will not be in compliance with the EBITDA coverage ratio contained in two of our loan and credit facilities, as of September 30, 2014, unless the chartering market experiences a significant improvement between now and then. Accordingly, our lenders could accelerate our indebtedness and foreclose their liens on our vessels, which would impair our ability to conduct our business and continue as a going concern. Furthermore, all of our loan and credit facilities contain a cross-default provision that may be triggered by a default under one of our other loan or credit facilities. A cross-default provision means that a default on one loan would result in a default on all of our other loans. Because of the presence of cross default provisions in all of our loan and credit facilities, the refusal of any one lender to grant or extend a waiver could result in all of our indebtedness being accelerated even if our other lenders have waived covenant defaults under the respective loan and credit facilities. If our outstanding indebtedness is accelerated in full or in part, in the current financing environment we may not be able to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose their liens, which would adversely affect our ability to conduct our business. Moreover, any refinancing or additional financing may be more expensive and carry more onerous terms than those in our existing loan and credit facilities. In addition, if we find it necessary to sell our vessels at a time when vessel prices are low, we will recognize losses and a reduction in our earnings, which could affect our ability to raise additional capital necessary for us to comply with our loan and credit facilities.

We will need to procure significant additional financing in order to complete the construction of our newbuilding vessels, which may be difficult to obtain on acceptable terms or at all.

As of the date of this prospectus, our newbuilding program comprises of one Handysize drybulk carrier under construction at Zhejiang Ouhua Shipbuilding, or Ouhua, scheduled for delivery in the fourth quarter of 2013; two 4,800 TEU containerships under construction at Ouhua, scheduled for delivery in the third quarter of 2014; and two Ultramax drybulk carriers under construction at Yangzhou Dayang Shipbuilding Co. Ltd., scheduled for delivery in the second and third quarters of 2014. The estimated total contractual costs of our newbuilding vessels amounted to $191.3 million, of which an aggregate of $149.7 million was outstanding as of the date of this prospectus and is due upon delivery of the vessels.

In order to complete the construction of our newbuilding program, we will need to procure significant additional financing. In 2011, we entered into a syndicated secured loan facility led by Nordea to partially finance the construction of four newbuilding Handysize vessels, of which we used $28.9 million to partially finance the delivery of two Handysize vessels delivered in May 2012 and June 2012, the M/V Prosperous Seas and the M/V Precious Seas, respectively. As of the date of this prospectus, we had up to $25.4 million in available borrowing capacity under this facility, which is available to partially finance the M/V Priceless Seas that was delivered to us in January 2013 and our remaining Handysize newbuilding vessel discussed above, and no other available borrowing capacity. In addition, On May 17, 2013, we signed an agreement with CDB for a $69.0 million to partially finance our two 4,800 TEU containerships discussed above. The CDB credit facility, which is available for drawdown upon the delivery of the vessels subject to certain contingencies and conditions, will be used to finance the lower of 60% of the construction cost of these vessels, or 80% of the vessels’ market value at delivery. We have not yet secured financing for our two Ultramax drybulk newbuildings. If for any reason we fail to take delivery of the newbuilding vessels described above, we would be prevented from realizing potential revenues from these vessels, we may be required to forego deposits on construction, which amounted to an aggregate of $41.6 million as of the date of this prospectus, and we may incur additional costs and liability to the shipyard under the construction contracts.

In addition, the actual or perceived credit quality of our charterers and any defaults by them, may materially affect our ability to obtain the additional capital resources that we will require in order to meet our capital commitments, or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at all or at a higher level than the anticipated cost, may materially affect our results of operation and our ability to implement our business strategy, including our ability to take delivery of our vessels under construction. Should additional financing not be available on favorable terms or at all, this would have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be required to recognize additional losses relating to our investment in KLC if the value of KLC’s shares declines further.

As of September 30, 2013, the fair value of the 65,896 shares of KLC owned by us was $2.6 million, based on the latest publicly available information. We acquired these shares in May 2012 and in May 2013 as a result of a settlement agreement with KLC in relation to the early termination of our time charter with KLC for the M/V Pearl Seas. As of September 30, 2013, we considered the difference between the fair value and the book value of the investment in KLC as other than temporary and therefore, the investment was impaired and a loss of $1.0 million was recorded.

If the fair value of KLC’s shares declines further due to other than temporary reasons, we will be required to recognize additional losses.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include; (i) the strength of world economies; (ii) fluctuations in currencies and interest rates; (iii) general market conditions, including fluctuations in charter hire rates and vessel values that may result in defaults in the covenants contained in our loan agreements; (iv) changes in demand in the drybulk shipping industry, including the market for our vessels; (v) changes in our operating expenses, including bunker prices, dry-docking and insurance costs; (vi) changes in governmental rules and regulations or actions taken by regulatory authorities; (vii) potential liability from pending or future litigation; (viii) general domestic and international political conditions; (ix) potential disruption of shipping routes due to accidents or political events; (x) the availability of financing and refinancing; (xi) vessel breakdowns and instances of off-hire; (xii) inability to refinance existing debt, obtain additional financing on favorable terms or any financing which may result in our failure to take delivery of new vessels and default on our obligations; and (xiii) other important factors described from time to time in the reports filed by us with the SEC.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the section entitled “Risk Factors,” on page 10 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the SEC on April 3, 2013 and incorporated by reference herein, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the years ended December 31, 2008, 2009, 2010, 2011, and 2012 and for the nine months ended September 30, 2013 (1). For the years ended December 31, 2011 and 2012, as well as for the nine months ended September 30, 2013, we incurred losses and thus the following table sets forth the dollar amount of the coverage deficiency.

	Year Ended December 31,					Nine Months Ended September 30, 2013

	2008	2009	2010	2011	2012
Earnings / (Loss):
Net income / (loss)	69,229,461	65,678,614	22,895,280	(283,498,759)	(17,557,125)	(10,992,587)
Add: Fixed charges	15,782,645	11,313,469	10,172,531	9,559,628	7,298,157	5,798,610
Add: Amortization of capitalized interest	—	—	—	—	10,406	23,514
Add: Distributed income of equity investees	—	—	—	1,546,875	3,712,500	1,581,250
Less: Income of equity investees	—	—	—	(2,749,866)	(1,986,590)	(1,309,846)
Less: Interest capitalized	—	—	—	(260,118)	(611,655)	(434,545)

Total Earnings / (Loss)	85,012,106	76,992,083	33,067,811	(275,402,240)	(9,134,307)	(5,333,604)

Fixed Charges
Interest expensed and capitalized	14,960,970	10,019,640	8,994,169	7,105,730	5,848,775	4,873,208
Amortization and write-off of capitalized expenses related to indebtedness	821,675	1,293,829	1,178,362	2,453,898	1,449,382	925,402

Total Fixed Charges	15,782,645	11,313,469	10,172,531	9,559,628	7,298,157	5,798,610

Ratio of Earnings to Fixed Charges (2)	5.4x	6.8x	3.3x
Dollar amount of the coverage deficiency				284,961,868	16,432,464	11,132,214

(1)	We have not issued any preferred stock as of the date of this prospectus.
(2)	For purposes of computing the consolidated ratio of earnings to fixed charges, “earnings” consist of pre-tax income from continuing operations prepared under U.S. GAAP, less equity in income of equity investees, plus depreciation of capitalized interest, plus distributed income of equity investees, plus fixed charges, less capitalized interest and “fixed charges” represent interest incurred and capitalized and amortization and write-off of deferred financing costs. The consolidated ratio of earnings to fixed charges is a ratio that we are required to present in this prospectus supplement and has been calculated in accordance with SEC rules and regulations. This ratio has no application to our credit facilities, and we believe is not a ratio generally used by investors to evaluate our overall operating performance.

USE OF PROCEEDS

We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

CAPITALIZATION

Each prospectus supplement will include information on our consolidated capitalization.

DILUTION

Information about the amount by which the offering price of our common shares issued pursuant to this prospectus exceeds the net tangible book value per share of our common shares following such issuance will be included in a prospectus supplement.

PRICE RANGE OF SHARES OF COMMON STOCK

Our common shares commenced trading on the Nasdaq Global Market on August 9, 2007 under the symbol “PRGN.” On March 24, 2010, our common shares stopped trading on the Nasdaq Global Market and commenced trading on the New York Stock Exchange under the symbol “PRGN.” Effective with the open of trading on April 19, 2013, our common shares ceased trading on the New York Stock Exchange and commenced trading on the Nasdaq Global Market under the symbol “PRGN.” The following table sets forth the high and low closing prices for each of the periods indicated for our common shares, as adjusted for the 10-for-1 reverse stock split effective November 5, 2012.

	High	Low
For the year ended December 31,
2008	$218.00	$23.70
2009	$61.20	$28.70
2010	$51.60	$33.90
2011	$34.40	$5.90
2012	$9.50	$1.97

	High	Low
For the quarter ended
March 31, 2011	$34.40	$28.50
June 30, 2011	$30.80	$18.90
September 30, 2011	$20.20	$7.90
December 31, 2011	$12.00	$5.90
March 31, 2012	$9.50	$5.70
June 30, 2012	$8.20	$5.20
September 30, 2012	$5.60	$4.10
December 31, 2012	$4.60	$1.97
March 31, 2013	$5.44	$2.56
June 30, 2013	$5.35	$3.54
September 30, 2013	$9.11	$4.00

	High	Low
For the month ended
May 2013	$5.35	$4.24
June 2013	$4.45	$3.84
July 2013	$4.77	$4.00
August 2013	$7.77	$4.05
September 2013	$9.11	$5.75
October 2013	$5.85	$5.07
November 2013 (1)	$5.81	$4.58

(1)	For the period from November 1, 2013 to November 21, 2013.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities included in this prospectus, through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our shares of common stock by broker-dealers;

•	sell shares of common stock short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Market, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities offered and sold by us under this registration statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated by the SEC under the Securities Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Some of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.

Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.

DESCRIPTION OF CAPITAL STOCK

Purpose

Our purpose, as stated in our Amended and Restated Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our Amended and Restated Articles of Incorporation, our authorized capital stock consists of 780,000,000 registered shares of stock, of which:

•	750,000,000 shares are designated as Class A common shares, par value $0.001 per share;

•	5,000,000 shares are designated as Class B common shares, par value $0.001 per share; and

•	25,000,000 shares are designated as preferred shares, par value $0.001 per share, of which 1,000,000 shares are designated Series A Participating Preferred Stock in connection with the adoption of our Stockholders Rights Agreement described under “—Stockholders Rights Agreement.”

As of the date of this prospectus, we had issued and outstanding 17,441,442 Class A common shares and no Class B common shares outstanding.

Our current amended and restated bylaws may be amended by holders of at least 70% our Class A common shares or by the vote of 66 2/3% of our entire board of directors.

Share History

In March 2010, we transferred the listing of our common shares from the Nasdaq Global Market to the New York Stock Exchange, where our common shares trade under the symbol “PRGN.” Effective April 19, 2013, our common shares ceased trading on the New York Stock Exchange and commenced trading on the Nasdaq Global Market under the symbol “PRGN.”

On October 12, 2010, we entered into a Controlled Equity Offering Sales Agreement, or the Sales Agreement, with Cantor Fitzgerald & Co., as sales agent, and on the same date we filed a prospectus supplement to our shelf registration statement on Form F-3 (Registration No. 333-164370) relating to the offer and sale of up to 1,500,000 of our common shares (as adjusted to give effect to the 10-for-1 reverse stock split discussed below) from time to time through Cantor Fitzgerald & Co., as agent for the offer and sale of the common shares. We sold 691,990 common shares (as adjusted to give effect to the 10-for-1 reverse stock split discussed below) pursuant to the Sales Agreement, with net proceeds amounting to $23.2 million. In addition, we issued an aggregate of 13,839 of our common shares to Loretto (as adjusted to give effect to the 10-for-1 reverse stock split discussed below) pursuant to our agreement with Allseas and Loretto, dated as of November 10, 2009, as amended, in connection with the common shares we issued and sold under the Sales Agreement.

On November 19, 2010, we granted 150,000 non-vested common shares to Innovation Holdings, a company controlled by our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, with a grant date fair value of $37.10 per share, which vested during the period ending September 30, 2012 (as adjusted to give effect to the 10-for-1 reverse stock split discussed below).

On November 19, 2010, we granted 4,000 non-vested common shares to non executive directors of the Company, with a grant date fair value of $37.10 per share, which vested ratably over a period of approximately three years, through December 31, 2012 (as adjusted to give effect to the 10-for-1 reverse stock split discussed below).

On January 31, 2011, we granted 4,000 non-vested common shares to employees of Allseas, with a grant date fair value of $30.90 per share, which vest ratably over a period of approximately three years, through December 31, 2013 (as adjusted to give effect to the 10-for-1 reverse stock split discussed below).

On January 3, 2012, we granted an aggregate of 3,500 non-vested common shares to employees of Allseas, with a grant date fair value of $6.65 per share, which vest ratably over a two-year period commencing on December 31, 2012 (as adjusted to give effect to the 10-for-1 reverse stock split discussed below).

On February 3, 2012, we granted an aggregate of 6,300 non-vested common shares to employees of Allseas, with a grant date fair value of $6.10 per share, which vest ratably over a two-year period commencing on December 31, 2012 (as adjusted to give effect to the 10-for-1 reverse stock split discussed below).

Effective as of the close of trading on November 5, 2012, we effectuated a 10-for-1 reverse stock split of our issued and outstanding common shares. Our common shares commenced trading on the New York Stock Exchange on a split-adjusted basis upon the open of trading on November 6, 2012. The reverse stock split was approved by shareholders at our annual general meeting of shareholders held on October 24, 2012. The reverse stock split reduced the number of our issued and outstanding common shares from approximately 61.0 million to approximately 6.1 million and affected all issued and outstanding common shares, as well as common shares underlying stock options outstanding immediately prior to the effectiveness of the reverse stock split. The number of our authorized common shares was not affected by the reverse split. No fractional shares were issued in connection with the reverse stock split. Shareholders who would have otherwise held a fractional share of our common stock as a result of the reverse stock split received a cash payment in lieu of such fractional share. The reverse stock split was completed in response to a notification we received on November 25, 2011 from the New York Stock Exchange that we were no longer in compliance with the continued listing requirements of the New York Stock Exchange because the average closing price of our common shares had fallen below $1.00 for a consecutive 30-trading day period. Subsequent to the reverse stock split, the New York Stock Exchange notified us that we had regained compliance with its continued listing criteria on December 19, 2012.

On December 24, 2012, we entered into an agreement to sell 4,901,961 common shares to Innovation Holdings, an entity beneficially owned by the Company’s Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, for total consideration of $10.0 million. The transaction closed on December 24, 2012. In addition, we issued an aggregate of 98,039 of our common shares to Loretto pursuant to our agreement with Allseas and Loretto, dated as of November 10, 2009, as amended, representing 2.0% of the 4,901,961 common shares sold to Innovation Holdings in the private placement. In connection with the transaction, we were granted the right to repurchase the common shares issued to Innovation Holdings in the private placement for the same price at which the shares were sold, which expired without being exercised upon our execution of definitive documentation relating to the restructuring of our debt in February 2013. In addition, Innovation Holdings also received customary registration rights in respect of the common shares it received in the private placement. The documentation entered into in connection with the private placement was approved by the independent members of our board of directors.

On February 25, 2013, we granted 200,000 non-vested common shares to Innovation Holdings, a company wholly owned and controlled by our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, with a grant date fair value of $2.71 per share, which vest ratably over a two-year period commencing on December 31, 2013.

In addition, on February 25, 2013, we granted an aggregate of 22,000 non-vested common shares to our non-executive directors and employees of Allseas, with a grant date fair value of $2.71 per share, which vest ratably over a two-year period commencing on December 31, 2013.

On September 27, 2013, we closed a public offering of 6,000,000 of our common shares at $5.75 per share, including the full exercise of the over-allotment option granted to the underwriters to purchase up to 782,609 additional common shares. In addition, we issued an aggregate of 120,000 of our common shares to Loretto pursuant to our agreement with Allseas and Loretto, dated as of November 10, 2009, as amended, representing 2.0% of the 6,000,000 common shares sold in the public offering.

Description of Class A Common Shares

Each outstanding Class A common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of Class A common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all or our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our Class A common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of Class A common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of Class A common shares are subject to the rights of the holders of any preferred shares we may issue in the future.

Class B Common Shares

All of our outstanding Class B common shares were converted into Class A common shares on a one-for-one basis following the consummation of our initial public offering in August 2007.

Preferred Shares

Under our Amended and Restated Articles of Incorporation, we are authorized to issue up to 25,000,000 of our preferred shares, par value $0.001 per share. Our Amended and Restated Articles of Incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote in an election. There is no provision for cumulative voting. Our Amended and Restated Articles of Incorporation provide that our board of directors must consist of at least three members, with the exact number to be fixed by a vote of at least two-thirds of the entire board of directors. Our board of directors currently consists of five members. Directors are elected annually on a staggered basis, whereby each director is divided into one of three classes, Class A, Class B and Class C, which shall be as nearly equal in number as possible. Each director shall serve for a three-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors for attendance at any meeting or for services rendered to us.

Under our Amended and Restated Bylaws, no contract or transaction between the Company and one or more of our directors or officers, or between the Company and any other corporation, partnership, association or other organization of which one or more of our directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our board of directors or a committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her or their relationship or interest as to the contract or transaction are disclosed or are known to our board or directors or the applicable committee thereof and the board or directors or such committee, as applicable, in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors as defined under the BCA, then by unanimous vote of the disinterested directors; (ii) the material facts as to his or her or their relationship or interest as to the contract or transaction are disclosed or are known to the Company’s shareholders, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by our board of directors, a committee thereof or our shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee thereof that authorizes the contract or transaction.

Shareholder Meetings

Under our Amended and Restated Bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Republic of the Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of the board of directors or the president of the Company. Our board of directors may set a record date between 15 and 60 days before the date of any shareholder meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least a majority of the total voting rights of the total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our Amended and Restated Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Amended and Restated Articles of Incorporation provide that no director shall be personally liable to us or any of our shareholders for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the BCA.

Our Amended and Restated Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney’s fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Several provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Shares

Under the terms of our Amended and Restated Articles of Incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 blank check preferred shares. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management.

Election and Removal of Directors

Our Amended and Restated Articles of Incorporation prohibit cumulative voting in the election of directors. Our Amended and Restated Bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Amended and Restated Articles of Incorporation also provide that our directors may be removed for cause upon the affirmative vote of not less than 66 2⁄3% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders. Our Amended and Restated Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Classified Board of Directors

Our Amended and Restated Articles of Incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay stockholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Marshall Islands and “interested shareholders,” we have included these provisions in our articles of incorporation. Specifically, our Amended and Restated Articles of Incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:

•	any person who is the beneficial owner of 20% or more of our outstanding voting stock; or

•	person who is our affiliate or associate and who held 20% or more of our outstanding voting stock at any time within three years before the date on which the person’s status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a consolidated basis, or the aggregate value of all of our outstanding stock;

•	certain transactions that result in the issuance or transfer by us of any stock of ours to the interested shareholder;

•	any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•	any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our Amended and Restated Articles of Incorporation do not apply to a business combination if:

•	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than certain excluded shares;

•	at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least 66 2⁄3% of our outstanding voting stock that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of this offering;

•	a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•	the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

•	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either that aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

•	a proposed tender or exchange offer for 50% or more of our outstanding voting stock.

Stockholders Rights Plan

We adopted a stockholders rights plan on January 4, 2008, and declared a dividend distribution of one preferred stock purchase right to purchase one one-thousandth of our Series A Participating Preferred Stock for each outstanding share of our common stock, par value $0.001 per share to shareholders of record at the close of business on February 1, 2008. Each right entitles the registered holder, upon the occurrence of certain events, to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at an exercise price of $75, subject to adjustment, or additional common shares. The rights will expire on the earliest of (i) February 1, 2018 or (ii) redemption or exchange of the rights. The plan was designed to enable us to protect shareholder interests in the event that an unsolicited attempt is made for a business combination with or takeover of us. We believe that the shareholder rights plan should enhance the Board of Directors’ negotiating power on behalf of shareholders in the event of a coercive offer or proposal. We are not currently aware of any such offers or proposals and adopted the plan as a matter of prudent corporate governance. On December 16, 2009, we amended the plan to exclude Innovation Holdings, Michael Bodouroglou, and their affiliated entities, from the definition of “acquiring person.”

Transfer Agent

The registrar and transfer agent for the common stock is Computershare Trust Company, Inc.

Listing

Our common shares trade on the Nasdaq Global Market under the symbol “PRGN.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to this registration statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Our statements below relating to the debt securities and the indenture are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture. For a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

•	but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Under the terms of the indenture, a form of which is attached as an exhibit to the registration statement of which this prospectus forms a part, we covenant, among other things:

•	that we will duly and punctually pay the principal of and interest, if any, on the offered debt securities in accordance with the terms of such debt securities and the applicable indenture;

•	that so long as any offered debt securities are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and holders of the offered debt securities all quarterly and annual financial information required to be furnished or filed with the SEC pursuant to Section 13 and 15(d) of the Exchange Act and with respect to the annual consolidated financial statements only, a report thereon by our independent auditors;

•	that we will deliver to the trustee after the end of each fiscal year a compliance certificate as to whether we have kept, observed, performed and fulfilled our obligations and each and every covenant contained under the applicable indenture;

•	that we will deliver to the trustee written notice of any event of default, with the exception of any payment default that has not given rise to a right of acceleration under the indenture;

•	that we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, which may affect the covenants or the performance of the indenture or the offered debt securities;

•	that we will do or cause to be done everything necessary to preserve and keep in full force and effect our corporate existence and the corporate, partnership or other existence of certain of our subsidiaries whose preservation is determined to be desirable by our board of directors and material to the holders;

•	that we will, and we will cause each of our subsidiaries to, pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings;

•	that in the event we are required to pay additional interest to holders of our debt securities, we will provide notice to the trustee, and where applicable, the paying agent, of our obligation to pay such additional interest prior to the date on which any such additional interest is scheduled to be paid; and

•	that we will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the indenture.

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

•	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

•	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

•	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

•	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

•	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

•	makes any change with respect to holders’ rights to receive principal and interest, certain modifications affecting shareholders or certain currency-related issues; or

•	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or United States government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC, is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the SEC. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the SEC.

The 2013 DTCC Board of Directors is composed of 19 directors serving one-year terms. Twelve directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, NYSE Euronext and FINRA. Three directors are from non-participants. The remaining two are the chairman, and the president and the chief executive officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number and type of our securities purchasable upon exercise of such warrants;

•	the price at which our securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the senior indenture or the subordinated indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our rights, purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$32,200
FINRA filing fee		$38,000
Nasdaq listing fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and engraving expenses	$	*
Transfer agent and registrar fees	$	*
Indenture trustee fees and expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous	$	*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States, Marshall Islands and Liberian law.

EXPERTS

The consolidated financial statements of Paragon Shipping Inc. appearing in Paragon Shipping Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2012 and the effectiveness of Paragon Shipping Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is 11th km National Road Athens-Lamia, 14451, Athens, Greece.

The consolidated balance sheet of Paragon Shipping Inc. and subsidiaries as of December 31, 2011, and the related consolidated statements of comprehensive income/(loss), shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2011 have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the SEC. You may read and copy any document that we file and obtain copies at prescribed rates from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Further information about our company is available on our website at http://www.paragonship.com. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the SEC on April 3, 2013, as amended on April 18, 2013; and

•	our Report on Form 6-K, filed with the SEC on April 5, 2013.

•	our Report on Form 6-K, filed with the SEC on September 6, 2013, containing our unaudited interim condensed consolidated financial statements for the six-month period ended June 30, 2013.

•	our Report on Form 6-K, filed with the SEC on September 25, 2013.

•	our Report on Form 6-K, filed with the SEC on September 27, 2013.

•	our Report on Form 6-K, filed with the SEC on October 3, 2013.

•	our Report on Form 6-K, filed with the SEC on October 22, 2013.

•	our Report on Form 6-K, filed with the SEC on November 7, 2013.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Paragon Shipping Inc.

15, Karamanli Avenue

Voula, 16673

Athens, Greece

(011) (30) (210) 8914 600 (telephone number)

These reports may also be obtained on our website at www.paragonship.com. None of the information on our website is a part of this prospectus.

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of any stock exchange on which our common shares may be listed in the future, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PROSPECTUS SUPPLEMENT

8.375% Senior Notes due 2021

August 5, 2014

Joint Bookrunning Managers

Deutsche Bank Securities		Jefferies

Co-Managers
Maxim Group LLC		MLV & Co.

Neither we nor any of the underwriters have authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. You should only assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of the respective documents. This prospectus supplement and the accompanying prospectus is not an offer to sell or solicitation of an offer to buy the Notes in any jurisdiction or under any circumstances in which the offer or solicitation is unlawful.